                                                                   Exhibit 99.1



                  SUBJECT TO COMPLETION -- DATED MAY 25, 2001

                              INFORMATION STATEMENT
                                  VIALTA, INC.
     DISTRIBUTION OF APPROXIMATELY 51,460,851 SHARES OF CLASS A COMMON STOCK


    This information statement is being furnished to you in connection with the distribution by ESS Technology, Inc. to holders of its common stock of approximately 51,460,851 shares of Vialta, Inc. Class A common stock representing approximately 56% of the outstanding capital stock of Vialta. The shares of Vialta Class A common stock to be distributed represent all of the Vialta shares currently held by ESS.

    In connection with the distribution, holders of preferred stock of Vialta converted their shares into Vialta common stock. Vialta then recapitalized its common stock into two classes: Class A and Class B. Holders of Class A common stock are entitled to 3.8 votes per share on all matters to be voted on by the stockholders. Holders of Class B common stock are entitled to one vote per share on all matters to be voted on by the stockholders.

    Each holder of ESS common stock will receive 1.208 shares of Vialta Class A
common stock for every share of ESS common stock held on          , 2001, which
will be the record date. The distribution will be effective at     p.m. on or
about          , 2001.

    No shareholder approval of the distribution is required or sought. ESS is not asking you for a proxy and you are requested not to deliver a proxy. You will not be required to pay for the shares of Vialta Class A common stock to be received by you in the distribution, or to surrender or to exchange shares of ESS common stock in order to receive Vialta Class A common stock, or to take any other action in connection with the distribution.

    There is no current trading market for Vialta Class A common stock, although a limited trading market, known as a "when issued" trading market, may develop on or shortly before the record date for the distribution. Vialta will not file an application for listing on either a stock exchange or The Nasdaq National Market. Instead, Vialta expects that trades of shares of its Class A common stock will be reported on the OTC Bulletin Board.

    ESS IS SEEKING A RULING FROM THE INTERNAL REVENUE SERVICE THAT THE DISTRIBUTION WILL QUALIFY AS A TAX-FREE DISTRIBUTION, AND ESS WILL NOTIFY YOU IF A FAVORABLE RULING IS OBTAINED. ESS CANNOT, HOWEVER, ASSURE YOU THAT IT WILL BE ABLE TO OBTAIN A FAVORABLE RULING. IF ESS FAILS TO RECEIVE SUCH A RULING, OR THE DISTRIBUTION OTHERWISE FAILS TO QUALIFY AS A TAX-FREE DISTRIBUTION, THE DISTRIBUTION WILL BE TAXABLE TO YOU IF YOU ARE A UNITED STATES HOLDER. ACCORDINGLY, PLEASE CAREFULLY CONSIDER THE DESCRIPTION OF THE POTENTIAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION DESCRIBED UNDER THE CAPTION "U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION" BEGINNING ON PAGE 7.

    IN REVIEWING THIS INFORMATION STATEMENT, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 9.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS INFORMATION STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

        SHAREHOLDERS OF ESS WITH INQUIRIES RELATED TO THE DELIVERY OF THE DISTRIBUTION SHARES SHOULD CONTACT ESS' TRANSFER AGENT, MELLON INVESTOR SERVICES, OVERPECK CENTRE, 85 CHALLENGER ROAD, RIDGEFIELD PARK, NJ 07660, TELEPHONE (800) 522-6645 (DOMESTIC) OR +1 (201) 329-8354 (INTERNATIONAL), TDD
(800) 232-5469 (DOMESTIC) OR +1 (201) 329-8354 (INTERNATIONAL), OR SEND AN EMAIL TO MELLON INVESTOR SERVICES AT SHRRELATIONS@MELLON-INVESTOR.COM.


                                NEEDHAM & COMPANY
                                FINANCIAL ADVISER

          The date of this information statement is           , 2001.

                              INFORMATION STATEMENT

                                TABLE OF CONTENTS



                                                                                                            PAGE
                                                                                                            ----
Questions and Answers About the Distribution ..................................................               iv
Summary .......................................................................................               1
The Distribution ..............................................................................               5
Risk Factors ..................................................................................               9
Special Note Regarding Forward-Looking Statements .............................................              26
Dividend Policy ...............................................................................              26
Selected Consolidated Financial Data ..........................................................              27
Management's Discussion and Analysis of Financial Condition and Results of Operations .........              29
Business ......................................................................................              34
Management ....................................................................................              40
Related Party Transactions ....................................................................              50
Principal Stockholders ........................................................................              56
Description of Capital Stock ..................................................................              58
Where You Can Find More Information ...........................................................              61
Index to Consolidated Financial Statements ....................................................             F-1

                              QUESTIONS AND ANSWERS
                             ABOUT THE DISTRIBUTION


Q:      WHAT IS THE PLANNED TRANSACTION?

A: ESS Technology, Inc. plans to effect a spin-off of its majority-owned subsidiary, Vialta, Inc., by distributing to ESS' shareholders all 51,460,851 shares of Vialta Class A common stock currently held by ESS. Immediately following the planned distribution, the holders of the distributed shares will own approximately 56% of the outstanding shares of Vialta capital stock, while the remaining outstanding shares of Vialta capital stock will be held by existing Vialta shareholders.

Q:      WHY IS ESS DISTRIBUTING ITS SHARES IN VIALTA?

A: ESS believes that its shareholders will benefit from the distribution of Vialta shares for the following reasons:

        - ESS will avoid being in direct competition with certain of its customers by way of Vialta's expected product line;

        - Vialta's ability to raise capital funding in the future is expected to be facilitated by its existence as an stand-alone company;

        - financial markets will be able to better analyze and value both ESS and Vialta as separate stand-alone entities; and

        - both ESS and Vialta will be better able to recruit and retain employees through incentive compensation plans tied more directly to the performance of each of their respective businesses.

        To review the reasons for the distribution in greater detail, see pages 5 to 6. We note that achieving these anticipated benefits is subject to certain risks discussed on pages 9 to 26.

Q:      WHAT DO I NEED TO DO NOW?

A: You need not take any action in order to receive shares of Vialta Class A common stock in the distribution. You are not required to surrender any shares of ESS common stock in connection with the distribution.

Q:      WHAT ARE THE U.S. TAX CONSEQUENCES OF THE DISTRIBUTION?

A: The U.S. federal income tax treatment of your receipt of Vialta Class A common stock will depend on whether or not the distribution qualifies as a tax-free distribution under the Internal Revenue Code. ESS has applied for a ruling from the Internal Revenue Service to the effect that the distribution will qualify as a tax-free distribution.

        If ESS is able to obtain a favorable ruling from the IRS and the distribution qualifies as a tax-free distribution, then you should not recognize any income or gain as a result of the distribution. If a favorable IRS ruling is not obtained, ESS will treat the distribution as a taxable distribution and you may recognize income or gain for U.S. federal income tax purposes, as described under the heading "The Distribution - U.S. Federal Income Tax Consequences of the Distribution" on page 7. As a result of this uncertainty, you should discuss the potential tax consequences of the distribution to you with your own financial or other tax advisor in order to determine, among other things, whether you will have sufficient cash to pay any tax liability in the event the distribution is taxable and whether you should consider selling all or a portion of the shares you receive in the distribution to cover the tax liability. In addition, because of the lack of liquidity generally applicable to stocks reported on the OTC Bulletin Board, you should be aware that it may take a substantial amount of time to sell your shares after you give your broker a sell order. Further, even if you are able to sell all or a portion of your shares, the proceeds from the sale may not be sufficient to cover your tax liability if the value of the shares has declined significantly since the date of distribution. ESS will notify you of the IRS' response to its ruling request. To review the tax consequences in greater detail, see pages 7 to 9.

Q:      WHAT WILL HAPPEN TO MY EXISTING ESS COMMON STOCK?

A: ESS common stock will continue to trade on The Nasdaq Stock Market under the symbol "ESST." The distribution will not affect the number of outstanding shares of ESS common stock or any rights of ESS shareholders.

Q: WHY IS ESS DISTRIBUTING THE SHARES PRIOR TO RECEIVING A TAX RULING FROM THE IRS?

A: ESS believes the benefits to its shareholders associated with the spin-off outweigh the potential tax liability to ESS and its shareholders. Therefore, ESS has decided to distribute the shares of Class A common stock whether or not the distribution will be tax-free. Because of the risk that the distribution will be taxable and that it will likely take up to six months to receive a ruling from the IRS, ESS has determined that the distribution should be made prior to receipt of a revenue ruling from the IRS in the event that the market value of Vialta's shares increases while the ruling request is pending.

        To review the reasons for the distribution in greater detail, see pages 5 to 6. We note that achieving these anticipated benefits is subject to certain risks discussed on pages 9 to 26.

Q:      HOW MANY SHARES OF VIALTA CLASS A COMMON STOCK WILL I RECEIVE?

A:      You will receive 1.208 shares of Vialta Class A common stock for each
        share of ESS common stock you held on         , 2001, the record date of
        the distribution. ESS will not issue fractional shares; instead fractional shares will be rounded up to the nearest whole share.

Q: WHAT IS THE DIFFERENCE BETWEEN VIALTA'S CLASS A COMMON STOCK AND CLASS B COMMON STOCK?

A: Vialta has two classes of authorized common stock: Class A common stock and Class B common stock. The two classes have different voting rights. Holders of Class A common stock will be entitled to 3.8 votes per share on all matters to be voted upon by the stockholders. Holders of Class B common stock will be entitled to one vote per share on all matters to be voted upon by the stockholders. You will receive shares of Class A common stock in the distribution. All Vialta shareholders prior to the distribution, other than ESS, will continue to hold Class B common stock after the distribution. Vialta has divided its common stock into two classes with disparate voting rights in order to facilitate ESS' compliance with the requirements for a tax-free distribution.

Q: WILL VIALTA'S COMMON STOCK REMAIN DIVIDED INTO TWO CLASSES IF ESS DOES NOT RECEIVE A FAVORABLE TAX RULING?

A: No. Each share of Class A common stock and each share of Class B common stock will be automatically converted into one share of non-classified Vialta common stock upon the earliest to occur of the following:

        -       a ruling by the IRS that the distribution is a taxable event;

        - the abandonment by ESS of its request for a ruling from the IRS that the distribution is a non-taxable event; or

        - if ESS has not received a ruling from the IRS that the distribution is a non-taxable event, then June 30, 2002.

        After such conversion, the holder of each share of Vialta common stock will be entitled to one vote per share.

Q:      WHERE CAN I TRADE THE VIALTA CLASS A COMMON STOCK I RECEIVE?

A: Vialta does not intend to file an application for listing on either a stock exchange or The Nasdaq Stock Market for its Class A common stock. Instead, Vialta expects that trades of shares of its Class A common stock will be reported on the OTC Bulletin Board under the symbol
        "            ."

Q:      WHAT IS THE OTC BULLETIN BOARD?

A: The OTC Bulletin Board is a quotation service that displays quotes, last-sale prices and volume information regarding over-the-counter (OTC) equity securities. An OTC equity security generally is any equity security that is not listed or traded on Nasdaq or a national securities exchange.

        The OTC Bulletin Board is only a quotation medium, not an issuer listing service, and should not be confused with The Nasdaq Stock Market. Market makers for OTC Bulletin Board securities generally are required only to match up willing buyers and sellers. Generally, market makers are not required to purchase securities directly from willing sellers or sell securities directly to willing buyers. For this and other reasons, the trading markets for OTC equity securities are generally significantly less liquid than the trading markets for securities listed on Nasdaq or a national securities exchange and therefore there may be a substantial delay in execution of trades. Further, an active trading market in the Class A common stock may not develop.

Q: WHAT RECENT STEPS HAVE ESS AND VIALTA TAKEN IN ANTICIPATION OF THE DISTRIBUTION?

A: In order to prepare for Vialta's existence as an entity separate from ESS after the distribution, the following changes have recently been implemented:

                - Vialta, formerly a California corporation, reincorporated in Delaware in May 2001;

                - the holders of all shares of Vialta preferred stock converted their shares into common stock in 2001;

                -       Vialta was recapitalized on          , 2001, pursuant to
                        which:

                - Vialta separated its common stock into two classes - Class A common stock with 3.8 votes per share and Class B common stock with one vote per share, and

                - ESS received one share of Class A common stock for each share of Vialta common stock it held and all other Vialta stockholders received 1.1 shares of the lower voting Class B common stock for each share of Vialta common stock they held;

        - following the recapitalization, ESS transferred to Vialta 8,939,149 shares of Class A common stock to be issued upon exercise of options that were granted by Vialta to ESS optionees or otherwise returned to treasury stock;

        - Vialta established a nonstatutory stock option plan, under which it will grant to ESS optionees immediately prior to the distribution an aggregate of 8,939,149 shares of Class A common stock on terms that mirrored the terms of those optionees' existing ESS options; and

        -       Vialta entered into a series of separation agreements with ESS
                in          2001, which outline the terms of Vialta's separation
                from ESS and specific terms of their ongoing business relationship. To review the terms of the separation agreements in greater detail, see pages 50 to 54.

Q:      WHAT ABOUT FUTURE DIVIDENDS?

A: Vialta has never paid cash dividends, and does not expect that it will pay any cash dividends in the foreseeable future.

Q:      WHEN DO YOU EXPECT THE DISTRIBUTION TO BE COMPLETED?

A:      ESS anticipates that it will distribute its shares of Vialta stock on or
        about            , 2001.

Q:      WHO CAN I CALL WITH QUESTIONS?

A: If you have any questions about the distribution, please call Investor Relations of Vialta at (510) 492-1980 or Investor Relations of ESS at
        (510) 492-1080.

                                     SUMMARY


    This summary highlights information contained in other parts of this information statement. You should read the entire information statement carefully, including "Risk Factors" and the financial statements and related notes.


Distributing Company.....................................        ESS Technology, Inc., a California corporation, designs, markets and supports semiconductor solutions for multimedia applications in the Internet, PC and consumer marketplaces.

Distributed Company......................................        Vialta, Inc., a Delaware corporation, has developed a
                                                                 multi-featured DVD player that offers Internet access and expects to offer additional products from its "Digital Home System"
                                                                 platform, as well as a complementary system for the delivery of home entertainment content. See "Business."

Distribution Ratio.......................................        1.208 shares of Vialta Class A common stock, par value $0.001 per share, for every one share of ESS common stock.

Shares to be Distributed.................................        A total of 51,460,851 shares of Vialta Class A common stock will be distributed by ESS to its stockholders, representing
                                                                 approximately 56% of Vialta's capital stock and all of the Class
                                                                 A common stock held by ESS at the time of the distribution.
                                                                 Holders of shares of Class A common stock are entitled to 3.8 votes per share on all matters to be voted on by the
                                                                 stockholders.

Other Vialta Shares......................................        Existing Vialta shareholders hold 40,525,375 shares of Vialta's
                                                                 Class B common stock. Holders of Class B common stock are
                                                                 entitled to one vote per share on all matters to be voted on by the shareholders.

Record Date..............................................                        , 2001 (close of business).

Distribution Date........................................        On or about                   , 2001.

No Fractional Shares.....................................        No fractional shares of Vialta Class A common stock will be distributed; instead fractional shares will be rounded up to the nearest whole share.

Certain Tax Consequences.................................        The U.S. federal income tax treatment of your receipt of Vialta common stock will depend on whether or not the distribution qualifies as a tax-free distribution under Section 355 of the
                                                                 Internal Revenue Code of 1986, as amended. ESS has applied for a ruling from the Internal Revenue Service to the effect that the distribution will qualify as a tax-free distribution. There is a substantial risk that a favorable ruling might not be obtained.
                                                                 If ESS is able to obtain a favorable ruling from the IRS and the distribution qualifies as a tax-free distribution, then you should not

                                                                 recognize any income or gain as a result of the distribution. If a favorable IRS ruling is not obtained, ESS will treat the distribution as a taxable distribution and you may recognize income or gain for U.S. federal income tax purposes, as described under the heading "The Distribution - U.S. Federal Income Tax
                                                                 Consequences of the Distribution." ESS will notify you of the
                                                                 IRS' response to its ruling request.

Trading Market and Symbol................................        Vialta does not intend to file an application for listing on either a stock exchange or The Nasdaq Stock Market. Instead,
                                                                 Vialta expects that trades of shares of its Class A common stock will be reported on the OTC Bulletin Board under the symbol
                                                                 "_____."

Distribution Agent.......................................        Mellon Investor Services, Ridgefield Park, New Jersey.

Dividends................................................        The Vialta board of directors anticipates that Vialta will retain any earnings and will not pay dividends to its shareholders in the foreseeable future. See "Dividend Policy."


Principal Office of the Company..........................        48461 Fremont Boulevard, Fremont, California 95438.

Transfer Agent and Registrar for
Class A Common Stock.....................................        Mellon Investor Services will act as transfer agent and registrar for the Vialta Class A common stock.

Reasons for the Distribution.............................        After thorough consideration, the board of directors of ESS determined that a distribution of Vialta shares was in the best interest of the shareholders of ESS. The ESS board of directors considered a number of factors in determining to approve the distribution of Vialta shares, including the public market's ability to analyze and value the ESS and Vialta businesses; the potential that Vialta's expected product line might put ESS in direct competition with certain of its customers; Vialta's ability to raise capital funding in the future; and ESS' and
                                                                 Vialta's ability to recruit and retain employees.

Relationship Between Vialta and ESS......................        Vialta was originally incorporated in California on April 20,
                                                                 1999, as a wholly-owned subsidiary of ESS named Vialta.com. Its name was changed to Vialta, Inc. on February 13, 2001, and it was reincorporated in Delaware on May 25, 2001. ESS now owns
                                                                 approximately 56% of Vialta's common stock. After the
                                                                 distribution, ESS will not own any shares of Vialta's capital stock. Prior to the completion of the distribution, Vialta will enter into a series of separation agreements with ESS setting forth the terms of their ongoing relationship as independent companies. See "Related Party Transactions - Separation
                                                                 Agreements between

                                                                 ESS and Vialta."

Investor Capital.........................................        Holders of Vialta and ESS securities who have questions relating to the distribution should contact Investor Relations, at
                                                                 Vialta's principal executive offices, 48461 Fremont Boulevard,
                                                                 Fremont, California 95438; telephone (510) 492-1980; or Investor
                                                                 Relations at ESS' principal executive offices, 48401 Fremont
                                                                 Boulevard, Fremont, California 95438; telephone (510) 492-1088.

Risk Factors.............................................        You should carefully consider certain factors described under
                                                                 "Risk Factors."

        Except as otherwise indicated herein, this information statement gives effect to the following:

        - the conversion of all shares of Vialta preferred stock into common stock;

        -       the recapitalization of Vialta, pursuant to which:

                - Vialta separated its common stock into Class A common stock with 3.8 votes per share and Class B common stock with one vote per share, and

                - ESS received one share of Class A common stock for each share of common stock it held and all other Vialta stockholders received 1.1 shares of the low voting Class B common stock for each share of common stock they held; and

        - the transfer of 8,939,149 shares of Class A common stock by ESS to Vialta to be issued upon exercise of options that will be granted by Vialta to ESS optionees immediately prior to the distribution.

    Vialta(TM), ViDVD(TM), ViMedia(TM), DHS(TM), ViMag(TM), ViMagazine(TM), ViAudio(TM) and ViZip(TM) are trademarks of Vialta, Inc. ViPhone(TM) is a trademark of ESS, which Vialta expects to receive in connection with the Master Technology Ownership and License Agreement between Vialta and ESS. See "Related Party Transactions - Separation Agreements between ESS and Vialta." This information statement also includes trademarks of other companies.

                       SUMMARY CONSOLIDATED FINANCIAL DATA


    The following tables present Vialta's summary consolidated financial data. The data presented in these tables are derived from Vialta's historical consolidated financial statements and notes to those statements included elsewhere in this information statement. You should read those sections along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a further explanation of the financial data summarized here.

    The historical financial information may not be indicative of Vialta's future performance and does not reflect what Vialta's financial position and results of operations would have been had Vialta operated as a separate, stand-alone entity during the periods presented.

     The pro forma net loss per share figures give effect to the recapitalization of Vialta and the transfer of 8,939,149 shares of Vialta common stock from ESS to Vialta.


                                                                                  PERIOD FROM                     PERIOD FROM
                                                                                   APRIL 20,                        APRIL 20,
                                                           THREE MONTHS          1999 (DATE OF                    1999 (DATE OF
                                                               ENDED               INCEPTION)                      INCEPTION)
                                                             MARCH 31,              THROUGH        YEAR ENDED        THROUGH
                                                    ------------------------        MARCH 31,      DECEMBER 31,    DECEMBER 31,
                                                      2001            2000            2001            2000            1999
                                                    ---------       --------     --------------    ------------   -------------
                                                                         (IN THOUSANDS EXCEPT PER SHARE DATA)
Operating loss ..............................       $ (7,880)       $ (7,431)       $(39,605)       $(29,184)       $ (2,541)
Net loss ....................................         (6,669)         (5,416)        (30,807)        (22,918)         (1,220)
                                                    ========          ======        ========        ========        ========
Net loss per share, basic and diluted .......       $  (1.07)       $  (0.87)                       $  (3.68)       $  (0.71)
                                                    ========          ======                        ========        ========
       Weighted average shares ..............          6,231           6,220                           6,222           1,716
                                                    ========        ========                        ========        ========
Pro-forma net loss per share,
       basic and diluted (1) ................       $  (0.07)       $  (0.07)                       $  (0.29)
                                                    ========        ========                        ========
              Weighted average shares (1) ...         91,975          89,092                          91,247
                                                    ========        ========                        ========

(1) The pro forma net loss per share for the three months ended March 31, 2001 and 2000 and for the year ended December 31, 2000 assume that the conversion of the preferred stock into common stock occurred on January 1, 2000 or the date of original issuance, if later.


                                                     Pro Forma                                           December 31
                                                      March 31,     March 31,      March 31,      ------------------------
                                                        2001          2001           2000            2000           1999
                                                     ----------     ---------      ---------      ---------      ---------
                                                                            (in thousands)
Cash and cash equivalents, short-term investments                   $  98,009      $ 132,335      $ 136,490      $ 112,844
Working capital                                                       100,852        129,260        109,870        111,920
Total assets                                                          117,449        142,407        153,691        114,580
Notes to related party                                                     --             --         30,000             --
Other current liabilities                                               4,021          5,753          3,594            940
Redeemable convertible preferred stock                                142,600        142,600        142,600        114,780
Total stockholders' equity (deficit)                  $ 113,428       (29,172)        (5,081)       (22,503)        (1,140)

                                THE DISTRIBUTION

    The board of directors of ESS has declared a distribution to its shareholders of 1.208 shares of Vialta Class A common stock for every share of
ESS common stock held on           , 2001, the record date for the distribution.
As a result of the distribution, 51,460,851 shares of Vialta Class A common stock will be distributed to ESS shareholders. The Vialta shares to be distributed by ESS represent all of the Vialta shares that will be held by ESS at the time of the distribution, and approximately 56% of the outstanding capital stock of Vialta.

    Under the master distribution agreement between Vialta and ESS, the
distribution will be effective at     p.m. on the distribution date,
           , 2001. At that time, ESS will effect the distribution by delivering 51,460,851 shares of Vialta Class A common stock to the custodian for the benefit of the ESS shareholders of record as of the record date. As soon as practicable thereafter, the custodian will deliver the shares of Vialta Class A common stock to Mellon Investor Services, ESS' transfer agent, which will then distribute the shares by mail or by electronic book entry to the ESS shareholders of record as of the record date.

    No fractional shares of Vialta Class A common stock will be distributed; instead fractional shares will be rounded up to the nearest whole share.

    Vialta has two classes of common stock: Class A and Class B. Holders of Class A common stock are entitled to 3.8 votes per share on all matters to be voted on by the stockholders. Holders of Class B common stock are entitled to one vote per share on all matters to be voted on by the stockholders.

    ESS shareholders will not be required to pay any cash or other consideration for Vialta Class A common stock received in the distribution. However, the receipt by an ESS shareholder of shares of Vialta Class A common stock may be a taxable transaction for United States federal income tax purposes. As a result of this uncertainty, ESS shareholders should discuss the potential tax consequences of the distribution with their own financial or other tax advisor in order to determine, among other things, whether they will have sufficient cash to pay any tax liability in the event the distribution is taxable and whether they should consider selling all or a portion of the shares they receive in the distribution to cover the tax liability. See "U.S. Federal Income Tax Consequences of the Distribution."

    The general terms and conditions of the distribution and the arrangements between Vialta and ESS are set forth in the separation agreements. For more information regarding the separation agreements, please see "Related Party Transactions - Separation Agreements between ESS and Vialta." ESS will pay the costs and expenses incurred by ESS or Vialta in connection with the distribution, but each ESS shareholder will be responsible for any costs or expenses that such shareholder incurs in connection with the distribution.

BACKGROUND AND REASONS FOR THE DISTRIBUTION

    ESS is actively engaged in the design, marketing and sale of semiconductor chips. ESS sells its chips to original equipment manufacturers, or OEMs, world wide. ESS has a chip product line that includes video and communications chips used in a variety of consumer electronics applications, including DVD players, CD players, MP3 players, video CD players, known as VCDs, and super VCD players, known as SVCDs. The VCD and SVCD formats are widely used in China and other emerging countries, but are not prevalent in the United States. ESS has been bundling a web browser, email application and set top box controls into many of its chips, permitting ESS customers to build DVDs that allow the user to access the Internet on a television, send and receive email and play DVDs from a single player controlled by an infrared, wireless keyboard. In early 1999, ESS began development of its own, proprietary set top box as part of a strategy to promote new applications for its multi-function chips. To fund development of this new product line, ESS established Vialta as a subsidiary, and Vialta sold shares of its capital stock to ESS and a limited number of private investors, including members of ESS' management team.

    In making its determination that a distribution of Vialta shares was in the best interest of ESS shareholders, the ESS board of directors considered several factors, including but not limited to the following:

        - Valuing ESS as a stand-alone entity. ESS has determined that consolidating the financial statements of Vialta, which is a company that is still in the development stage, creates confusion among ESS' stock analysts and public shareholders as to the value of ESS as a stand-alone entity. ESS believes that the distribution will enable the public market to better analyze and value both ESS and Vialta as separate entities.

        - Competition with customers. Vialta's initial product, the ViDVD, is an enhanced DVD player that draws on the technologies acquired from ESS and enables consumers to play multiple disc formats, including DVDs, CDs, MP3 discs and karaoke, and also allows consumers to browse the Internet through their televisions. ESS' OEM customers manufacture and sell private label DVD players using ESS chips to deliver functionality that is very similar to the ViDVD to be sold by Vialta. ESS believes that the spin-off of Vialta is necessary, in part, so that ESS can avoid competing directly with several of its largest customers.

        - Facilitating future financings. Vialta anticipates that it will need to conduct additional financing transactions to continue new product development and to help fund the ongoing costs associated with the launch of its new product lines. ESS believes that Vialta will be able to raise funds on better economic terms as a stand-alone company than as a subsidiary of ESS.

        - Key employee recruiting and retention. Both ESS and Vialta will need to continue to recruit and retain key employees to support their respective growth plans. Due to the differences of the industries in which ESS and Vialta compete, ESS believes that each will be better able to attract and retain qualified candidates because their respective businesses will be more focused and not part of a large diversified company. Both ESS and Vialta will be able to reward their respective employees through incentive compensation and option plans that are tied more directly to the performance of each of their respective businesses.

VIALTA RESTRUCTURING AND BACKGROUND

    Vialta was originally incorporated in California on April 20, 1999, as a wholly-owned subsidiary of ESS. Between the date of its inception and March 2000, Vialta sold shares of its capital stock to private investors, including ESS, its Chairman and three ESS employees, resulting in ESS owning approximately 62% and the other private investors owning approximately 38% of Vialta's then outstanding capital stock. Vialta was reincorporated in Delaware on May 25,
2001. In             2001, Vialta was recapitalized, pursuant to which:

        -       Vialta separated its common stock into Class A common stock with
                3.8 votes per share and Class B common stock with one vote per share, and

        - ESS received one share of Class A common stock for each share of common stock it held and all other Vialta stockholders received
                1.1 shares of Class B common stock for each share of common stock they held.

After the recapitalization, ESS transferred to Vialta 8,939,149 shares of Class A common stock to be issued upon exercise of options that were granted by Vialta to ESS optionees. In connection with that transfer, Vialta established a nonstatutory stock option plan, under which it will grant to ESS optionees immediately prior to the distribution an aggregate of 8,939,149 shares of Class A common stock on terms that mirror the terms of those optionees' existing ESS options.


U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

    The following discussion summarizes the material U.S. federal income tax consequences to you of the distribution. The following discussion does not deal with all U.S. federal income tax consequences that may result from the distribution, and does not deal with all U.S. federal income tax considerations that may be relevant to you due to particular circumstances, for example, if you are a dealer in securities, an insurance company, a financial institution, a tax-exempt organization or trust or a foreign taxpayer. This discussion assumes that you are holding your ESS shares as capital assets. No foreign, state or local tax considerations are addressed.

    This discussion is based on current legal authorities. Vialta cannot assure you that future legislation, regulations, administrative pronouncements or court decisions will not significantly change the law and materially affect the discussion set forth below. Any such change, even though made after the distribution, could be applied retroactively.

    ESS has applied for a ruling from the Internal Revenue Service to the effect that the distribution will qualify as a tax-free distribution for federal income tax purposes under Section 355 of the Internal Revenue Code of 1986, as amended. There is a substantial risk that a favorable ruling will not be obtained. Even if ESS receives a favorable ruling from the IRS relating to the qualification of the distribution as a tax-free transaction, the continuing validity of the ruling would be subject to factual representations and assumptions which, if untrue, would result in the ruling not being binding on the IRS.

    If a favorable IRS ruling is obtained and if the distribution qualifies as a tax-free distribution, the following U.S. federal income tax consequences would result:

        - You would not recognize any income, gain or loss on your receipt of Vialta Class A common stock in the distribution.

        - Your tax basis in your shares of ESS stock and the Vialta Class A common stock that you receive in the distribution immediately after the distribution will be the same as the tax basis of your ESS stock immediately before the distribution, allocated between the ESS stock and the Vialta Class A common stock in proportion to their relative fair market values on the date of the distribution.

        - The holding period of the Vialta Class A common stock you receive will include the holding period of your ESS common stock.

    If the IRS does not issue a favorable ruling, the distribution will be treated as a taxable distribution. If the distribution is a taxable distribution (based on failure to receive a favorable IRS ruling or otherwise), the following U.S. federal income tax consequences would result:

        - The value of the Vialta Class A common stock you receive will be treated as follows:

                (a) first, as a dividend (ordinary income), to the extent of your pro-rata share of the greater of ESS' accumulated earnings and profits (determined as of the date of distribution) or ESS' earnings and profits for ESS' current tax year (determined as of the end of ESS' current tax year and without regard to the distribution);

                (b) next, as a non-taxable return of basis to the extent of your adjusted tax basis in your ESS stock; and

                (c)     the balance, if any, should be treated as capital gain.

        - Your tax basis in the Vialta Class A common stock you receive would be equal to the fair market value of the Vialta Class A common stock you receive, and your holding period for the stock would begin on the day following the distribution.

        - Your adjusted tax basis in your shares of ESS stock will be reduced by the amount treated as non-taxable return of basis under (b) above and your holding period will be unaffected.

    If the distribution does not qualify as a tax-free distribution, ESS would recognize a taxable gain equal to the excess of the fair market value of the Vialta Class A common stock distributed to ESS shareholders over ESS' tax basis in the Vialta Class A common stock.

    Even if the distribution otherwise qualifies for tax-free treatment, the distribution may be disqualified as tax-free to ESS, resulting in the same taxable gain to ESS as described in the immediately preceding sentence, if 50% or more of the stock of ESS or Vialta is acquired as part of a plan or series of related transactions that include the distribution. For this purpose, certain acquisitions of ESS capital stock or Vialta capital stock within two years before or after the distribution are presumed to be part of such a plan, although ESS may be able to rebut that presumption.

    If the distribution is a taxable distribution, ESS will be required to report to the IRS the value of the Vialta Class A common stock that you receive, based on ESS' determination of the fair market value of the Vialta stock as of the date of distribution. If you are a U.S. individual, because there is a risk that the distribution may be taxable, ESS intends to withhold tax, at a rate of 31%, from the amount of the stock which is treated as a dividend to you, if you fail to provide your taxpayer identification number to ESS, furnish an incorrect identification number or repeatedly fail to report interest or dividends on your returns. This information reporting and back-up withholding will not apply to you if you are a foreign or U.S. corporation. Any amounts withheld can be credited against your federal income tax liability.

    If you are a foreign individual or foreign entity, you may be subject to U.S. federal income tax withholding if and to the extent the value of the Vialta Class A common stock you receive is treated as a dividend. The rate of tax withholding for this purpose is generally 30%, although the 30% rate may be reduced if you are eligible for, and comply with certain procedures related to qualifying for, certain tax treaties which reduce or eliminate such withholding taxes.

    If back-up withholding is required, or if withholding is required because you are a foreign individual or foreign entity, ESS will withhold part of the Vialta stock which you would otherwise receive, in order to fund payment of the withholding taxes. For purposes of determining how much of the Vialta stock to withhold, ESS will use the same value per share of the Vialta stock used for purposes of determining the amount treated as a dividend.

    As a result of this uncertainty, you should discuss the potential tax consequences of the distribution to you with your own financial or other tax advisor in order to determine, among other things, whether you will have sufficient cash to pay any tax liability in the event the distribution is taxable and whether you should consider selling all or a portion of the shares you receive in the distribution to cover the tax liability. In addition, because of the lack of liquidity generally applicable to stocks reported on the OTC Bulletin Board, you should be aware that it may take a substantial amount of time to sell your shares after you give your broker a sell order. Further, even if you are able to sell all or a portion of your shares, the proceeds from the sale may not be sufficient to cover your tax liability if the value of the shares has declined significantly since the date of the distribution.

    THE PRECEDING DISCUSSION IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE DISTRIBUTION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE EFFECTS OF ANY CHANGES IN THE TAX LAWS.

                                  RISK FACTORS

    You should carefully consider the risks described below when evaluating ownership of Vialta Class A common stock. If any of the following risks occur, Vialta's business, operating results and financial condition could be seriously harmed. The risks and uncertainties described below are not the only risks and uncertainties that Vialta faces. Additional risks and uncertainties that Vialta is presently not aware of could also impair its business, operating results and financial condition.

       RISKS RELATED TO VIALTA'S SEPARATION FROM ESS AND THE DISTRIBUTION

IF THE INTERNAL REVENUE SERVICE DETERMINES THAT THE DISTRIBUTION OF VIALTA STOCK DOES NOT QUALIFY AS A TAX-FREE DISTRIBUTION, THEN ESS WILL TREAT THE DISTRIBUTION AS A TAXABLE DISTRIBUTION AND YOU MAY BE REQUIRED TO PAY INCOME TAXES AS A RESULT OF RECEIVING THE VIALTA STOCK.

    Unless the Internal Revenue Service determines that the distribution qualifies as a tax-free distribution for U.S. federal income tax purposes, you may be required to pay income taxes as a result of the distribution, with the amount of ordinary income and gain dependent upon the value of the stock you receive, your share of ESS' earnings and profits, and your adjusted tax basis in your ESS stock. Determining whether or not the distribution will qualify for tax-free status requires a complex analysis of many factors, including, among others, the business purpose for the distribution, the nature of the business to be engaged in by ESS and Vialta following the distribution, and the extent to which ESS remains in control of Vialta following the distribution. Because of the fact-intensive nature of this analysis, there will be substantial uncertainty as to whether the distribution will qualify for tax-free treatment until the IRS makes a determination as to the tax status of the transaction.

    Although ESS has applied for a ruling from the IRS, it is not anticipated that the IRS will make its determination until several months after the distribution has been completed. In addition, ESS has not obtained an opinion of its tax advisors regarding the tax treatment of the transaction. ACCORDINGLY, ESS CANNOT PROVIDE ANY ASSURANCES TO YOU THAT A FAVORABLE RULING FROM THE IRS WILL BE OBTAINED. MOREOVER, EVEN IF A FAVORABLE IRS DETERMINATION IS OBTAINED, YOU STILL MAY BE TAXED BY THE STATE, LOCAL OR FOREIGN JURISDICTION IN WHICH YOU RESIDE. Accordingly, you are strongly urged to consult with your own financial advisors regarding the potential tax impact to you of the distribution and to prepare for the significant possibility that the transaction will be taxable to you.

    If the distribution is taxable to you, the value of the Vialta stock you receive will be treated as taxable ordinary income, return of cost or as taxable capital gain up to the value of the stock distributed. Absent a favorable ruling from the IRS, you will incur this tax whether or not you decide to sell the Vialta shares that you receive in the distribution. Unless you are required to make quarterly estimated tax payments to the IRS, this tax would generally have to be paid on or before the April 15, 2002 due date for your 2001 tax return. If you do not have cash available to pay the tax at or before the time it is due, you may have to sell all or a portion of your ESS shares and/or your Vialta shares to pay the tax or risk incurring interest and penalties imposed by the IRS. If other ESS or Vialta shareholders holding a significant number of those companies' shares are also forced to sell in order to pay their taxes, or if there is for any other reason a decline in the trading prices of those companies' shares following the distribution, you may have to sell your ESS shares and/or your Vialta shares at a lower price than you might otherwise have obtained for your shares. Moreover, given the volatility of the stock markets in recent months, if you continue to hold all of your ESS shares and Vialta shares until after the IRS ruling is obtained and the market price of those shares declines, the proceeds from the subsequent sale of all of those shares may not be sufficient to cover the tax due if the transaction is determined to be taxable to you.

VIALTA'S AGREEMENT TO INDEMNIFY ESS FOR CERTAIN TAX LIABILITIES MAY AFFECT VIALTA'S CASH FLOW AND MAY DISCOURAGE POTENTIAL ACQUISITION PROPOSALS OR DELAY OR PREVENT A CHANGE IN CONTROL OF VIALTA, AND MAY LIMIT THE SIZE OF ANY FUTURE OFFERINGS OF VIALTA'S STOCK.

    Even if the distribution is otherwise a tax-free distribution, ESS may, under certain circumstances, recognize gain for U.S. federal and state income tax purposes with respect to the distribution of Vialta stock if a 50% or greater interest in Vialta is acquired during the two year period following the distribution. Certain sales of shares by Vialta that occurred during the two year period immediately prior to the distribution may be counted towards the 50% threshold. The amount of such gain would be the difference between the fair market value of the Vialta stock distributed, as of the date of distribution, and ESS' adjusted tax basis in the Vialta stock. Under a tax sharing agreement, Vialta has agreed under certain circumstances to indemnify ESS for ESS' U.S. federal and state income tax liability which results as a direct consequence of any acquisition of a 50% or greater interest in Vialta after the distribution. This indemnity obligation, if triggered, could have a substantial effect on Vialta's available cash. In addition, the existence of the indemnity obligation may discourage potential acquisition proposals and could delay or prevent an acquisition of a 50% or greater interest in Vialta. Because future sales of stock could be deemed to be part of a related transaction that results in an acquisition of a 50% or greater interest in Vialta, Vialta's desire to avoid triggering the indemnity obligation could limit the size of any offerings of stock by Vialta during the two year period following the distribution.

THE HISTORICAL FINANCIAL INFORMATION OF VIALTA MAY NOT BE REPRESENTATIVE OF ITS FUTURE OPERATING RESULTS AS A SEPARATE COMPANY.

    The historical financial information of Vialta does not necessarily reflect what its financial position, operating results and cash flows would have been had it been a stand-alone entity during the periods presented. In addition, the historical information is not necessarily indicative of what its operating results, financial position and cash flows will be in the future. Vialta may have to make significant changes to its cost structure, funding and operations as a result of it no longer being a majority owned subsidiary of ESS, including changes to its employee base, costs associated with establishing and maintaining a separate administrative infrastructure, costs associated with reduced economies of scale, and costs associated with being a stand-alone company.

VIALTA MAY HAVE POTENTIAL BUSINESS CONFLICTS OF INTEREST WITH ESS WITH RESPECT TO THE COMPANIES' ONGOING RELATIONSHIPS, AND VIALTA MAY NOT BE ABLE TO RESOLVE THESE CONFLICTS ON TERMS FAVORABLE TO IT.

    Conflicts of interest may arise between ESS and Vialta in a number of areas relating to ongoing relationships between the companies, including:

                - Although ESS and Vialta will be entering into agreements with one another that will govern their business relationship after the completion of the distribution, ESS will have no obligation to extend the terms of those agreements to Vialta beyond the stated duration of those agreements;

          - ESS will be supplying semiconductors to Vialta's competitors, which may affect ESS' capacity to supply semiconductors to Vialta;

          - ESS and Vialta will be competing with one another in employee recruiting; and

          - ESS and Vialta may compete with one another with respect to business opportunities that are attractive to both companies.

     ESS also is not restricted from competing with Vialta's business.

IF VIALTA IS UNABLE TO ATTRACT AND RETAIN THE HIGHLY SKILLED PERSONNEL REQUIRED TO TIMELY AND COST-EFFECTIVELY IMPLEMENT NEW ADMINISTRATIVE SYSTEMS TO REPLACE THE PORTIONS OF ESS' ADMINISTRATIVE INFRASTRUCTURE ON WHICH IT CURRENTLY RELIES, VIALTA'S BUSINESS COULD BE HARMED.

     Vialta currently uses duplicated versions of ESS' systems to support its operations, including systems to manage human resources, accounting, payroll and internal computing operations. Following the distribution, ESS will have no obligation to provide assistance to Vialta other than the interim services which will be provided by ESS and which are described in "Related Party Transactions -- Agreements between ESS and Vialta." These interim services include, among others, information technology systems, human resources, administration, product order administration, customer service, buildings and facilities and legal, finance and accounting services.

     Over the next several months, Vialta will be implementing new systems to replace the duplicated versions of ESS' systems, and Vialta expects to have fully independent systems in place by the end of 2001. The implementation of these new information systems will require the services of employees with extensive knowledge of these information systems and the business environment in which Vialta operates. In order to successfully implement and operate its systems, Vialta must be able to attract and retain a significant number of highly skilled employees. If Vialta fails to attract and retain the highly skilled personnel required to implement, maintain, and operate its information systems, its business could suffer. Even if Vialta is able to attract and retain the required personnel, Vialta may not be successful in implementing the new systems and transitioning data from the duplicated versions of ESS' systems to its new systems. Any failure or significant downtime in ESS' or Vialta's own information systems could harm Vialta's business.

FOLLOWING THE DISTRIBUTION, VIALTA WILL NO LONGER BE ABLE TO RELY ON ESS AS A MAJOR SOURCE OF CAPITAL FUNDING, WHICH COULD LIMIT VIALTA'S ABILITY TO GROW OR SUSTAIN ITS BUSINESS.

     Vialta has traditionally relied on ESS as a major source of capital funding. Following the completion of the distribution, ESS will cease being a majority shareholder of Vialta and may choose to no longer provide funding to Vialta. Even if ESS were to choose to provide additional funding to Vialta in the future, ESS may not have funds available to provide such funding or may not choose to provide such funding on terms favorable to Vialta and its shareholders. As Vialta's business continues to grow, Vialta will need to raise additional capital, which may not be available on acceptable terms, or at all. If Vialta cannot raise necessary additional capital on acceptable terms, it may not be able to grow or sustain its business.

CONFLICTS OF INTEREST MAY ARISE BECAUSE SOME OF VIALTA'S DIRECTORS AND ITS CHAIRMAN AND CHIEF EXECUTIVE OFFICER WILL OWN SECURITIES OF BOTH ESS AND VIALTA AND SOME OF VIALTA'S DIRECTORS SERVE AS DIRECTORS OF ESS.

     Some of Vialta's directors and executive officers own significant amounts of ESS stock and options to purchase ESS stock, and Fred S.L. Chan, Vialta's Chairman and Chief Executive Officer, owns a significant amount of ESS and Vialta stock. Following the distribution, these directors and executive officers will also own significant amounts of Vialta stock and Mr. Chan will own an even greater amount of Vialta stock. Mr. Chan and Matthew K. Fong, a member of Vialta's board of directors, are also board members of ESS. These factors could create, or appear to create, potential conflicts of interest when these directors and executive officers are faced with decisions that could have different implications for ESS and Vialta.

                       RISKS RELATED TO VIALTA'S BUSINESS

IF VIALTA IS UNABLE TO COMPLETE THE RETAIL LAUNCH OF THE VIDVD PRIOR TO THE 2001 HOLIDAY SHOPPING SEASON, VIALTA'S RESULTS OF OPERATIONS AND FUTURE PERFORMANCE WILL BE SUBSTANTIALLY HARMED.

     A substantial proportion of annual sales of DVD players and other home entertainment products occur during the holiday shopping season, and launching the ViDVD immediately prior to the beginning of that season is expected to enable Vialta to increase shipments of the ViDVD more rapidly than if the launch occurred during another time of the year. However, most major consumer electronics retailers require that a new product at least be in the final stages of testing by the end of August before that product will be cleared for sales during the subsequent holiday season. If Vialta does not meet this deadline, it will only be able to sell though smaller retailers during the 2001 holiday season, which would cause Vialta's shipment volume for the fourth quarter of 2001 to be significantly lower than anticipated.

     Depending on the terms of sale between Vialta and its customers (which are yet to be determined), Vialta may not recognize revenue until significantly after it ships product. Return policies and price concessions negotiated by customers may result in Vialta deferring revenue until it has sufficient experience estimating returns and potential price concessions. In addition, due to Vialta's need for significant cash flow from its shipments during the 2001 holiday shopping season to fund the planned expansion of its operations during the first, second and third quarters of 2002, any failure by Vialta to timely complete the launch of the ViDVD will also adversely affect Vialta's quarterly operating results during those subsequent quarters. Further, any delay in the launch would reduce the amount of revenue that is generated from the initial sales of the ViDVD during the holiday season, which would impair Vialta's ability to develop the new Digital Home System products and features that are critical to the continued operation of its business. Accordingly, even a slight delay in the timing of the launch of the ViDVD could have a significant negative impact on Vialta's future performance.

IF VIALTA'S RETAIL LAUNCH IS UNSUCCESSFUL, IT MAY NOT BE ABLE TO CONTINUE OPERATING ITS BUSINESS.

     Vialta's success is highly dependent upon a successful retail launch of its initial Digital Home System product, the ViDVD, which is expected to begin in July 2001. A successful retail launch will require, among other things, that
Vialta:

     - coordinate all of the logistical elements necessary to complete the launch in a timely manner;

     - educate consumers on the benefits of the ViDVD and Vialta's related ViMedia content delivery service;

     - commit a substantial amount of human and financial resources to secure partnerships supporting the retail distribution of the ViDVD and Vialta's related ViMedia content delivery service;

     - coordinate its own sales, marketing and support activities with those of its strategic partners; and

     - develop consumer acceptance of the ViDVD and Vialta's related ViMedia content delivery service.

     Vialta may not achieve any or all of these objectives. In particular, consumers may perceive the ViDVD as too expensive or complex or its sales and marketing efforts may not effectively attract new purchasers. Moreover, because of competitive offerings, changing preferences, or the anticipated release of future models with additional features, consumers may delay or decline the purchase of the ViDVD. Any failure by Vialta to achieve any of these objectives would reduce consumer demand and market acceptance and impair Vialta's ability to continue operating its business.

VIALTA IS A DEVELOPMENT STAGE ENTERPRISE, HAS NOT RECOGNIZED ANY REVENUE, HAS INCURRED SIGNIFICANT NET LOSSES AND MAY NEVER ACHIEVE SIGNIFICANT REVENUES OR PROFITABILITY.

     Vialta is a development stage enterprise that is still in the process of developing and introducing its first product. Vialta has not recognized any revenue, has incurred significant losses and has had substantial negative cash flow. As of March 31, 2001, it had an accumulated deficit of $29.2 million. Vialta expects to incur significant operating expenses over the next several years in connection with the continued development and expansion of its business. As a result, it expects to continue to lose money for the foreseeable future. Although the size of these net losses will depend in part on the success of its product launch, the growth in sales of its products and services and the rate of increase in its expenses, Vialta's losses have been increasing and are expected to continue to increase in future periods. With increased expenses, Vialta will need to generate significant revenues to achieve profitability. Several factors, including market acceptance, competitive factors and Vialta's ability to successfully develop and market its ViMedia content delivery service, make it impossible to predict with any degree of assurance when or whether Vialta will generate sufficient revenues to attain profitability. Consequently, Vialta may never achieve significant revenues or profitability, and even if it does, it may not sustain or increase profitability on a quarterly or annual basis in the future.

IF VIALTA IS UNABLE TO RAISE ADDITIONAL CAPITAL ON ACCEPTABLE TERMS, ITS ABILITY TO DEVELOP AND MARKET ITS PRODUCTS AND SERVICES AND GROW AND OPERATE ITS BUSINESS COULD BE HARMED.

     To emerge from the development stage, introduce its follow-on products and services and sustain and grow its business, Vialta must continue to make significant investments in research and development to develop, enhance and market its products and services. Vialta will also need significant working capital to take advantage of future opportunities and to respond to competitive pressures or unanticipated requirements. Vialta expects that its existing capital resources will be sufficient to meet its cash requirements through the 12 month period following the date of the distribution, although Vialta's current resources could be exhausted more quickly depending on the payment terms that Vialta is able to negotiate with its vendors and suppliers and Vialta's success in collecting on accounts receivable. The magnitude of Vialta's future capital requirements will depend on many factors, including, among others, product development expense levels, investments in working capital, and the amount of income generated by operations. When Vialta does need to raise additional capital, that capital may not be available on acceptable terms, or at all. If Vialta cannot raise necessary additional capital on acceptable terms, it may not be able to develop or enhance its products and services, take advantage of future opportunities, respond to competitive pressures or unanticipated requirements or even continue operating its business.

     If additional capital is raised through the issuance of equity securities, the percentage ownership of Vialta's existing shareholders will decline, shareholders may experience dilution in net book value per share, and these equity securities may have rights, preferences or privileges senior to those of the holders of its common stock. Any debt financing, if available, may involve covenants limiting or restricting Vialta's operations or future opportunities.

VIALTA'S LIMITED OPERATING HISTORY MAY MAKE IT DIFFICULT FOR IT OR INVESTORS TO EVALUATE TRENDS AND OTHER FACTORS THAT AFFECT ITS BUSINESS.

     Vialta was incorporated in April 1999 and its operations to date have consisted primarily of product development efforts. To date, Vialta has only manufactured and shipped a limited number of commercial ViDVD beta testing units as part of its research and development efforts, and commercial distribution of the ViDVD has not yet begun. In addition, Vialta has only entered into a limited number of agreements to acquire the content to be delivered as part of its Vialta content delivery service, and no ViMedia discs have been distributed. As a result of Vialta's limited operating history, its historical financial and operating information is of limited value in evaluating its future operating results. In addition, any evaluation of Vialta's business and prospects must be made in light of the risks and difficulties encountered by companies offering products or services in new and rapidly evolving markets. For example, it may be difficult to accurately predict Vialta's future revenues, costs of revenues, expenses or results of operations. The ViDVD, the ViMedia content delivery service and Vialta's other anticipated Digital Home Systems products and services represent new product and service offerings for most consumers, and it may be difficult to predict the future growth rate, if any, or size of the market for those products and services. Vialta may be unable to accurately forecast customer behavior and recognize or respond to emerging trends, changing preferences or competitive factors facing it. As a result, Vialta may be unable to make accurate financial forecasts and adjust its spending in a timely manner to compensate for any unexpected revenue shortfall. This inability could cause its net losses in a given quarter to be greater than expected, which could cause the price of Vialta's stock to decline.

VIALTA FACES INTENSE COMPETITION FROM PARTICIPANTS IN BOTH THE MULTIMEDIA APPLIANCE AND THE HOME ENTERTAINMENT MARKETS, WHICH MAY IMPAIR ITS REVENUES AND ABILITY TO GENERATE CUSTOMERS.

     The multimedia appliance and home entertainment markets are intensely competitive and rapidly evolving. In addition, there are few barriers to entry into the multimedia appliance and home entertainment markets, and new entrants to these markets may develop and offer products that will compete directly with Vialta's products and services.

     The multimedia appliance industry in particular is characterized by rapid technological innovation and intense price competition, and the competition for consumer spending and acceptance is intense. The ViDVD will compete directly with several other currently available or soon to be introduced multimedia appliance offerings from major consumer electronics manufacturers, such as Apex, Toshiba, Raite and Samsung, and with products developed by smaller companies, including the i2DVD, Neon, nReady and TVPC products. Like the ViDVD, nearly all of these products accommodate media in DVD, CD and MP3 format, many offer Web access capabilities, and some include a karaoke feature.

     In addition, as a home entertainment product, Vialta expects that the ViDVD will also compete with:

          -    standard DVD and CD players;

          - the Sony PlayStation 2, the Microsoft Xbox and other web-enabled, multi-function game players;

          -    personal computers;

          -    WebTV and other television-based Internet appliances;

          -    Web-enabled wireless telephones and PDAs;

          -    karaoke machines; and

          -    video cassette recorders and laser disc players.

     As a home entertainment content delivery medium, Vialta also expects that its ViMedia content delivery service will compete with:

               -    video-on-demand services;

               - traditional broadcast, cable or satellite television programming; and

               - video cassette, DVD and video game cartridge rental stores and retailers.

Most of these products and services are already widely available through retail distribution channels, and many of these products are already familiar to and accepted by consumers. In addition, most of the manufacturers and distributors of these competing home entertainment products and services have substantially greater brand recognition, market presence, distribution channels, advertising and marketing budgets and promotional and other strategic partners than Vialta.

VIALTA EXPECTS THE AVERAGE SELLING PRICES OF ITS DIGITAL HOME SYSTEM PRODUCTS TO DECREASE, WHICH MAY REDUCE ITS GROSS MARGINS OR REVENUE.

     The prices of multimedia appliance products are expected to decline rapidly as more products enter retail distribution and competition and volume increase. In particular, Vialta expects significant price reductions and increased sales discounts in the fourth quarter of 2001 as numerous competing manufacturers attempt to establish their microprocessors as the standard in the industry in connection with the holiday selling season. Vialta anticipates that the average selling prices of its Digital Home System products will decrease in response to these competitive pricing pressures as well as in response to new product introductions by Vialta or its competitors and increasing availability of relatively inexpensive products that can perform some of its products' functionality. If Vialta is unable to sufficiently reduce costs and increase sales volumes, this decline in average selling prices will reduce its revenue and gross margins.

IF VIALTA FAILS TO OVERCOME TECHNICAL CHALLENGES ASSOCIATED WITH THE FULL DEVELOPMENT AND IMPLEMENTATION OF ITS VIMEDIA CONTENT DELIVERY SERVICE OR OBTAIN SUFFICIENT CONTENT TO ATTRACT CUSTOMERS, THE VIMEDIA CONTENT DELIVERY SERVICE MAY NOT ACHIEVE MARKET ACCEPTANCE OR GENERATE SUFFICIENT REVENUE TO SUSTAIN ITS OPERATION.

     The success of the ViMedia content delivery service depends in part on Vialta's ability to acquire and deliver content that interests its customers. Most of the major producers of audio and video content in the entertainment industry will only permit their content to be distributed at commercially attractive prices if it is protected using approved encryption technologies. Vialta's own proprietary encryption system has not yet been adopted by the entertainment industry as an approved encryption technology, and, unless or until that occurs, Vialta may not be able to distribute content licensed from major entertainment companies in its proprietary ViMedia format. Although discs that include content in DVD and CD format may be played on a ViDVD player, content that is encoded in those conventional formats takes significantly more disc space, and Vialta is still in the process of conducting research and development to enable certain aspects of its encryption technology to work with those other formats. Unless Vialta is able to either obtain entertainment industry acceptance of its proprietary encryption system or overcome the technical challenges associated with using its encryption with conventional formats, the ViMedia content delivery service may not achieve market acceptance or generate sufficient revenue to sustain its operation.

IF VIALTA FAILS TO DEVELOP AND MARKET NEW DIGITAL HOME SYSTEM PRODUCTS OR TO ADD FEATURES TO ITS EXISTING DIGITAL HOME SYSTEM PRODUCT, IT MAY NOT BE ABLE TO GENERATE SUFFICIENT REVENUES TO SUSTAIN ITS BUSINESS.

     Vialta's success is highly dependent upon the continued successful development and timely introduction of new Digital Home System products and new models of its existing Digital Home System product containing additional features. The success of new products and new models with additional features depends on a number of factors, including strategic allocation of limited financial and technical resources, accurate forecasting of consumer demand, timely completion of product development, and market and industry acceptance of Vialta's existing Digital Home System product. Many of Vialta's planned product and feature introductions are still in the early stages of development and will require substantial engineering and technical resources to bring to market. The success of some of Vialta's planned products may also require industry acceptance of Vialta's proprietary technologies or the adaptation of Vialta's products and technologies to accommodate the use of existing industry-accepted technologies. If Vialta fails to develop and market new products and features, it may not be able to generate sufficient revenues from its initial Digital Home System product to sustain its business.

IT MAY TAKE A SUBSTANTIAL AMOUNT OF TIME AND RESOURCES TO ACHIEVE BROAD MARKET ACCEPTANCE OF VIALTA'S PRODUCTS AND SERVICES, AND VIALTA CANNOT BE SURE THAT THESE EFFORTS WILL GENERATE THE LEVEL OF BROAD MARKET ACCEPTANCE OF ITS PRODUCTS AND SERVICES NECESSARY TO GENERATE SUFFICIENT REVENUES TO SUSTAIN ITS BUSINESS.

     Although many consumers are familiar with standard DVD players, Vialta's ViDVD player initially will be one of only a few DVD products to include Internet access and MP3 and karaoke player capability. Consumers may perceive little or no benefit from combining these functionalities in one unit or may already own other products that provide one or more of these functionalities. As a result, consumers may not value, and may be unwilling to pay for the ViDVD. In addition, the ViMedia content delivery service is expected to be the first home entertainment content provider that is expected to enable consumers to purchase the specific content that interests them from a broad spectrum of content made available to the consumer on a previously distributed disc. Potential customers may not perceive a benefit in purchasing content in this manner and may already subscribe to or otherwise have access to similar content from other sources. Vialta also does not have an established brand image, nor does Vialta expect to spend significant marketing expenses to build and promote a brand image. Accordingly, to develop market acceptance of the ViDVD player, the ViMedia content delivery service and Vialta's anticipated future Digital Home System products and services, Vialta will need to devote a substantial amount of resources to educate consumers about the features and benefits of its products and services, and broad market acceptance of the ViDVD may not be obtained for a period of two years or more from the launch date of the ViDVD, if at all. Moreover, Vialta cannot assure you that this commitment of time and resources will be successful in developing the broad market acceptance of Vialta's Digital Home System products and services necessary to generate the revenues required to sustain Vialta's business.

VIALTA MAY NOT BE ABLE TO GENERATE SUFFICIENT REVENUE FROM THE VIMEDIA CONTENT DELIVERY SERVICE TO SUPPORT ITS CONTINUED OPERATION, AND ANY TERMINATION OF THE VIMEDIA SERVICE COULD REDUCE DEMAND FOR THE VIDVD PLAYER.

     Vialta expects to charge its customers content access fees for access to portions of the content distributed via its ViMedia content-delivery service. Many potential ViMedia end users already pay monthly fees for cable or satellite television services. Vialta must convince these consumers to pay additional fees to gain access to the content delivered on its ViMedia discs. The availability of competing services that do not require subscription or other access fees will harm Vialta's ability to effectively attract paying end users. In addition, the ViDVD player that enables the consumer to access the content provided by Vialta's ViMedia service can be used to view or listen to other DVDs and CDs or to access material on the Internet without payment for any of Vialta's ViMedia content. If a significant number of purchasers of Vialta ViDVD players use these devices without purchasing ViMedia content, the ViMedia service may not generate sufficient revenue to support its continued operation, which could reduce demand for the ViDVD player.

VIALTA EXPECTS TO DEPEND ON ESS AND A LIMITED NUMBER OF OTHER THIRD PARTIES TO MANUFACTURE AND SUPPLY CRITICAL COMPONENTS FOR ITS DIGITAL HOME SYSTEM PRODUCTS AND SERVICES, AND IT MAY BE UNABLE TO OPERATE ITS BUSINESS IF THOSE PARTIES DO NOT PERFORM THEIR OBLIGATIONS.

     Vialta expects to rely on ESS and a limited number of other third party suppliers for a number of key components of its Digital Home System products, including DRAM chips and flash memory chips. Vialta does not have long-term agreements in place with its suppliers. Vialta also expects to rely on a limited number of third party content providers to supply the content to be distributed as part of the ViMedia content delivery service. Vialta does not control the time and resources that these third parties devote to its business. Vialta cannot be sure that these parties will perform their obligations as expected or that any revenue, cost savings or other benefits will be derived from the efforts of these parties. Vialta's need for semiconductors as a key component of its Digital Home System products indirectly subjects Vialta to a number of risks relating to ESS' and any future semiconductor suppliers' reliance on independent foundries to produce those semiconductors, including the absence of adequate capacity, the unavailability of, or interruption in access to, certain process technologies and reduced control over delivery schedules, manufacturing yields and costs, and risks related to the international location of most major foundries. If any of Vialta's third party suppliers or content providers breaches or terminates its agreement with Vialta or otherwise fails to perform its obligations in a timely manner, Vialta may be delayed or prevented from commercializing its products and services. Because Vialta's relationships with these parties are non-exclusive, they may also support products or services that compete directly with Vialta's, or offer similar or greater support to its competitors. Any of these events could require Vialta to undertake unforeseen additional responsibilities or devote additional resources to commercialize its products and services. This outcome would harm Vialta's ability to compete effectively and quickly achieve market acceptance and brand recognition.

IF VIALTA IS UNABLE TO ESTABLISH AND MAINTAIN SATISFACTORY RELATIONSHIPS WITH THE DISTRIBUTORS AND RETAILERS THAT IT EXPECTS TO SELL ITS PRODUCTS AND SERVICES, ITS BUSINESS WILL SUFFER.

     Vialta has not yet entered into agreements with the distributors and retailers that it expects to sell its products and services, and Vialta may not be able to retain or attract a sufficient number of qualified distributors and retailers. In establishing relationships with distributors and retailers, Vialta may be forced to accept arrangements under which Vialta will not receive payment for its products until these products are sold to end users. Even if product shipments begin in July 2001, under Staff Accounting Bulletin No. 101 issued by the Securities and Exchange Commission, the recording of revenues may be delayed depending on the terms of such shipments and the Company's ability to estimate potential returns and future price adjustments. Vialta may also have to enter into revenue sharing or other arrangements with these distributors and retailers in order to provide additional incentives for such entities to actively market its products. In addition, Vialta expects that its distributors and retailers will sell products and services offered by its competitors. If Vialta's competitors offer its distributors and retailers more favorable terms or have more products available to meet their needs, those distributors and retailers may decline to carry Vialta's products and services. Other retailers may decline to carry Vialta's products because they believe the ViDVD and the potential complementary ViMedia content delivery service will decrease their sales of content such as DVDs and CDs. Further, even if they do carry Vialta's products, distributors and retailers may not recommend, or continue to recommend, those products. If Vialta is unable to maintain successful relationships with distributors and retailers or to expand its distribution channels, its business will suffer.

VIALTA PLANS TO EXPAND ITS BUSINESS, AND ITS FAILURE TO MANAGE GROWTH COULD DISRUPT ITS BUSINESS AND IMPAIR ITS ABILITY TO GENERATE REVENUES.

     Since Vialta began its business in April 1999, it has significantly expanded its headcount, facilities and infrastructure. Vialta anticipates continued expansion in these areas to support potential sales growth and to allow it to pursue market opportunities. This expansion has placed, and will continue to place, a significant strain on Vialta's management, operational and financial resources and systems. Specific risks Vialta faces as its business expands include:

          - Vialta will need to attract and retain qualified personnel, and any failure to do so may impair its ability to offer new products or grow its business. Vialta's success will depend on its ability to attract, retain and motivate managerial, technical, marketing and customer support personnel. Competition for such employees is intense, and Vialta may be unable to successfully attract, integrate or retain sufficiently qualified personnel. If it is unable to hire, train, retain and manage required personnel, it may be unable to successfully introduce new products or otherwise implement its business strategy.

          - Any inability of Vialta's systems to accommodate growth in subscribers to the ViMedia content delivery service may cause service interruptions. Vialta has internally developed or is in the process of developing the systems that will be sued to run the ViMedia content delivery service and perform other processing functions. The ability of these systems to scale as Vialta adds new subscribers is unproven. Vialta will have to continually improve these systems to accommodate subscriber growth. Any inability by Vialta to add additional software and hardware or to upgrade its technology, systems or network infrastructure in response to subscriber growth could adversely affects it business or cause service interruptions.

          - Vialta will need to provide acceptable customer support, and any inability to do so will impair its ability to develop consumer acceptance of its products. Vialta expects that some of its customers will require significant support when installing the ViDVD player and becoming acquainted with the features and functionality of the ViDVD and its interface. In addition, Vialta customers who elect to use Vialta as their Internet service provider may require frequent support when accessing the Internet. Vialta also anticipates that purchasers of future Digital Home System products and services will require support in their use of such products and services. Vialta does not have experience with widespread deployment of its products and services to a diverse customer base, and it may not have adequate personnel to provide the levels of support that its customers will require. Vialta's failure to provide adequate customer support for its Digital Home System products or services will damage its reputation in the consumer electronics marketplace and strain its relationships with customers and strategic partners. This could prevent Vialta from gaining new or retaining existing customers and could harm its reputation and brand.

          - Vialta will need to build an infrastructure to support the anticipated sale of ViDVD players over the Internet. This infrastructure will include the operational systems and controls necessary to conduct sales over the Internet, including transaction processing, inventory management and payment processing functions. Any failure by Vialta to develop and maintain this infrastructure could hurt its ability to successfully conduct sales over the Internet, which could prevent Vialta from establishing and maintaining customer relationships and increasing its sales volume.

          - Vialta will need to improve its operational and financial systems to support its expected growth, and any inability to do so will adversely impact its ability to grow its business. To manage the expected growth of its operations and personnel, Vialta will need to improve its operational and financial systems, procedures and controls. Vialta's current and planned systems, procedures and controls may not be adequate to support its future operations and expected growth. Delays or problems associated with any improvement or expansion of its operational systems and controls could adversely impact its relationships with customers and harm its reputation and brand.

PRODUCT DEFECTS, SYSTEM FAILURES OR INTERRUPTIONS MAY HAVE A NEGATIVE IMPACT ON VIALTA'S REVENUES, DAMAGE VIALTA'S REPUTATION AND DECREASE VIALTA'S ABILITY TO ATTRACT NEW CUSTOMERS.

     Errors and product defects can result in significant warranty and repair problems, which could cause customer relations problems. Correcting product defects requires significant time and resources, which could delay product releases and affect market acceptance of Vialta's products. Any delivery by Vialta of products with undetected material product defects could harm Vialta's credibility and market acceptance of its products.

     Vialta's ability to process purchases of content from its ViMedia content-service and to provide uninterrupted access to the Internet will depend on the efficient and uninterrupted operation of its computer and communications systems. Vialta's computer hardware and other operating systems are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunication failures and similar events. They are also subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. Although Vialta has taken precautions against such damage, including installing backup servers as part of Vialta's network infrastructure, a natural disaster or other unanticipated problems at one or more of Vialta's facilities could result in interruptions in its business. These types of interruptions may reduce Vialta's revenues and profits. Vialta's business also will be harmed if consumers believe its ViMedia content delivery service or its Internet service is unreliable. In addition to placing increased burdens on Vialta's technical staff, service outages may create a large number of customer questions and complaints that must be responded to by our customer support personnel. Any damage to, or failure of, Vialta's systems could result in reductions in, or terminations of, services supplied to its customers, which could have a material adverse effect on Vialta's business and irreparably damage Vialta's reputation and ability to attract new customers.

VIALTA'S FUTURE RESULTS COULD BE HARMED BY ECONOMIC, POLITICAL, REGULATORY AND OTHER RISKS ASSOCIATED WITH ITS RELIANCE ON INTERNATIONAL SALES AND OPERATIONS.

     Substantially all of Vialta's products are anticipated to be manufactured, assembled and tested by independent third parties in China. In addition, most of Vialta's suppliers are located in China, Hong Kong and Taiwan. Vialta also anticipates that revenue from international sales will represent a significant portion of its total revenue, as one of Vialta's strategic partners is also located in China and Vialta expects that it will enter into sales and distribution arrangements with other firms located in China, Taiwan and other foreign countries. Due to its international operations and relationships, and due to its reliance on foreign third-party manufacturing, assembly and testing operations, Vialta is subject to the risks of conducting business outside of the United States, including:

          - changes in political and strategic relations between China, Taiwan and the United States;

          -    changes in foreign currency exchange rates;

          - changes in a specific country's or region's political or economic conditions, particularly in China, Taiwan and other emerging Asian markets;

          - trade protection measures and import or export licensing requirements;

          -    potentially negative consequences from changes in tax laws;

          - difficulty in managing widespread sales and manufacturing operations; and

          -    less effective protection of intellectual property.

VIALTA'S SUCCESS PARTLY DEPENDS ON ITS ABILITY TO SECURE AND PROTECT ITS PROPRIETARY RIGHTS.

     Vialta's success and ability to compete are partly dependent upon its internally developed technology. Vialta relies on patent, trademark and copyright law, trade secret protection and confidentiality or license agreements with Vialta's employees, customers, partners and others to protect its proprietary rights. However, the steps Vialta takes to protect its proprietary rights may be inadequate. Vialta has filed two U.S. patent applications, one to cover ViDVD proprietary functions and digital encoder and decoder solutions and another to cover videophone technology. In addition, Vialta has neither sought nor obtained any foreign patents covering any of its technology, and may no longer be able to seek foreign patent protection for some of its technology. To date, no patents have been issued, and Vialta cannot assure you that any patents will ever be issued, that any issued patents will protect its intellectual property or that third parties will not challenge any issued patents. In addition, other parties may independently develop similar or competing technologies designed around any patents that may be issued to Vialta.

     The laws of certain foreign countries in which Vialta's products are or may be designed, manufactured or sold, including various countries in Asia, may not protect its products or intellectual property rights to the same extent as do the laws of the United States, and thus make the possibility of piracy of its technology more likely. Vialta cannot assure you that the steps taken by Vialta to protect its proprietary information will be adequate to prevent misappropriation of its technology or that Vialta's competitors will not independently develop technologies that are substantially equivalent or superior to its technology. Vialta's failure to protect its proprietary rights could harm its business.

ANY FAILURE BY VIALTA TO OBTAIN THE LICENSES OF INTELLECTUAL PROPERTY REQUIRED FOR THE OPERATION OF VIALTA'S BUSINESS ON ACCEPTABLE TERMS COULD ADVERSELY AFFECT VIALTA'S OPERATING RESULTS.

     Vialta relies on licenses of intellectual property from third parties for use in its business. Although Vialta believes that it currently holds all licenses necessary to manufacture and sell its ViDVD players, these licenses are subject to the terms of the agreements under which they were acquired by Vialta, and Vialta likely will be required to renegotiate its existing licenses in the future. Although Vialta has already licensed selected audio and video content to be distributed as part of the ViMedia content delivery service, Vialta will need to obtain licenses to a substantially greater volume of content for the ViMedia service to be successful. Vialta will also have to negotiate to acquire any new licenses required for the development, manufacture and sale of its future products and services. Vialta cannot assure you that any of these licenses will be available in the future, and even if these licenses are available, they may not be available on favorable terms and may require Vialta to pay new or additional royalties on the sale of its Digital Home Systems products and services. In addition, Vialta's ability to negotiate favorable license terms may decrease after the distribution and the restructuring of Vialta's relationship with ESS. Any failure by Vialta to obtain the licenses of intellectual property required for the operation of Vialta's business on acceptable terms could adversely affect Vialta's operating results.

VIALTA MAY BE SUBJECT TO CLAIMS THAT ITS INTELLECTUAL PROPERTY INFRINGES UPON THE PROPRIETARY RIGHTS OF OTHERS, AND A SUCCESSFUL CLAIM COULD HARM VIALTA'S ABILITY TO SELL AND DEVELOP ITS PRODUCTS.

     If other parties claim that Vialta's products infringe upon their intellectual property, Vialta could be forced to defend itself or its customers, manufacturers or suppliers against those claims. Vialta could incur substantial costs to prosecute or defend those claims. A successful claim of infringement against Vialta, or any failure or inability of Vialta to develop non-infringing technology or license the infringed technology on acceptable terms and on a timely basis, could harm its business, results of operations and financial condition.

IF VIALTA LOSES KEY MANAGEMENT PERSONNEL, IT MAY NOT BE ABLE TO SUCCESSFULLY OPERATE ITS BUSINESS.

     Vialta's future performance will be substantially dependent on the continued services of its senior management, especially its Chairman and Chief Executive Officer, Fred S.L. Chan, its President, Didier Pietri, and other key personnel. The loss of any members of Vialta's executive management team and its inability to hire additional executive management could harm its business and results of operations. Vialta employs its key personnel on an at-will basis. Vialta does not maintain key person insurance policies on any of the members of its executive management team.

ANY FUTURE BUSINESS ACQUISITIONS MAY DISRUPT VIALTA'S BUSINESS, DILUTE SHAREHOLDER VALUE, OR DISTRACT MANAGEMENT ATTENTION.

     As part of Vialta's ongoing business strategy, it may consider additional acquisitions of, or significant investments in, businesses that offer products, services, and technologies complementary to its own. In particular, Vialta may pursue acquisitions and strategic alliances as a means of acquiring content to be included on Vialta's ViMedia discs. Such acquisitions could materially adversely affect Vialta's operating results and/or the price of its stock. Acquisitions also entail numerous risks, including:

     - difficulty of assimilating the operations, products, and personnel of the acquired businesses;

     -    potential disruption of Vialta's ongoing business;

     -    unanticipated costs associated with the acquisition;

     - inability of management to manage the financial and strategic position of acquired or developed products, services, and technologies;

     - inability to maintain uniform standards, controls, policies, and procedures; and

     - impairment of relationships with employees and customers that may occur as a result of integration of the acquired business.

     To the extent that shares of Vialta's stock or other rights to purchase stock are issued in connection with any future acquisitions, dilution to Vialta's existing shareholders will result and Vialta's earnings per share may suffer. Any future acquisitions or strategic investments may not generate additional revenue or provide any benefit to Vialta's business, and Vialta may not achieve a satisfactory return on its investment in any acquired businesses.

LAWS OR REGULATIONS THAT GOVERN THE CONSUMER ELECTRONICS INDUSTRY, THE TELECOMMUNICATIONS INDUSTRY, COPYRIGHTED WORKS OR THE INTERNET COULD EXPOSE VIALTA TO LEGAL ACTION IF IT FAILS TO COMPLY OR COULD REQUIRE VIALTA TO CHANGE ITS BUSINESS.

     Because Vialta's Digital Home System products and services are expected to provide Vialta's customers with access to a variety of entertainment media and methods of electronic communication, it is difficult to predict what laws or regulations will be applicable to Vialta's business. Therefore, it is difficult to anticipate the impact of current or future laws and regulations on Vialta's business. Among the many regulations that may be applicable to Vialta's business are the following:

     - Federal Communications Commission regulations relating to the electronic emissions of consumer products;

     - Federal Communications Commission regulations relating to consumer products that connect to the public telephone network;

     - Regulations relating to the access and use of the Internet issued by various federal and state governmental agencies, legislative bodies and courts, including the Federal Communications Commission, the Federal Trade Commission and the Internal Revenue Service;

     - Copyright laws relating to the use of copyrighted audio and video media; and

     - Federal export regulations relating to the export of sensitive computer technologies such as encryption and authentication software.

     Changes in the regulatory climate or the enforcement or interpretation of existing laws could expose Vialta to legal action if it fails to comply. In addition, any of these regulatory bodies could promulgate new regulations or interpret existing regulations in a manner that would cause Vialta to incur significant compliance costs or force it to alter the features or functionality of Vialta's products and services.

VIALTA AND MANY OF ITS SUPPLIERS RELY ON A CONTINUOUS POWER SUPPLY TO CONDUCT OPERATIONS, AND CALIFORNIA'S CURRENT ENERGY CRISIS COULD DISRUPT VIALTA'S BUSINESS AND INCREASE ITS EXPENSES.

     California is in the midst of an energy crisis that could disrupt Vialta's operations and increase its expenses. In the event of an acute power shortage, that is, when power reserves for California fall below certain levels, California has on some occasions implemented, and may in the future continue to implement, rolling blackouts throughout California. Some of Vialta's suppliers, particularly ESS, are also located in California. In addition, a significant portion of Vialta's non-manufacturing operations are located in California. Vialta currently does not have backup generators or alternate sources of power in the event of a blackout. If blackouts interrupt Vialta's power supply, Vialta may be temporarily unable to continue operations at its California facilities. Any such interruption in Vialta's ability to continue operations at its California facilities could harm its business and results of operation.

      RISKS RELATED TO THE SECURITIES MARKETS AND OWNERSHIP OF VIALTA STOCK

SUBSTANTIAL SALES OF VIALTA'S STOCK MAY OCCUR IMMEDIATELY FOLLOWING THE DISTRIBUTION, WHICH COULD CAUSE VIALTA'S STOCK PRICE TO DECLINE.

     ESS currently intends to distribute 51,460,851 shares of Vialta Class A common stock to its shareholders. All of these shares will be freely tradable without restriction or further registration, unless the shares are owned by one of Vialta's "affiliates," as that term is defined in Rule 405 of the Securities Act of 1933. Vialta is unable to predict whether significant amounts of Vialta stock will be sold in the open market following the distribution. It is unlikely that a sufficient number of buyers will be in the market at that time. A number of factors, including the significant possibility that the distribution will be taxable to current ESS shareholders, may cause the recipients of Vialta shares in the distribution to resell those shares immediately. Any sales of substantial amounts of common stock in the public market, or the perception that such sales might occur, whether as a result of the distribution or otherwise, could harm the market price of Vialta's stock.

THERE HAS NEVER BEEN A TRADING MARKET FOR VIALTA'S STOCK AND ONE MAY NOT DEVELOP, WHICH MAY CAUSE VIALTA'S REPORTED STOCK PRICES TO BE VOLATILE AND LIMIT YOUR ABILITY TO SELL YOUR SHARES.

     Prior to this distribution, there has been no public market for Vialta's stock. Vialta believes the initial trading volume in its stock will be low given the need for investors to assess its prospects and progress as a public company. In addition, although it is expected that trades in Vialta's Class A stock will be reported on the OTC Bulletin Board, neither Vialta's Class A nor Class B stock will be listed on any securities exchange or designated for quotation on The Nasdaq Stock Market, which may further limit the trading volume. Relatively small trades in its stock could, therefore, have a disproportionate effect on Vialta's reported stock prices.

     The OTC Bulletin Board is regulated quotation service that displays real-time quotes, last-sale prices and volume information for shares of stock that are not designated for quotation on Nasdaq or a national securities exchange. Trades in OTC listed shares will only be displayed if the trade is processed by an institution acting as a market maker for those shares. Although there will initially be at least one institution acting as a market maker for Vialta's Class A shares, that institution will not be obligated to continue making a market for any specific period of time. Thus, there can be no assurance that any institution will be acting as a market maker for Vialta's Class A stock at any time. If there is no market maker for Vialta's shares and no trades in those shares are reported, it may be difficult for you to dispose of your shares or even to obtain accurate quotations as to the market price of your shares. Moreover, because the order handling rules adopted by the Securities and Exchange Commission that apply to Nasdaq-listed shares do not apply to OTC listed shares, no market maker will be required to maintain an orderly market in Vialta shares. Accordingly, an order to sell Vialta's shares placed with a market maker may not be processed until buyer for the shares is readily available, if at all, which may further limit your ability to sell your shares at prevailing market prices.

     The stock markets in general, and the markets for consumer electronics and home entertainment stocks in particular, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may harm the trading prices of Vialta's Class A and Class B shares. Vialta cannot assure you that you will be able to resell any of your shares at or above the initial trading price. Any of these factors could adversely affect the liquidity and trading prices of Vialta's stock.

IN THE FUTURE, VIALTA'S REVENUES AND QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY, WHICH MAY ADVERSELY AFFECT THE MARKET PRICES OF ITS CLASS A AND CLASS B STOCK AND COULD LEAD TO VIALTA BECOMING THE TARGET OF COSTLY SECURITIES CLASS ACTION LITIGATION.

     Vialta expects its revenues and operating results to fluctuate significantly due to a number of factors, many of which are outside of its control. Therefore, you should not rely on period-to-period comparisons of results of operations as an indication of Vialta's future performance. It is possible that in some future periods its operating results may fall below the expectations of market analysts and investors. In this event, the market prices of Vialta's Class A and Class B stock would likely fall. Factors that may affect Vialta's quarterly operating results include:

          -    unanticipated failure to timely launch the ViDVD;

          -    unsuccessful launch of the ViDVD;

          -    ongoing demand and supply for ViDVD players;

          -    seasonality and other consumer and advertising trends;

          - changes in the economic terms of Vialta's relationships with its strategic partners;

          - unanticipated shortfalls in the supply of components necessary for the manufacture of Vialta's products;

          - changes in Vialta's pricing policies, the pricing policies of its competitors and general pricing trends in the multimedia appliance market;

          - unanticipated shortfalls in revenue due to the fact that Vialta's expenses precede associated revenues;

          - changes in estimates of its financial performance or changes in recommendations by securities analysts;

          - release of new or enhanced products or services or introduction of new marketing initiatives by Vialta or its competitors;

          - announcements by Vialta or its competitors of the creation or termination of significant strategic partnerships, joint ventures, significant contracts, or acquisitions;

          - the market price generally for consumer electronics and home entertainment industry stocks;

          -    market conditions affecting the home entertainment industry;

          -    fluctuations in operating results;

          -    additions or departures of key personnel;

          - demand for and consumer acceptance of other anticipated future Digital Home System product and services offerings; and

          -    general economic conditions.

     In the past, securities class action litigation has often been brought against a company following stock price declines. Vialta may be the target of similar litigation in the future if the price of its common stock declines. Securities litigation could result in substantial costs and diversion of management attention and resources, all of which could materially harm Vialta's business, financial condition and results of operations.

SEASONAL TRENDS MAY CAUSE VIALTA'S QUARTERLY OPERATING RESULTS TO FLUCTUATE, WHICH MAY ADVERSELY AFFECT THE MARKET PRICE OF ITS STOCK.

     Domestic consumer electronic product sales have traditionally been much higher during the holiday shopping season than during other times of the year. Although predicting consumer demand for Vialta's products will be very difficult, Vialta believes that sales of ViDVD players will be disproportionately high during these periods when compared to other times of the year. As a result, if Vialta is unable to complete the launch of the ViDVD in advance of the 2001 holiday shopping season, Vialta's operating results for the fourth quarter of 2001 will be significantly lower than anticipated. In addition, due to Vialta's need for the cash flow from its shipments during the 2001 holiday shopping season to fund the planned expansion of Vialta's operations during the first, second and third quarters of 2002, any failure by Vialta to timely complete the launch of the ViDVD will also adversely affect Vialta's quarterly operating results during those subsequent quarters. Even if Vialta is successful in completing the launch of the ViDVD in advance of the 2001 holiday shopping season, Vialta's quarterly operating results will still be affected by Vialta's success in the 2001 holiday season and in future holiday seasons. Any fluctuation in Vialta's quarterly operating results may cause the market price of Vialta's Class A shares to decline, and that decline may be substantial if the fluctuation is caused by a delay in the launch of the ViDVD. Finally, if Vialta is unable to accurately forecast and respond to consumer demand for its Digital Home System products, its reputation and brand will suffer, and the market price of its stock would likely fall.

INSIDERS WILL HAVE SUBSTANTIAL VOTING CONTROL OVER VIALTA AFTER THE DISTRIBUTION AND COULD DELAY OR PREVENT VIALTA FROM ENGAGING IN A CHANGE OF CONTROL TRANSACTION AND YOU FROM SELLING YOUR VIALTA SHARES AT A PREMIUM TO THE SHARES' THEN CURRENT MARKET VALUE.

     After the distribution, Vialta anticipates that its officers, directors and five percent or greater shareholders will beneficially own or control, directly or indirectly, approximately 18,688,857 Class A shares and approximately 34,111,000 Class B shares, which in the aggregate will represent an approximately 44.5% voting interest in the outstanding shares of Vialta common stock. Fred S.L. Chan, Vialta's Chairman and Chief Executive Officer, will beneficially own or control, directly or indirectly, approximately 18,579,768 Class A shares and approximately 13,200,000 Class B shares, which in the aggregate will represent an approximately 35.5% voting interest in the outstanding shares of Vialta common stock. These shareholders will have the ability to control all matters submitted to Vialta shareholders for approval, including the election and removal of directors and the approval of any business combinations. You can read more about the ownership of Vialta shares by its executive officers, directors and principal shareholders in the section entitled "Principal Shareholders."

PROVISIONS IN VIALTA'S CHARTER DOCUMENTS AND DELAWARE LAW MAY DELAY OR PREVENT ACQUISITION OF VIALTA, WHICH COULD DECREASE THE VALUE OF VIALTA'S SHARES.

     Vialta's certificate of incorporation and bylaws and Delaware law contain provisions that could make it more difficult for a third party to acquire it without the consent of its board of directors. Delaware law also imposes some restrictions on mergers and other business combinations between Vialta and any holder of 15% or more of Vialta's outstanding shares. Although Vialta believes these provisions provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with its board of directors, these provisions apply even if the offer may be considered beneficial by some shareholders.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This information statement, including the sections entitled "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" contains forward-looking statements. These statements relate to future events or Vialta's future financial performance and involve known and unknown risks, uncertainties and other factors that may cause Vialta or Vialta's industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this information statement. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These and other factors may cause Vialta's actual results to differ materially from any forward-looking statement.



                                 DIVIDEND POLICY

     Vialta has never declared or paid cash dividends on its capital stock, and does not anticipate paying any cash dividends on its capital stock in the foreseeable future. Vialta currently anticipates that it will retain all of its future earnings for use in the development and expansion of its business and for general corporate purposes. Future dividends, if any, will be at the discretion of its board of directors and will depend upon its financial condition, operating results and other factors as determined by its board of directors. In addition, any agreement between Vialta and future lenders may restrict its ability to pay dividends.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     You should read the following selected consolidated financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Vialta's consolidated financial statements and related notes included elsewhere in this information statement. The selected consolidated statement of operations data set forth below for the periods from Vialta's inception to December 31, 1999 and for the year ended December 31, 2000, and the selected consolidated balance sheet data as of December 31, 1999 and 2000 are derived from, and are qualified by reference to, Vialta's audited consolidated financial statements included elsewhere in this information statement.

     The consolidated statements of operations data for the three months ended March 31, 2000 and 2001 and for the cumulative period from April 20, 1999 through March 31, 2001 and the consolidated balance sheet data as of March 31, 2001 and 2000 are derived from unaudited condensed consolidated financial statements included elsewhere in this information statement. In the opinion of Vialta's management, the unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of those periods.

     The pro forma net loss per share figures give effect to the recapitalization of Vialta and the transfer of 8,939,149 shares of Vialta common stock from ESS to Vialta.

                                                                           PERIOD FROM                    PERIOD FROM
                                                                            APRIL 20,                      APRIL 20,
                                                   THREE MONTHS           1999 (DATE OF                  1999 (DATE OF
                                                       ENDED                INCEPTION)                     INCEPTION)
                                                      MARCH 31,              THROUGH       YEAR ENDED       THROUGH
                                               -----------------------       MARCH 31,     DECEMBER 31,   DECEMBER 31,
                                                 2001           2000           2001           2000           1999
                                               --------       --------    -------------    ------------  -------------
                                                              (IN THOUSANDS EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA
Operating expenses:
    Research and development                   $  4,528       $  5,678       $ 25,455       $ 19,558       $  1,369
    General and administrative                      995            600          4,584          2,927            662
    Sales and marketing                           2,357          1,153          9,566          6,699            510
                                               --------       --------       --------       --------       --------
Operating loss                                   (7,880)        (7,431)       (39,605)       (29,184)        (2,541)
Other income, net                                 1,230          1,951          9,430          7,688            512
Interest income (expense), net                      (19)            (1)        (1,692)        (1,682)             9
                                               --------       --------       --------       --------       --------
Loss before income tax benefit                   (6,669)        (5,481)       (31,867)       (23,178)        (2,020)
Income tax benefit                                   --             65          1,060            260            800
                                               --------       --------       --------       --------       --------
Net loss                                       $ (6,669)      $ (5,416)      $(30,807)      $(22,918)      $ (1,220)
                                               ========       ========       ========       ========       ========
Net loss per share, basic and diluted          $  (1.07)      $  (0.87)                     $  (3.68)      $  (0.71)
                                               ========       ========                      ========       ========
    Weighted average shares                       6,231          6,220                         6,222          1,716
                                               ========       ========                      ========       ========
Pro-forma net loss per share, basic and
    diluted (1)                                $  (0.07)      $  (0.07)                     $  (0.29)
                                               ========       ========                      ========
        Weighted average shares (1)              91,975         89,092                         91,247
                                               ========       ========                      ========

(1) The pro forma net loss per share for the three months ended March 31, 2001 and 2000 and for the year ended December 31, 2000 assume that the conversion of the preferred stock into common stock occurred on January 1, 2000 or the date of original issuance, if later.

                                                       PRO FORMA                                            DECEMBER 31
                                                        MARCH 31,      MARCH 31,      MARCH 31,      -------------------------
                                                          2001           2001           2000            2000            1999
                                                       ---------      ---------      ---------       ---------       ---------
Cash and cash equivalents, short-term investments                     $  98,009      $ 132,335       $ 136,490       $ 112,844
Working capital                                                         100,852        129,260         109,870         111,920
Total assets                                                            117,449        142,407         153,691         114,580
Notes to related party                                                       --             --          30,000              --
Other current liabilities                                                 4,021          5,753           3,594             940
Redeemable convertible preferred stock                                  142,600        142,600         142,600         114,780
Total stockholders' equity (deficit)                   $ 113,428        (29,172)        (5,081)        (22,503)         (1,140)

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of Vialta's financial condition and results of operations should be read in conjunction with "Selected Consolidated Financial Data" and Vialta's consolidated financial statements and related notes and other financial information included elsewhere in this information statement. In addition to historical information, the discussion in this information statement contains certain forward-looking statements that involve risks and uncertainties. Vialta's actual results could differ materially from those anticipated by these forward-looking statements due to many factors, including those described in "Risk Factors" and elsewhere in this information statement.

OVERVIEW

     Vialta was incorporated as a wholly-owned subsidiary of ESS on April 20, 1999. Vialta has developed a multi-featured DVD player that offers Internet access and other features that differentiate it from most DVD players currently available in the U.S. consumer market. Vialta's ViDVD player is the first product offering from Vialta's "Digital Home System" platform, which Vialta anticipates will grow to support a family of multimedia Internet appliances, as well as a complementary system for the delivery of home entertainment content. The ViDVD is a multi-purpose home entertainment device that enables consumers to play DVD, CD, MP3, karaoke and other audio and video formats and to browse the Internet through their television. The ViDVD will also be compatible with Vialta's proprietary, encrypted ViMedia discs, which will provide the consumer with the opportunity to select and purchase one or more selections from a variety of videos, karaoke titles and other home entertainment content. Future Vialta products that will be compatible with the Digital Home System platform may include a videophone, DVD burner, hard-disc digital recorder and digital photography functions. Vialta's goal is to make the ViDVD the centerpiece of consumers' home entertainment systems, combining Internet access with the features of several current consumer electronics devices into a single affordable product.

     Vialta has had no revenues from operations and has historically used vendor credit and private offerings of convertible preferred stock and common stock to fund its operations and provide for capital requirements during its development stage. For the three months ended March 31, 2001 and March 31, 2000, Vialta had net losses of $6.7 million and $5.4 million, respectively, and expects to continue to incur an increased level of losses in the second and third quarters of 2001. The losses reflect Vialta's cash burn rate for the periods indicated. From inception through March 31, 2001 Vialta had a net loss of $30.8 million. Vialta expects to commence shipments of the ViDVD during the third quarter of 2001 and, as a result, to experience a significant increase in working capital requirements due to internal and channel inventory requirements, which may be partially offset by extended credit terms from suppliers.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2001 COMPARED WITH THE THREE MONTHS ENDED MARCH 31, 2000

     The following table discloses key elements of the statements of operations, expressed as a percentage of total operating expenses.

                                                 Three Months Ended
                                          ----------------------------------
                                          March 31, 2001      March 31, 2000
                                          --------------      --------------
Operating expenses:
   Research and development                   57.5%                76.4%
   Sales and marketing                        12.6                  8.1
   General and administrative                 29.9                 15.5
                                          --------------      --------------

Operating loss                               100.0                100.0
Nonoperating income, net                      15.4                 26.2
                                          --------------      --------------
Loss before income tax benefit                84.6                 73.8
                                          --------------      --------------
Income tax benefit                              --                  0.9
                                          --------------      --------------
Net loss                                      84.6%                72.9%
                                          ==============      ==============

     Research and Development. Research and development expenses were $4.5 million for the three months ended March 31, 2001, or 57.5% of operating expenses, compared to $5.7 million, or 76.4% of operating expenses for the three months ended March 31, 2000. The decrease was primarily due to a nonrecurring purchase of technology from a related party in the amount of $2.0 million in the first quarter of 2000. The decrease was offset by increases in payroll and other expenses due to increased headcount and operating supplies as Vialta has expanded development efforts. Vialta expects research and development spending to increase in future periods as it continues to develop product enhancements and additional products and services.

     Sales and Marketing. Sales and marketing expenses were $1.0 million for the three months ended March 31, 2001, or 12.6% of operating expenses, compared to $600,000, or 8.1% of operating expenses, for the three months ended March 31, 2000. The increase was primarily due to increases in payroll and marketing expenses due to increased headcount and product introduction. Vialta expects sales and marketing spending to increase in future periods as it introduces its products.

     General and Administrative. General and administrative expenses were $2.4 million for the three months ended March 31, 2001, or 29.9% of operating expenses, compared to $1.2 million, or 15.5% of operating expenses, for the three months ended March 31, 2000. The increase was primarily due to increases in payroll and other expenses due to increased headcount and operating supplies as Vialta has expanded development efforts. Vialta expects general and administrative expense spending to increase in future periods as it builds its infrastructure to meet its administrative and operational needs as a stand-alone company.

     Nonoperating Income. Net nonoperating income was $1.2 million for the three months ended March 31, 2001 compared to $1.9 million for the three months ended March 31, 2000. Net nonoperating income consists primarily of net interest income. The decrease in net interest income was due to lower cash balances and interest expense of approximately $167,000 for the three months ended March 31, 2001.

     Income Tax Benefit. Vialta did not make a provision for income taxes for the three months ended March 31, 2001 compared to recording an income tax benefit of $65,000 for the three months ended March 31, 2000. The income tax benefit for the three months ended March 31, 2000 was a reimbursement of $65,000 from ESS pursuant to tax arrangements between ESS and Vialta as a result of ESS realizing a tax benefit for utilizing Vialta's net operating losses in the three months ended March 31, 2000. No tax benefit has been recognized during the three months ended March 31, 2001 since ESS is not expecting to benefit during fiscal year 2001 from Vialta's net operating losses. Also, Vialta does not expect any tax expenses during fiscal year 2001 because Vialta does not anticipate any net taxable income during this year.

     Net Loss. Vialta incurred a net loss of $6.7 million for the three months ended March 31, 2001, compared to $5.4 million for the three months ended March 31, 2000. The increase of $3.3 million in net loss, net of a $2.0 million non-recurring purchase of technology during the three months ended March 31, 2000, was primarily due to increased operating expenses associated with Vialta's growth and development.

YEAR ENDED DECEMBER 31, 2000 COMPARED WITH THE PERIOD FROM APRIL 20, 1999 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1999

     The following table discloses key elements of the statements of operations, expressed as a percentage of total operating expenses.

                                                             Period from April 20,
                                                            1999 (date of inception)
                                           Year Ended               through
                                       December 31, 2000       December 31, 1999
                                       -----------------    ------------------------
Operating expenses:
   Research and development                   67.0%                   53.9%
   Sales and marketing                        10.0                    26.0
   General and administrative                 23.0                    20.1
                                       -----------------    ------------------------
Operating loss                               100.0                   100.0
Nonoperating income, net                      20.6                    20.5
                                       -----------------    ------------------------
Loss before income tax benefit                79.4                    79.5
Income tax benefit                             0.9                    31.5
                                       -----------------    ------------------------
Net loss                                      78.5%                   48.0%
                                       =================    ========================

     Research and Development. Research and development expenses were $19.6 million for the year ended December 31, 2000, or 67.0% of operating expenses, compared to $1.4 million, or 53.9% of operating expenses for the period from inception through December 31, 1999. The increase was primarily due to increases in staffing and employee-related expenses, as Vialta ramped up development efforts and expenses relating to the business completing a full year of operations. Vialta also purchased ViPhone and Web Browser technology from ESS, a related party, in the amount of $2.0 million in the first quarter of 2000. Vialta expects research and development spending to increase in future periods as it continues to develop additional products and services.

     Sales and Marketing. Sales and marketing expenses were $2.9 million for the year ended December 31, 2000, or 10.0% of operating expenses, compared to $662,000, or 26.0% of operating expenses, for the period from inception through December 31, 1999. The increase was primarily due to increases in payroll and marketing expenses due to increased headcount and product introduction. Vialta expects sales and marketing spending to increase in future periods as it introduces its products.

     General and Administrative. General and administrative expenses were $6.7 million for the year ended December 31, 2000, or 23.0% of operating expenses, compared to $510,000, or 20.1% of operating expenses, for the period from inception through December 31, 1999. The increase was primarily due to increases in payroll and other employee-related expenses as a result of increased headcount and expenses relating to completing a full year of operations. Vialta expects general and administrative expense spending to increase in future periods as it builds its infrastructure to meet its administrative and operational needs as a stand-alone company.

     Nonoperating Income. Net nonoperating income was $6.0 million for the year ended December 31, 2000, or 20.6% of net expenses, compared to $521,000, or 20.5% of net expenses for the period from inception through December 31, 1999. The increase in net nonoperating income was due to an increase in net interest income, which increase was partially offset by a write off of investments totaling $1.7 million in the third quarter of 2000. The increase in net interest income in 2000 was due to higher average cash balances.

     Income Tax Benefit. Vialta recorded an income tax benefit of $260,000 for the year ended December 31, 2000, compared to an income tax benefit of $800,000 for the period from inception to December 31, 1999. Pursuant to a tax arrangement between ESS and Vialta, the income tax benefit for the year ended December 31, 2000 and the period from inception to December 31, 1999 results from ESS realizing a tax benefit for utilizing Vialta's net operating losses. No tax benefit has been recognized during the three months ended March 31, 2001 since ESS is not expecting to benefit during fiscal year 2001 from Vialta's net operating losses. Also, Vialta does not expect any tax expenses during fiscal year 2001 because Vialta does not anticipate any net taxable income during this year.

     Net Loss. The net loss was $22.9 million for the year ended December 31, 2000, or 78.5% of net expenses, compared to $1.2 million for the period from inception through December 31, 1999, or 48.0% of operating expenses. The increase in net loss was primarily due to increased operating expenses associated with Vialta's growth and development.

LIQUIDITY AND CAPITAL RESOURCES

     As of March 31, 2001, Vialta had $98.0 million in cash, cash equivalents and short-term investments compared to $136.5 million as of December 31, 2000, representing a decrease of $38.5 million. The December 31, 2000 figure includes a $30.0 million loan from a related party controlled by Annie M.H. Chan, a director of ESS and the spouse of Fred S.L. Chan, chairman and chief executive officer of Vialta. The $30.0 million short-term loan along with $194,000 in accrued interest was repaid in January 2001.

     Vialta's principal sources of liquidity were cash, cash equivalents and short-term investments. Net cash used in operating activities was approximately $4.9 million and $2.7 million for the three months ended March 31, 2001 and March 31, 2000, respectively, representing an increase of approximately $2.2 million. The increase was primarily due to increased operating expenses incurred by Vialta in its efforts to complete development of its first commercial products and prepare for a product launch by July 2001. For the three months ended March 31, 2001 and March 31, 2000, Vialta had a net loss of $6.7 million and $5.4 million, respectively, and expects to continue to incur an increased level of losses in the second and third quarters of 2001. The losses reflect Vialta's cash burn rate for the periods indicated. Vialta expects to begin shipment of its first product during the third quarter of 2001 and, as a result, to experience a significant increase in working capital requirements due to internal and channel inventory requirements, which increase may be partially offset by extended credit terms from suppliers.

     Vialta believes that its existing cash and cash equivalents as of March 31, 2001 will be sufficient to fund acquisitions of inventory, property and equipment and provide adequate working capital through at least the 12 month period ending March 31, 2002. However, to achieve its longer term goals of introducing additional products and services to consumers beyond March 31, 2002, Vialta believes it will need to raise additional capital, which may not be available on acceptable terms, if at all. Capital expenditures for the 12 month period ending March 31, 2002 are anticipated to be approximately $24.8 million to be used primarily for the acquisition of media content licenses and capital equipment. Net inventory build requirements are expected to be approximately $52.5 million during the 12 month period ending March 31, 2002. Vialta may also utilize cash to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies and media content which may significantly increase Vialta's planned requirements for capital. In addition, from time to time, in the ordinary course of business, Vialta may evaluate potential acquisitions of or investments in such businesses, products or technologies owned by third parties.

     Vialta has historically used vendor credit as well as private offerings of convertible preferred stock and common stock to fund operations and provide for capital requirements during its development stage. The Company believes its current cash and cash equivalents together with future private and public equity offerings, as well as private debt offerings including bank financing and credit lines and leases will be sufficient to fund future operations plus planned and unplanned capital and investment activities. However the price per share of any future equity related financing will be determined at about the time the offering is made and cannot be determined or anticipated at this time. If additional funds are raised through the issuance of equity securities, the percentage ownership of current shareholders may be reduced and such equity securities may have rights, preferences or privileges senior to those of current shareholders. No assurances can be given that additional financing will be available or that, if available, it can be obtained on terms favorable to Vialta and its shareholders. If adequate funds are not available if and when needed, the Company would be required to delay, limit or eliminate some or all of its proposed operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     Interest Rate Risks. Vialta invests in short-term investments. Consequently, Vialta is exposed to fluctuation in interest rates on these investments. Increases or decreases in interest rates generally translate into decreases and increases in the fair value of these investments. In addition, the credit worthiness of the issuer, relative values of alternative investments, the liquidity of the instrument, and other general market conditions may affect the fair values of interest rate sensitive investments. In order to reduce the risk from fluctuation in rates, Vialta invests in highly liquid governmental notes and bonds with contractual maturities of less than two years. All of the investments have been classified as available for sale, and at March 31, 2001, the fair market value of Vialta's investments approximated their costs.

     Foreign Exchange Risks. Because the Company's products are manufactured primarily in Asia, the Company is exposed to market risk from changes in foreign exchange rates, which could affect its results of operations and financial condition. In order to reduce the risk from fluctuation in foreign exchange rates, the Company's product sales and all of its arrangements with its third party manufacturers and component vendors are denominated in U.S. dollars. The Company has not entered into any currency hedging activities.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133" ("SFAS 137"). SFAS 133 requires that all derivative financial instruments be recorded on the balance sheet at their fair market value. Changes in the fair market value of derivatives are recorded each period in current earnings or comprehensive income, depending on whether a derivative is designed as a part of a hedge transaction, and if so, the type of hedge transaction. The effective date of SFAS 133, as amended, is for fiscal years beginning after June 15, 2000. Vialta does not currently hold derivative instruments or engage in hedging activities.

     In March 2000, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25." FIN 44 clarifies the application of Opinion 25 for (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000. The adoption of FIN 44 did not have a material effect on the financial position or results of operations of Vialta.

                                    BUSINESS

OVERVIEW

     Vialta has developed a multi-featured DVD player that offers Internet access and other features that differentiate it from most DVD players currently available in the U.S. consumer market. This ViDVD player is the first product offering from Vialta's "Digital Home System" platform, which Vialta anticipates will grow to support a family of multimedia Internet appliances, as well as a complementary system for the delivery of home entertainment content.

     The ViDVD is a multi-purpose home entertainment device that enables consumers to play DVD, CD, MP3, karaoke and other audio and video formats and to browse the Internet through their television. Vialta expects the ViDVD to be complemented by its ViMedia content-delivery service, through which Vialta will distribute discs with movies, music, karaoke and other home entertainment content licensed by Vialta. Unlike standard CDs or DVDs currently on the market, these proprietary ViMedia discs can incorporate a variety of entertainment content on one disc. ViMedia discs can be played only on products supported by the Digital Home System platform.

     The Digital Home System platform consists of Vialta's internally-developed operating system and related software. This platform allows users to access the Internet from their living room through an easy-to-use interface, and to play disc content in a variety of audio and video formats. The Digital Home System platform also includes a parental control feature for content contained on discs that include a rating system. In addition to its use in Vialta-branded products, Vialta anticipates that it will license its Digital Home System platform architecture to manufacturers of consumer electronics products and Internet appliances.

     Vialta's goal is to make the ViDVD and other Digital Home System-supported products the centerpiece of consumers' home entertainment systems, combining Internet access with the features of several current consumer electronics devices into a single affordable product. Vialta intends to commence shipments of the ViDVD to the retail channel in July 2001.

2001 PLAN OF OPERATIONS

     During the remainder of 2001, Vialta anticipates continuing with research and development of the Digital Home System platform, the ViDVD, the ViMedia content delivery service and future Digital Home Systems products. These efforts will include the development of communication frameworks, payment architecture, content delivery architecture and digital rights management, as well as new features and performance enhancements for the ViDVD. Vialta also intends to commence shipments of the ViDVD to the retail channel in July 2001. Vialta expects to continue its efforts to gain shelf space for the ViDVD in major consumer electronics store and mass merchant retailers. In addition, Vialta intends to pursue arrangements under which established original equipment manufacturers license the Digital Home System platform technology for the manufacture and distribution of ViDVDs.

PRODUCTS AND SERVICES

     The ViDVD. The ViDVD is a multi-purpose DVD player designed to play a variety of rich media content and provide Internet access. The ViDVD plays video content in DVD and Vialta's proprietary ViMedia format, audio content in CD, MP3 and Vialta's proprietary ViAudio format, and also features a karaoke player. In addition to these features, the ViDVD offers Internet access via a built-in modem and user navigational control with its wireless keyboard and wireless remote control. The ViDVD features an easy-to-use interface that provides one-click access to each of its various functions, and includes a basic email application for use with a dial-up Internet connection. In addition, the ViDVD includes a parental control function that allows users to utilize the rating systems in place on certain discs to restrict the device's ability to play specific content.

     Vialta expects that its unique combination of semiconductor components and the browser architecture built into Vialta's Digital Home System platform will make the consumer price of the ViDVD comparable to that of medium to higher-priced standard DVD players and less expensive than many other multi-featured DVD players.

     ViMedia content-delivery service. Both Vialta self-branded ViDVDs and ViDVDs produced by companies that license Vialta's Digital Home System platform are expected to be complemented by the ViMedia content-delivery service, through which Vialta will distribute discs with movies, karaoke, documentaries, cooking and travel programs, cartoons and other home entertainment content. Vialta plans to include a single bundled ViMedia disc in its first shipment of ViDVDs, and plans to register purchasers for free shipments of a limited number of additional ViMedia discs. The ViMedia discs include content licensed by Vialta. Vialta will need to license or acquire additional content in order to provide new ViMedia discs, and is currently exploring new opportunities to license or acquire additional content.

     Vialta anticipates that ViMedia discs with content-based themes will be distributed regularly to all registered ViDVD users, and that all content on these discs will be integrated into a comprehensive ViMedia index on a film-by-film or song-by-song basis. Over time, Vialta expects that ViMedia participants will develop a fully-indexed library of movies, karaoke songs, documentaries, cooking and travel programs, cartoons and other home entertainment content. The ViMedia interface enables users to quickly search all of the content on a disc by artist or title. In addition, ViMedia discs will include hyperlinks to web sites for access to content and online commerce opportunities with ViMedia advertisers.

     The Digital Home System platform. Vialta's Digital Home System platform provides multimedia appliances, including the first Digital Home System product, the ViDVD, with an easy-to-use interface with a distinct look and feel. The first platform will be driven by ESS-produced semiconductor solutions. Vialta's proprietary architecture and related software will provide features that differentiate its products from standard DVD players and other similar offerings. Specifically, Vialta's Digital Home System platform enables users to browse the Internet via a wireless keyboard or remote control over a television-based interface.

     Future products and services. Vialta anticipates that it will develop additional products compatible with the Digital Home System platform that may include a videophone, DVD burner and hard-disc digital recorder. Vialta also is currently developing the ability to support JPEG digital image files stored on a CD-ROM, allowing a consumer to view pictures taken with a digital camera on their television screen. In addition, Vialta anticipates that users may be able to update some of the features of their ViDVDs through software upgrades downloaded from the Internet.

SALES AND MARKETING

     Vialta intends to sell to its end users primarily through distributors and both online and traditional retailers. It plans to leverage strategic relationships with manufacturers' representatives to gain shelf space for its Digital Home System products in national and regional consumer electronics retail stores, as well as in mass merchant retailers. Additionally, Vialta expects to market its products on television shopping channels and through its web site.

     Vialta also intends to license its Digital Home System platform technology to other companies that want to manufacture and distribute ViDVDs. Vialta is currently negotiating an agreement with one original equipment manufacturer providing for this kind of license. Vialta hopes to enter into several more licensing arrangements, and is targeting established original equipment manufacturers that have access to significant retail channels and can more efficiently develop and manage the marketing of consumer electronics products. Vialta plans to work in conjunction with ESS to jointly target current customers of ESS semiconductor solutions.

     Vialta does not plan to spend significant funds sponsoring a large-scale media advertising budget. This approach is largely driven by its desire to offer affordable Digital Home System products. Instead, Vialta intends to focus initially on promotional programs to educate sales associates at national consumer electronics retailers about the benefits of Vialta's Digital Home System products. Vialta also plans to develop and deploy kiosks inside major retail outlets that will provide retail shoppers with a hands-on demonstration of its Digital Home System products. In addition, Vialta anticipates entering into cooperative advertising arrangements with its retail partners and distributors, and providing product and platform support to those companies that have licensed Vialta's Digital Home System technology.

CUSTOMER SERVICE AND SUPPORT

     Vialta believes that customer service and technical support are essential parts of the sales process in its markets. Vialta intends to work closely with its end-users both to improve customer satisfaction and develop future Digital Home System products and features to meet specific customer needs. Vialta anticipates that it will have call centers based in Toronto, Canada and Fremont, California that will answer user questions relating to its Digital Home System products and provide support for any future content-delivery service offered in connection with the ViDVD.

PRODUCT DEVELOPMENT

     Vialta's product development efforts are focused on the design and development of software and applications framework to enhance its Digital Home System offerings. Vialta believes that these efforts will allow it to introduce new and improved products in a timely manner at competitive prices.

     Vialta's engineers are currently developing improvements to the operating system software that supports the Digital Home System platform. Vialta is also focusing efforts on developing communication frameworks, payment architecture, content delivery architecture, digital rights management, and new features and performance enhancements for the ViDVD. Vialta's engineers are also engaged in the development of new Digital Home Systems products as well as future generations of the ViDVD.

     Vialta's research and development expenses were approximately $1.4 million and $19.6 million for the period from inception to December 31, 1999 and the year ended December 31, 2000, respectively, and $4.5 million for the three months ended March 31, 2001.

     In October 1999, Vialta entered into an agreement with EnReach Technology for the acquisition of EnReach's web site software. As part of this agreement, eight contract engineers were transferred from EnReach's Canadian office to Vialta as regular full-time employees. In December 1999, Vialta established a wholly-owned subsidiary, Vcom Canada Holdings, Inc., which operates as a research and development center for web site portal development.

     In August 1999, Vialta entered into two research and development agreements with ESS, which specify the terms under which Vialta and ESS will provide each other with product development services. These agreements provide that Vialta will own any technology developed under these agreements with respect to its videophone and web browser businesses.

INTELLECTUAL PROPERTY

     Intellectual property protection. Vialta relies on a combination of patent, trademark and copyright law, trade secret protection and confidentiality or license agreements with Vialta's employees, customers, partners and others to protect its proprietary rights. Vialta has filed two patent applications, one to cover ViDVD proprietary functions and digital encoder and decoder solutions and another to cover audio compression technology. In addition, Vialta has filed similar applications in Taiwan and with the patent cooperation treaty, which reserves the right to file in foreign countries. To date, none of the patents have been issued.

     Vialta has filed trademark applications in the United States, Brazil, Canada, China, the European Union, Hong Kong, Japan, Singapore and Taiwan. The marks for which Vialta has filed applications include the Vialta logo, ViDVD, ViMedia, ViMag, ViMagazine, ViAudio and ViZip.

     Arrangements with ESS. In connection with the distribution, ESS and Vialta intend to enter into a master technology ownership and license agreement, pursuant to which ESS will assign to Vialta specific technology and trademarks related to Vialta's business and ESS will license to Vialta specific technology and trademarks related to Vialta's business. See "Related Party Transactions -- Separation Agreements between ESS and Vialta."

     At the time of its formation, Vialta entered into several intellectual property agreements with ESS. It purchased from ESS all of ESS' proprietary rights and benefits conferred under the laws of the United States with respect to its videophone business and web browser business. Vialta also entered into two research and development agreements, under which Vialta and ESS provide each other with product development services. The first of these research and development agreements provides that: (i) technology developed under the agreement with respect to board operation, videophone, Internet phone and web browser products will be owned by Vialta, (ii) ESS shall have a license to market products incorporating the technology relating to board operation, Internet phone and web browser, and (iii) all software jointly developed shall be jointly owned. The second development agreement provides that technology developed under the agreement with respect to semiconductor solutions will be owned by ESS and Vialta shall have an exclusive license. In addition, Vialta entered into a purchase agreement under which ESS agreed to provide Vialta with semiconductor products at the lowest rate provided to ESS' other customers.

MANUFACTURING

     Vialta develops all of its products internally and outsources manufacturing. Vialta's self-branded ViDVDs are expected to be manufactured by multiple contract manufacturing vendors located in China. Vialta anticipates entering into manufacturing arrangements with these vendors which will provide Vialta with sufficient manufacturing capacity. Vialta's quality assurance engineers will be on-site at the manufacturing locations. Vialta plans to outsource import and export logistics, including clearance of Chinese and U.S. customs, ocean freight, warehousing, and all shipment to retail distribution centers, individual retailers and individual customers purchasing ViDVDs online.

COMPETITION

     Vialta will target the multimedia appliance and home entertainment markets with its ViDVD product, both of which are intensely competitive and rapidly evolving.

     The ViDVD will compete directly with several other currently available or soon to be introduced multimedia appliance offerings from major consumer electronics manufacturers, such as Apex, Toshiba, Raite and Samsung, and with products developed by smaller companies, including the i2DVD, Neon, nReady and TVPC products. Like the ViDVD, nearly all of these products accommodate media in DVD, CD and MP3 format, many offer Internet access capabilities, and some include a karaoke feature.

     In addition, as a home entertainment product, Vialta expects that the ViDVD will also compete with:

          -    standard DVD and CD players;

          - the Sony PlayStation 2, the Microsoft Xbox and other web-enabled, multi-function game players;

          -    personal computers;

          -    WebTV and other television-based Internet appliances;

          -    Web-enabled wireless telephones and PDAs;

          -    video-on-demand services;

          -    karaoke machines; and

          -    video cassette recorders and laser disc players.

     Most of these products are already widely available through retail distribution channels, and many of these products are already familiar to and accepted by consumers. Although these products lack the expanded functionality of the ViDVD and other competing multimedia appliances, most of the manufacturers and distributors of these competing home entertainment products have substantially greater brand recognition, market presence, distribution channels, advertising and marketing budgets and promotional and other strategic partners than Vialta.

EMPLOYEES

     As of April 30, 2001, Vialta had 227 employees, including 116 in research and development, 31 in marketing, sales and support, 37 in manufacturing and operations and 43 in finance and administration.

FACILITIES

     Vialta's corporate headquarters and one of its research and development centers are in a facility of 78,000 square feet located in Fremont, California. Vialta leases this facility from ESS. See "Related Party Transactions -- Separation Agreements between ESS and Vialta -- Real Estate Matters Agreement." Vialta has a research and development center in Hong Kong, where it leases 3,135 square feet of space under a lease that expires in July 2002. It has 15,500 square feet of space in Toronto, Canada, under a lease that expires in September 2004. This space is used to house Vialta's portal development center and call center for product and Internet service provider support. Vialta also uses 2,000 square feet of space in Honolulu to house some of its Internet service provider functions, under an arrangement with an entity controlled by the spouse of Vialta's Chairman and Chief Executive Officer.

LEGAL PROCEEDINGS

     Vialta is not currently engaged in any legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth information regarding Vialta's executive officers and directors as of April 30, 2001:

NAME                        AGE              TITLE
----                        ---              -----
Fred S.L. Chan              53               Chairman of the Board and Chief Executive Officer
Didier Pietri               38               President
Bob Woo                     53               Vice President -- Engineering
Steve Charng                42               Vice President -- Software Engineering
Al Brady Law                56               Vice President -- Content
Charles Root                49               Vice President -- Marketing
Michael Wang                37               Vice President -- Operations
Steve Caudle                43               Vice President -- Internet Services
Herbert Chang               38               Director
Matthew K. Fong             47               Director
Masahara Shinya             57               Director

     Fred S.L. Chan has been Vialta's Chairman of the Board and Chief Executive Officer since April 1999. Mr. Chan has been a director of ESS, Vialta's parent company, since January 1986, and has been Chairman of the Board of Directors of ESS since October 1992. Mr. Chan served as Chief Executive Officer of ESS from June 1994 to September 1999. Mr. Chan holds B.S.E.E. and M.S.C. degrees from the University of Hawaii. Mr. Chan is the brother-in-law of Bob Woo, Vialta's Vice President -- Engineering.

     Didier Pietri was appointed President of Vialta in April 2001. Prior to joining Vialta, Mr. Pietri was President and Chief Executive Officer of TVA/Motion International, a Canadian entertainment production and distribution company. He served as President of ABC Pictures and was the Senior Vice President of ABC Television Network Group from August 1992 to July 1999.

     Bob Woo has been Vialta's Vice President - Engineering since April 1999. From April 1998 to April 1999, Mr. Woo served as Vice President - Engineering of ESS. From 1995 until April 1998, Mr. Woo served as President and Chief Executive Officer of AVC Technology, a company founded by Mr. Woo that develops and markets products in the multimedia arena. Mr. Woo is the brother-in-law of Fred S.L. Chan, Vialta's Chairman of the Board and Chief Executive Officer.

     Steve Charng has been Vialta's Vice President -- Software Engineering since September 1999. From March 1998 to September 1999, Mr. Charng worked for ESS as Senior Project Manager for ESS' VIC (Video Internet Computer) product. Prior to joining ESS, he was an Assistant Vice President at DynaLab Inc., a font and Internet applications company, from October 1991 to March 1998. Mr. Charng holds a B.S. in Computer Science and a Master's Degree in Electrical Engineering.

     Al Brady Law has been Vialta's Vice President -- Content since October 2000. From September 1996 to October 2000, Mr. Law was the Vice President of Content Acquisition and Development for Command Audio Corporation, a company that developed audio-on-demand technology. From April 1994 to September 1996, Mr. Law was the Director of Programming and Operations at Capital Cities/ABC.

     Charles Root has been Vialta's Vice President -- Marketing since May 2000. From August 1999 until March 2000, he was the Vice President -- Marketing for Proview Technologies, a retail products manufacturer. From May 1998 to July 1999, Mr. Root was a self-employed executive planning consultant. He served as Vice President and General Manager for Hyundai Electronics America from December 1995 to April 1998.

     Michael Wang has been Vialta's Vice President -- Operations since August 2000. Prior to joining Vialta, Mr. Wang served as the Vice President and General Manager for Technicolor's package media group from December 1998 to July 2000. Before he worked at Technicolor, Mr. Wang was the General Manager for AlliedSignal, an aerospace company, from August 1996 to November 1998. Mr. Wang holds both a B.S. and Masters Degree in Aerospace Engineering from Beijing University. He earned a Masters of Systems Degree from Oakland University in Michigan and an MBA from the University of Chicago.

     Steve Caudle has been Vialta's Vice President -- Internet Services since March 2000. He served as Vialta's Executive Director of Internet Services from November 1999 until March 2000. Mr. Caudle came to Vialta from The Northface, a clothing retailer, where he was Senior Vice President and Chief Information Officer from February 1998 to November 1999. Mr. Caudle has also held positions as Senior Vice President of Internet Services at Pacific Bell from April 1997 to February 1998, and as Senior Vice President for Bank of America from June 1993 to April 1997. Mr. Caudle holds a B.S. in Electrical Engineering from San Jose State University.

     Herbert Chang has been a member of Vialta's board of directors since November 1999. Mr. Chang is the President of InveStar Capital, Inc., a venture capital firm. He has held that position since August 1996. Mr. Chang holds a B.S. in Geology from National Taiwan University and a Masters in Business Administration from National Chiao-Tung University.

     Matthew K. Fong has been a member of Vialta's board of directors since April 1999. Mr. Fong serves as Vice Chairman of the Board of ESS. Since February 1999, Mr. Fong has been an attorney with the law firm of Sheppard, Mullin, Richter & Hampton, LLP and the Chief Executive Officer of Strategic Advisory Group, a financial and high technology consulting group that he founded. Prior to that, Mr. Fong served as California State Treasurer from January 1995 to January 1999. He has also led global investment missions as the Chief Financial Officer for California and served on the National Economic Growth and Taxation Committee in Washington, D.C. Mr. Fong was Vice Chairman of the State Board of Equalization from 1991 to 1994.

     Masahara Shinya has been a member of Vialta's board of directors since April 1999. Mr. Shinya is the Chairman and CEO of Global Alliance Inc., a technology consulting firm that he founded in March 1999. Since April 1999, he has served as the Chairman and Chief Executive Officer of Universe Electron Corporation, a company that distributes semiconductor products. From September 1990 to March 1999, Mr. Shinya was the President of another distributor of semiconductor products, Kanematsu Semiconductor Corporation. Mr. Shinya currently serves as a director of three other companies, including Impala Linear Corporation, Capella Microsystems, Inc., and Altigen Communications, Inc.

BOARD COMPOSITION

     Vialta's board of directors currently consists of four members.

BOARD COMMITTEES

     The audit committee of Vialta's board of directors recommends the appointment of Vialta's independent auditors, reviews its internal accounting procedures and financial statements and consults with and reviews the services provided by its independent auditors, including the results and scope of their audit. The audit committee currently consists of Messrs. Shinya and Fong.

     The compensation committee of the board of directors reviews and recommends to the board the compensation and benefits of all of Vialta's executive officers, administers the stock option plans and establishes and reviews general policies relating to compensation and benefits of Vialta's employees. The compensation committee currently consists of Messrs. Shinya and Fong.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of Vialta's compensation committee has at any time been one of its officers or employees. None of Vialta's executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on its board of directors or compensation committee. Prior to the creation of Vialta's compensation committee, all compensation decisions were made by its full board.

COMPENSATION OF DIRECTORS

     Vialta's directors do not receive cash compensation for their services as directors or members of committees of the board, but are reimbursed for reasonable expenses incurred in attending meetings of the board of directors and of committees of the board of directors. Vialta's non-employee directors will be eligible to receive grants of options to purchase shares of Vialta common stock under Vialta's 2000 directors stock option plan. Pursuant this directors stock option plan, in June 2000, Mr. Chang and Mr. Shinya were each granted an option to purchase 32,000 shares of common stock at an exercise price of $2.01 per share in connection with their service on the Vialta board of directors. In connection with the recapitalization, these options became exercisable for the same number of shares of Class A common stock. The options vest as to one-fourth of the shares on each of the first four anniversaries of the grant date. Under the directors stock option plan, established to provide incentives for non-employee directors, each new non-employee member of the board of directors receives an initial option grant of 32,000 shares of Class A common stock. So long as the director continues to serve on the Vialta board of directors, on each anniversary of this initial grant, he or she will receive an additional option grant of 8,000 shares of Class A common stock.

     Directors who are also employees are eligible to receive options and be issued shares of Vialta common stock under the 1999 stock incentive plan.

EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE

         The following table presents information regarding compensation paid or earned by Vialta's Chief Executive Officer and Vialta's other most highly compensated executive officers whose total salary and bonus for the year ended December 31, 2000 exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM AND OTHER
                                                                                    COMPENSATION AWARDS
                                                                              --------------------------------
                                                                              NUMBER OF
                                                     ANNUAL COMPENSATION      SECURITIES
     NAME AND                                        --------------------     UNDERLYING        ALL OTHER
PRINCIPAL POSITION                                    SALARY       BONUS       OPTIONS        COMPENSATION(1)
------------------                                   --------     -------     ----------      ----------------
Fred S.L. Chan                                       $248,000     $    --            --            $462
  Chairman and Chief Executive Officer
Steve Charng                                          133,693      18,551       120,000             353
   Vice President -- Software Engineering
Bob Woo                                               140,000      30,000       200,000             370
   Vice President -- Engineering
Steve Caudle                                          150,000       5,000            --             396
   Vice President -- Internet Services

(1) Represents dollar value of premiums paid by Vialta under Vialta's group term life insurance policy and accidental death and dismemberment policy on behalf of the named executive officers.

     OPTION GRANTS IN LAST FISCAL YEAR

         The following table presents information regarding grants of stock options to each of the executive officers named in the Summary Compensation Table above during the year ended December 31, 2000. All of these options were granted under the 1999 stock incentive plan and are exercisable for shares of Class A common stock. Generally, these options vest as to one-fourth of the shares on each of the first four anniversaries of the grant date.

         During 2000, Vialta granted options to purchase an aggregate of 903,200 shares of its common stock to employees, directors and consultants, which became options to purchase the same number of shares of Class A common stock in connection with the recapitalization. All options were granted under the 1999 stock incentive plan at exercise prices equal to the fair market value of Vialta's common stock on the date of grant, as determined by the board of directors, taking into account the purchase price paid by investors for shares of Vialta's preferred stock, the liquidation preferences and other rights, privileges and preferences associated with the preferred stock and an evaluation by the board of directors of Vialta's revenues, operating history and prospects.

                 OPTIONS GRANTED IN YEAR ENDED DECEMBER 31, 2000

                                     INDIVIDUAL GRANTS
                ---------------------------------------------------------------
                 NUMBER OF     % OF TOTAL
                SECURITIES       OPTIONS
                UNDERLYING     GRANTED TO    EXERCISE                    GRANT
                 OPTIONS        EMPLOYEES     PRICE      EXPIRATION      DATE
NAME             GRANTED         IN 2000     ($/SHARE)      DATE        VALUE(3)
----            ----------     ----------    --------    ----------     -------
Fred S.L. Chan        --             --            --        --         $    --
Steve Charng     120,000           13.3%      $  2.01        (1)         53,217
Bob Woo          200,000           22.1%      $  1.95        (2)         91,068
Steve Caudle          --             --            --        --              --

(1) Options expire at a rate of 30,000 shares each year beginning May 1, 2006 and ending May 1, 2009.

(2) Options expire at a rate of 50,000 shares each year beginning February 17, 2006 and ending February 17, 2009.

(3) The Black-Scholes option pricing model was used to estimate the Grant Date Value of the options in this table. Use of this model should not be construed as an endorsement of its accuracy. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions regarding the options were made for purposes of calculating the Grant Date Value: option term of four or five years, volatility of 0%, dividend yield of 0%, and interest rate of 5.94% to 6.76%.

     AGGREGATE OPTION EXERCISES AND YEAR-END HOLDINGS

         The following table presents the number of shares of common stock subject to exercisable and unexercisable options held as of December 31, 2000 by each of the officers named in the Summary Compensation Table above. Value at the year ended December 31, 2000 is measured as the difference between the exercise price and the deemed fair value of the underlying securities on December 31, 2000. The value of unexercised options set forth below is calculated based on the deemed fair value of the underlying securities on December 31, 2000 of $1.68 per share minus the exercise price. The value realized upon exercise is based on the deemed fair value of the underlying securities on the date of exercise, minus the per share exercise price, multiplied by the number of shares acquired upon exercise.

           AGGREGATE OPTION EXERCISES IN 2000 AND VALUES AT DECEMBER 31, 2000

                                                     NUMBER OF
                                               SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                   NUMBER OF                    UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS AT
                    SHARES                     AT DECEMBER 31, 2000            DECEMBER 31, 2000
                  ACQUIRED ON     VALUE      --------------------------    --------------------------
NAME                EXERCISE    REALIZED      VESTED           UNVESTED      VESTED         UNVESTED
----              -----------   --------     ---------        ---------    ----------      ----------
Fred S.L. Chan          --       $    --            --        1,000,000      $    --      $1,405,000
Steve Charng        10,000        24,300                        150,000           --          42,900
Bob Woo                 --            --            --          200,000           --               0
Steve Caudle            --            --        15,000           45,000       21,450          64,350

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

         In October 1999, Vialta granted an option to Fred S.L. Chan, its Chairman and Chief Executive Officer, to purchase 1,000,000 shares of Vialta common stock at an exercise price of $0.275 per share. In connection with this recapitalization, these options became exercisable for the same number of shares of Class A common stock. The vesting of the option accelerates and shall become exercisable in full upon an acquisition of Vialta, completion of an initial public offering with a valuation of more than $1 billion prior to December 31, 2001, or at the end of a five year vesting schedule.

STOCK PLANS

     1999 Stock Incentive Plan

         The Vialta 1999 stock incentive plan was adopted by the board of directors and approved by Vialta's shareholders in August 1999. A total of 10,000,000 shares of Class A common stock are authorized and reserved for issuance under the stock incentive plan. As of April 30, 2001, options to purchase 2,009,600 shares of common stock were outstanding under the stock incentive plan, 21,250 shares had been issued upon exercise of options and 7,969,150 shares were available for future grant. In connection with the recapitalization, all options outstanding under the plan became exercisable for the same number of shares of Class A common stock. All future options granted under the plan will be exercisable for shares of Class A common stock. If any award granted under the stock incentive plan expires or terminates or if Vialta reacquires any shares issued pursuant to an award, the shares subject to the terminated portion and any reacquired shares will again become available for issuance under the plan.

         The stock incentive plan is administered by the board of directors or by a committee of the board, which determines, consistent with the provisions of the plan, the persons to whom awards are granted and all of the terms and conditions of awards. The administrator has the authority to construe and interpret the terms of the plan and awards granted under it and to amend or terminate the plan, subject to shareholder approval of any amendment increasing the maximum number of shares issuable under the plan or as otherwise required by law. Generally, no amendment or termination may adversely affect any outstanding award without the consent of the affected participant. Unless terminated sooner by the board of directors, the stock incentive plan will terminate automatically in 2009 on the tenth anniversary of its adoption by the board.

         The stock incentive plan authorizes the administrator to grant awards in the form of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, nonstatutory stock options, restricted stock, stock units and stock appreciation rights. Awards may be granted to employees (including officers), consultants and non-employee directors, except that incentive stock options may be granted only to employees, including officers.

         The per-share exercise price of incentive stock options granted under the stock incentive plan must be at least equal to the fair market value of a share of Vialta Class A common stock on the date of grant, while the exercise price per share of nonstatutory stock options must be at least 85% of such fair market value. However, the exercise price per share of any option granted to any participant who owns stock possessing more than 10% of the voting power of all classes of Vialta's outstanding capital stock or that of any parent or subsidiary corporation must equal at least 110% of the fair market value of a share of Class A common stock on the grant date, and the term, if such option is also an incentive stock option, must not exceed five years. The terms of all other options granted under the stock incentive plan may not exceed ten years. The aggregate fair market value (determined as of the date of grant) of Vialta Class A common stock for which incentive stock options may become exercisable for the first time by any optionee may not exceed $100,000 in any calendar year. The administrator generally has the discretion to determine the vesting provisions and exercise requirements, if any, of all options granted under the plan. Unless longer periods are authorized by the administrator, options granted under the stock incentive plan generally must be exercised, if at all, within six months after an optionee's termination of service due to death or disability and otherwise within 30 days after an optionee's termination of service, but in no event later than the expiration of the option's term. Options granted under the plan generally are not transferable by an optionee other than by will or the laws of descent and distribution.

         Awards of restricted stock bonuses may be made under the stock incentive plan in consideration of services rendered to Vialta. Awards of restricted stock may be made subject to vesting restrictions and other conditions as established by the administrator and are not transferable by the participant until vested. Vesting may be based on the participant's continued service with Vialta or the attainment of one or more performance goals established by the administrator. While the participant will have voting rights and the right to receive dividends or other distributions paid with respect to the restricted stock, the administrator may require the participant to invest any cash dividends in additional restricted stock subject to the same vesting restrictions as the original award. Unless otherwise provided by the administrator, if a participant's service with Vialta terminates for any reason, the participant will forfeit any then unvested shares acquired as a restricted stock bonus.

         The administrator may grant stock units under the stock incentive plan that vest in installments or upon the attainment of such performance goals measured over such periods as the administrator determines. A stock unit is an unfounded bookkeeping entry generally having an initial value equal to the fair market value of one share of Vialta Class A common stock. To the extent earned, stock unit awards may be settled in cash, shares of Vialta Class A common stock or any combination of these. Payments may be made in lump sum or on a deferred basis. If payments are to be made on a deferred basis, the administrator may provide for the payment of dividend equivalents or interest during the deferral period. Except as otherwise provided by the plan, if a participant's service terminates for any reason, the participant's stock units are forfeited. Prior to their payment, stock unit awards are not transferable by a participant other than by will or the laws of descent and distribution.

         The administrator may also grant stock appreciation rights ("SARs") under the stock incentive plan. The administrator will specify an exercise price per share for a SAR as well as the vesting schedule for the SAR. The optionee may exercise a vested SAR and receive the excess of the fair market value of a share of Vialta common stock on the exercise date over the SAR exercise price. The SAR payment may be settled in cash, shares of Vialta common stock or any combination of these. A vested SAR will automatically be exercised on its date of expiration if the fair market value of a share of Vialta common stock on such date exceeds the exercise price.

         In the event of the merger of Vialta with another corporation or another change in control event, the acquiring corporation may assume outstanding awards or substitute new awards of equivalent value. The stock incentive plan authorizes the administrator to provide for the acceleration of vesting and exercisability of stock options and other awards to such extent and upon such terms as the administrator determines in the event of a change in control.

     2000 Directors Stock Option Plan

         The Vialta 2000 directors stock option plan was adopted by the board of directors in February 2000 and approved by Vialta's shareholders in February 2001. A total of 300,000 shares of Vialta Class A common stock are authorized and reserved for issuance under the directors stock option plan. As of April 30, 2001, options to purchase 64,000 shares of common stock were outstanding under the directors stock option plan and 236,000 shares were available for future grant. In connection with the recapitalization, these options became exercisable for the same number of shares of Class A common stock. All future options granted under the plan will be exercisable for shares of Class A common stock. If any option granted under the directors stock option plan expires or terminates, the shares subject to the terminated portion will again become available for issuance under the plan.

         Only directors who are not Vialta employees or employees of ESS or any other affiliate are eligible to receive grants under the directors stock option plan. The plan provides that each new eligible member of the board of directors shall receive an initial option grant of 32,000 shares of Class A common stock. So long as the director continues to serve on the Vialta board, on each anniversary of the initial grant, the director will receive an additional option grant of 8,000 shares. All options vest as to one-fourth of the shares on each of the first four anniversaries of the grant date. All options granted under the directors stock option plan will have an exercise price equal to the fair market value on the date of grant. The plan also provides that the vesting of all options granted thereunder will accelerate upon a change of control of Vialta, and such options will become exercisable in full.

         The directors stock option plan is administered by Vialta's board of directors or by a committee of the board. The administrator has the authority to construe and interpret the terms of the plan and awards granted under it and to amend or terminate the plan, subject to shareholder approval of any amendment increasing the maximum number of shares issuable under the plan or as otherwise required by law. Generally, no amendment or termination may adversely affect any outstanding award without the consent of the affected participant. Unless terminated sooner by the board of directors, the directors stock option plan will terminate automatically in 2010 on the tenth anniversary of its adoption by the board.

     2001 Nonstatutory Stock Option Plan

         The Vialta 2001 nonstatutory stock option plan was adopted by the board
of directors in          , 2001 and approved by Vialta's shareholders in
          , 2001. Immediately prior to the distribution, ESS will transfer to Vialta 8,939,149 shares of Vialta Class A common stock. This same number of shares of Vialta Class A common stock has been authorized and reserved for issuance under the nonstatutory stock option plan. Effective immediately upon the distribution, Vialta will grant options to all ESS employees, consultants and outside directors with outstanding ESS options. As a result, as of the date of the distribution, all 8,939,149 shares authorized under the plan will be subject to outstanding options. Each Vialta option will cover a number of shares of Vialta common stock equal to:

         - the number of shares of ESS common stock subject to the option (as if such option was fully vested), multiplied by

         - the distribution ratio that determines the number of shares of Vialta common stock to be distributed for each share of ESS common stock.

         None of these Vialta options will permit the purchase of fractional shares of Vialta common stock. The per share exercise price of these Vialta options will be determined, and the per share exercise price of the corresponding ESS options will be adjusted at the date of distribution, based on a formula designed to preserve the intrinsic value of the ESS options and allocate a portion of that value to the corresponding Vialta options. The resulting Vialta options will vest, be exercisable, expire and otherwise essentially mirror the provisions of the corresponding ESS option held by the ESS employee. If any option granted under the nonstatutory stock option plan expires or terminates, the shares subject to the terminated portion will no longer be available for issuance under the plan.

     2001 Employee Stock Purchase Plan

         Vialta's 2001 employee stock purchase plan was adopted by the board of
directors in           , 2001, and it is expected that shareholder approval of
the employee stock purchase plan will be obtained in           , 2001. Vialta
does not anticipate that any shares of its stock will be offered under this plan until the earliest of (a) an initial public offering of Vialta's common stock,
(b) Vialta's abandonment of its request for a ruling from the IRS that the
distribution will be tax-free, or (c) June 30, 2002. A total of           shares
of Vialta Class A common stock are authorized and reserved for issuance under the plan, cumulatively increased on January 1, 2002 and each January 1 thereafter through January 1, 2011 by an amount equal to the lesser of (a)
% of the outstanding shares of Vialta common stock on the
immediately preceding December 31 or (b)           shares, or such lesser
amount as may be determined by the board of directors. Appropriate adjustments will be made to these limits and to purchase rights outstanding under the plan in the event of any change in Vialta's capital structure. If any purchase right granted under the employee stock purchase plan expires or terminates, the shares subject to the unexercised portion will again become available for issuance under the plan.

         The employee stock purchase plan is intended to qualify under Section 423 of the Internal Revenue Code. It will be administered by Vialta's board of directors or by a committee of the board, who have the authority to interpret and apply its provisions. The plan will generally be implemented through consecutive six-month offering periods.

         Employees, including officers and employee directors, are eligible to participate in the employee stock purchase plan if they are customarily employed by Vialta or any participating subsidiary for more than 20 hours per week and more than five months in any calendar year. However, any employee who immediately after receiving the grant of a purchase right would own or hold options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of Vialta's capital stock may not be granted a purchase right under the plan. Furthermore, no employee may accrue rights to purchase shares under the plan at a rate which exceeds $25,000 worth of stock, measured at the beginning of the offering period, for each calendar year in which the purchase right is outstanding at any time. Purchase rights granted under the employee stock purchase plan are not transferable by a participant other than by will or the laws of descent and distribution.

         The plan permits participants to purchase common stock through payroll deductions of up to 10% of the participant's base salary and commissions. Such amounts are applied to the purchase of shares of Vialta's common stock at the end of each offering period at a price which is generally 85% of the lower of the fair market value of its Class A common stock on either the first day of the offering period or the last day of the offering period. The maximum number of shares a participant may purchase in any six-month offering period is equal to the lesser of (i) $12,500 divided by the stock price on the first day of the
offering, or (ii)        shares. In addition, no participant may purchase stock
during any calendar year having a value, based on the market price on the first day of the offering period, in excess of $25,000. Participants may voluntarily end their participation at any time during an offering period, and participation ends automatically upon termination of employment.

         The plan provides that, in the event of Vialta's merger with another corporation or another change in control event, each outstanding purchase right may be assumed by the acquiring corporation. If the acquiring corporation refuses to assume the outstanding purchase rights, the offering period then in progress will be shortened and a new purchase date will be set prior to the change in control. The employee stock purchase plan will terminate when all of the authorized shares have been issued, unless terminated earlier by Vialta's board of directors. The board of directors has the authority to amend or terminate the plan, subject to shareholder approval of any amendment increasing the maximum number of shares issuable under the plan or as otherwise required by law. Generally, no amendment or termination of the plan may adversely affect any outstanding purchase right without the consent of the affected participant.

401(k) PLAN

         In           , the Vialta, Inc. 401(k) Plan was adopted and is intended to be a tax-qualified defined contribution plan under Sections 401(k) and 401(k) of the Internal Revenue Code of 1986, as amended. Under the terms of the 401(k) plan, eligible employees may elect to contribute a portion of their compensation as salary deferral contributions to the 401(k) plan, subject to certain statutorily prescribed limits. The 401(k) plan also permits, but does not require, Vialta to make discretionary matching contributions and discretionary profit-sharing contributions. As a tax-qualified plan, contributions to the 401(k) plan are generally deductible by Vialta when made, and are not taxable to participants until distributed from the 401(k) plan. Under the 401(k) plan, participants may direct the trustees to invest their accounts in selected investment options.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Vialta's certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware Law. Section 145 of the Delaware General Corporation Law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

         - for any breach of their duty of loyalty to Vialta or its shareholders;

         - for acts or omissions that are not in good faith or that involve intentional misconduct or that are known to be illegal;

         - for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or

         - for any transaction from which the director derived an improper personal benefit.

         Vialta's certificate of incorporation and bylaws require it to indemnify Vialta's officers, directors and other agents to the full extent permitted by Delaware law. Vialta intends to enter into indemnification agreements with each of its directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law. The indemnification agreements require Vialta, among other things, to:

         - indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors; and

         - advance expenses they spend as a result of any proceeding against them, subject to limited exceptions.

         Vialta's bylaws permit it to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether Delaware law would permit indemnification, and to provide indemnification in circumstances in which indemnification is otherwise discretionary under Delaware law. Vialta also intends to obtain a rider to extend coverage for public securities matters.

         At present, there is no pending litigation or proceeding involving any of Vialta's directors, officers or employees in which indemnification is sought, nor is Vialta aware of any threatened litigation that may result in claims for indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers or persons controlling Vialta, Vialta has been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                           RELATED PARTY TRANSACTIONS

SEPARATION AGREEMENTS BETWEEN ESS AND VIALTA

         For your convenience, the following is a summary of the material terms of the key agreements that govern the distribution and the resulting separation of Vialta from ESS. The following description summarizes the material terms of the separation agreements, but does not purport to describe all the terms of these agreements. You are urged to read the agreements in their entirety.

MASTER DISTRIBUTION AGREEMENT

         The master distribution agreement outlines the general terms and conditions of the distribution and the general intent of the parties as to how these matters will be undertaken and completed.

         The Distribution. The distribution is scheduled to occur on or around
               , 2001. Prior to the distribution date, Vialta will enter into agreements with ESS that govern the various relationships between ESS and Vialta following the distribution date. These ancillary agreements include:

         -    an indemnification and insurance matters agreement;

         -    a master technology ownership and license agreement;

         -    a master confidential disclosure agreement;

         -    a master transitional services agreement;

         -    an employee matters agreement;

         -    a tax sharing and indemnity agreement; and

         -    a real estate matters agreement.

         Except as to indemnification obligations among the parties, to the extent that a term of any of the ancillary agreements described below contradicts the master distribution agreement, the term of the ancillary agreement will govern.

         Covenants. Vialta has also agreed to exchange information, engage in specific auditing practices and resolve disputes in particular ways.

         Information Exchange. Vialta has agreed to maintain and share information with ESS such that ESS and Vialta may each:

         - maintain adequate internal accounting to allow the other to satisfy reporting obligations and prepare financial statements;

         - retain records that may be beneficial to the other for a specified period of time and allow that if the records are scheduled to be destroyed, the destroying party will give the other party an opportunity to retrieve all relevant information from the records; and

         - do its best to provide the other with personnel, directors, officers or agents that may be used as witnesses in legal proceedings.

         Auditors and Audits. So long as ESS is required to consolidate Vialta's operating results and financial position, Vialta has agreed to:

         -    not change accounting firms without ESS' consent;

         - use its reasonable commercial efforts to cause its auditors to date their opinion on Vialta's financial statements on the same date as ESS' financial statements;

         - provide ESS all relevant information to enable ESS to prepare its financial statements;

         -    grant ESS' internal auditors access to its records; and

         -    notify ESS of any change in its accounting principles.

         ESS has agreed to provide Vialta with all relevant information to enable Vialta to prepare Vialta's financial statements and to grant Vialta's auditors access to ESS' records.

         Conditions. The master distribution agreement provides that consummation of the distribution is subject to conditions precedent, including:

         -    receipt of all required regulatory approvals;

         -    the registration statement becoming effective under the Exchange
              Act;

         - trades of the common stock of Vialta having been approved for reporting on the OTC Bulletin Board;

         -    the master distribution agreement not having been terminated;

         - the approval of the ESS board of directors not having been abandoned, deferred or modified prior to the record date; and

         - no legal restraint or prohibition preventing the consummation of the distribution shall be in effect.

         Dispute Resolution. Vialta has agreed with ESS to the following procedures to settle any disputes under the master distribution agreement and the ancillary agreements:

         - unless the dispute relates to confidentiality or intellectual property claims or if a delay would cause serious and irreparable damage, Vialta and ESS will each make a good faith effort to first resolve the dispute through informal negotiation;

         -    then, through a meeting of senior executives from each company;
              and

         -    if these efforts fail, the dispute may then be litigated.

         Termination. The master distribution agreement and all ancillary agreements may be terminated and the distribution abandoned at any time prior to the distribution date in the sole discretion of ESS without the approval of Vialta.

INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT

         General release of pre-distribution claims. On the distribution date, Vialta will release ESS and ESS will release Vialta from any liabilities arising from events occurring on or before the distribution date, including events occurring in connection with the activities to implement the distribution. This provision will not impair either ESS or Vialta from enforcing the master distribution agreement, any ancillary agreement or any arrangement specified in any of these agreements.

         Indemnification. The indemnification and insurance matters agreement also contains provisions governing indemnification. In general, Vialta has agreed to indemnify ESS from all liabilities arising:

         -    from Vialta's business prior to or after the distribution date;

         -    from Vialta's liabilities or contracts;

         - from any breach by Vialta of the master distribution agreement or any ancillary agreement; and

         - from any untrue statement of a material fact or an omission to state a material fact in the Registration Statement filed by Vialta in connection with the distribution.

         ESS has agreed to indemnify Vialta from all liabilities arising from:

         - ESS' business (other than Vialta's business) prior to and after the distribution date; and

         - any breach by ESS of the master distribution agreement or any ancillary agreement.

         The indemnifying party will make all indemnification payments net of insurance proceeds that the indemnified party receives. The indemnification and insurance matters agreement also contains provisions governing notice and indemnification procedures.

         Insurance Matters. In general, Vialta will be responsible for obtaining and maintaining its own insurance programs after the distribution date.

         Environmental Matters. ESS has agreed to indemnify Vialta from all liabilities arising from environmental conditions existing as of the distribution date at facilities transferred or leased to Vialta, or which arise out of operations occurring before the distribution date at these facilities. Further, ESS has agreed to indemnify Vialta from all liabilities arising from environmental conditions existing, or caused by operations occurring at any time, whether before or after the distribution date, at any ESS facility. Vialta has agreed to indemnify ESS from all liabilities arising from environmental conditions caused by operations after the distribution date at any of the facilities transferred or leased to Vialta, and from environmental conditions at Vialta's facilities arising from an event that occurs on or after the distribution date. After the distribution, Vialta will be responsible for all liabilities associated with any environmental contamination caused by Vialta, and ESS will be responsible for all liabilities associated with any environmental contamination caused by ESS.

MASTER TECHNOLOGY OWNERSHIP AND LICENSE AGREEMENT

         The master technology ownership and license agreement, or master technology agreement, allocates rights in non-patented intellectual property. In the master technology agreement, ESS will assign to Vialta specific technology and trademarks related to Vialta's business. Vialta will have unrestricted rights to use the assigned technology and related trademarks. ESS will also license to Vialta unrestricted rights to use specific technology and trademarks related to Vialta's business. ESS will not grant any licenses to the licensed technology to certain identified companies for a period of two years. The master technology agreement will not obligate either Vialta or ESS to provide the other improvements that it makes, whether to its own technology or to the other party's technology licensed or assigned to it under this agreement. In the event of an acquisition of either party, the acquired party may assign the master technology agreement.

MASTER CONFIDENTIAL DISCLOSURE AGREEMENT

         The master confidential disclosure agreement provides that Vialta and ESS agree not to disclose confidential information of the other except in specific circumstances. Vialta and ESS agree not to use confidential information of the other except as may be permitted in an ancillary agreement.

MASTER TRANSITIONAL SERVICES AGREEMENT

         The master transitional services agreement, or services agreement, governs corporate support services that ESS has agreed to provide to Vialta, including, without limitation, information technology systems, human resources administration, product order administration, customer service, buildings and facilities and finance and accounting services, each as specified and on the terms set forth in the services agreement and in the schedules to the services agreement. The services agreement also will provide for the provision of additional services identified from time to time after the distribution date that Vialta reasonably believes were inadvertently or unintentionally omitted from the specified services, or that are essential to effectuate an orderly transition under the master distribution agreement, so long as the provision of such services would not significantly disrupt ESS' operations or significantly increase the scope of ESS' obligations under the agreement.

EMPLOYEE MATTERS AGREEMENT

         The employee matters agreement allocates responsibilities relating to current and former employees of Vialta and their participation in any benefits plans that ESS currently sponsors and maintains.

         Benefit Plans. All eligible Vialta employees will continue to participate in the ESS benefit plans on comparable terms to those for ESS employees until the distribution date. Vialta intends to establish its own benefits plans for its employees that will become effective on or shortly after the distribution date. These plans may be, but are not required to be, comparable to the plans offered by ESS. Vialta has the discretion to determine the types of benefits plans that will be implemented as well as the level of benefits that will be offered under its plans.

         Options. The Vialta 2001 nonstatutory stock option plan was adopted by
the board of directors in           , 2001 and approved by Vialta's shareholders
in            , 2001. Immediately prior to the distribution, ESS will transfer to Vialta 8,939,149 shares of Vialta Class A common stock. This same number of shares of Vialta Class A common stock has been authorized and reserved for issuance under the nonstatutory stock option plan. Effective immediately prior to the distribution, Vialta will grant options to all ESS employees with outstanding ESS options. As a result, as of the date of the distribution, all 8,939,149 shares authorized under the plan will be subject outstanding options. Each Vialta option will cover a number of shares of Vialta common stock equal to:

         - the number of shares of ESS common stock subject to the option (as if such option was fully vested), multiplied by

         - the distribution ratio that determines the number of shares of Vialta common stock to be distributed for each share of ESS common stock.

         None of these Vialta options will permit the purchase of fractional shares of Vialta common stock. The resulting Vialta options will vest, be exercisable, expire and otherwise essentially mirror the provisions of the corresponding ESS option held by the ESS employee. If any option granted under the nonstatutory stock option plan expires or terminates, the shares subject to the terminated portion will no longer be available for issuance under the plan.

         Stock Purchase Plan. Vialta employees will continue to be eligible to participate in the ESS employee stock purchase plan through the distribution date. Vialta currently has a stock option plan for employees and non-employee directors.

TAX SHARING AND INDEMNITY AGREEMENT

         The tax sharing and indemnity agreement allocates responsibilities for tax matters between ESS and Vialta. The tax sharing and indemnity agreement also assigns responsibilities for administrative matters such as the filing of returns, payment of taxes due, retention of records and conduct of audits, examinations or similar proceedings.

REAL ESTATE MATTERS AGREEMENT

         The real estate matters agreement addresses real estate matters relating to the ESS leased and owned properties that ESS will transfer to or share with Vialta. The real estate matters agreement includes a description of each property to be transferred or licensed to Vialta for each type of transaction. The standard forms of the proposed transfer documents, such as lease assignment, lease and license, are contained in schedules to the real estate matters agreement.

OTHER ARRANGEMENTS BETWEEN ESS AND VIALTA

         Inter-company technology transfers. At the time of Vialta's formation, it entered into several intellectual property agreements with ESS. It purchased from ESS all of the proprietary rights and benefits conferred under the laws of the United States with respect to Vialta's videophone business and web browser business. It also entered into two research and development agreements, under which Vialta and ESS have provided each other with product development services. These research and development agreements provide that technology developed under the agreements with respect to videophone, Internet phone and web browser products will be owned by Vialta and that technology developed under the agreements with respect to semiconductor solutions will be owned by ESS.

         Preferred Stock Sales. In September 1999, Vialta sold 40,000,000 shares of its Series A preferred stock to ESS at a price of $0.25 per share, to raise capital to finance its operations. In December 1999, Vialta sold 20,000,000 shares of its Series B preferred stock to ESS at a purchase price of $2.60 per share, to raise additional capital to finance its operations.

PREFERRED STOCK SALES TO 5% SHAREHOLDERS

         Between December 1999 and March 2000, Vialta sold 51,000,000 shares of its Series B preferred stock at a price of $2.60 per share, to raise capital to finance its operations. The following 5% shareholders, other than ESS, purchased shares in the financing:

                                                         NUMBER OF
                                                           COMMON            AGGREGATE
PURCHASER                                             EQUIVALENT SHARES    CONSIDERATION
---------                                             -----------------    -------------
Evershine XVI L.P...................................       8,000,000        $20,800,000
Hsun Chieh Investment Corporation Limited...........       7,600,000         19,760,000
United Microelectronics Corp........................       7,600,000         19,760,000

COMMON STOCK SALES

         In October 1999, Vialta sold 4,000,000 shares of its common stock to Fred S.L. Chan, Vialta's Chairman and Chief Executive Officer, at a purchase price of $0.25 per share.

OPTION GRANTS TO EXECUTIVE OFFICERS

         In June 2000, Vialta granted to Charles Root, Vice President -- Marketing, an option to purchase 80,000 shares of Vialta common stock at an exercise price of $2.01 per share. In May 2001, Vialta granted to Al Brady Law, Vice President -- Content, an option to purchase 40,000 shares of Vialta common stock at an exercise price of $1.18 per share.

OTHER INSIDER ARRANGEMENTS

         In April 2000, Vialta loaned Steve Caudle, Vice President -- Internet Services, $60,000, which, together with accrued interest at the annual rate of 6%, was due and payable on April 20, 2001. As of May 25, 2001, the loan is currently outstanding.

INDEMNIFICATION AGREEMENTS

         Vialta's certificate of incorporation and bylaws require it to indemnify its officers, directors and other agents to the full extent permitted by Delaware law. In addition, Vialta intends to enter into indemnification agreements with each of its directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law. The indemnification agreements will require Vialta, among other things, to:

         - indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors; and

         - advance expenses they spend as a result of any proceeding against them, subjected to limited exceptions.

         Vialta's bylaws permit it to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether Delaware law would permit indemnification, and to provide indemnification in circumstances in which indemnification is otherwise discretionary under Delaware law. Vialta also intends to obtain a rider to extend coverage for public securities matters.

OTHER TRANSACTIONS

         For information regarding agreements between Vialta and some of its executive officers, please see "Management -- Employment Contracts, Termination of Employment and Change of Control Agreements."

                                 PRINCIPAL SHAREHOLDERS

         The following table sets forth information known to Vialta regarding the beneficial ownership of its common stock as of April 30, 2001 and as adjusted to reflect the distribution of common stock described in this information statement by the following:

         - each shareholder who is known by Vialta to beneficially own more than 5% of its common stock;

         - each of the executive officers named on the summary compensation table under "Management;"

         -    each of Vialta's directors; and

         -    all of Vialta's executive officers and directors as a group.

         The address for individuals for whom an address is not otherwise indicated is 48461 Fremont Boulevard, Fremont, California 94538.

         The number of shares beneficially owned and the percent of shares outstanding after the recapitalization and distribution are based on an aggregate of 91,986,226 shares outstanding as of April 30, 2001, after giving effect to the recapitalization and distribution. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. All shares of common stock subject to options exercisable within 60 days following April 30, 2001 are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percent of ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percent ownership of any other person. Except as indicated in the other footnotes to the table and subject to applicable community property laws, based on information provided by the persons named in the table, these persons have sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them.

                                                                              PERCENTAGE OF                      PERCENTAGE OF
                                                               NUMBER OF      COMMON SHARES       NUMBER OF      COMMON SHARES
                                                 CLASS OF    COMMON SHARES     OUTSTANDING      COMMON SHARES     OUTSTANDING
                                                  COMMON       PRIOR TO          PRIOR TO           AFTER            AFTER
BENEFICIAL OWNER                                  SHARES     DISTRIBUTION      DISTRIBUTION     DISTRIBUTION      DISTRIBUTION
----------------                                 --------    --------------   -------------    --------------    ---------------
5% SHAREHOLDERS:

ESS Technology, Inc.                              Class A      60,400,000           65.7%                 --              *
  48401 Fremont Boulevard
  Fremont, California  94538

Evershine XVI L.P.                                Class B       8,800,000            9.6%          8,800,000            9.6%
  10011 N. Foothill Blvd., Suite 107
  Cupertino, CA 95014

                                                                              PERCENTAGE OF                      PERCENTAGE OF
                                                               NUMBER OF      COMMON SHARES       NUMBER OF      COMMON SHARES
                                                 CLASS OF    COMMON SHARES     OUTSTANDING      COMMON SHARES     OUTSTANDING
                                                  COMMON       PRIOR TO          PRIOR TO           AFTER            AFTER
BENEFICIAL OWNER                                  SHARES     DISTRIBUTION      DISTRIBUTION     DISTRIBUTION      DISTRIBUTION
----------------                                 --------    --------------   -------------    --------------    ---------------
  United Microelectronics Corp.(1)                Class B      20,900,000           20.0%         20,900,000           20.0%
  3F, No. 76, Sec. 2
  Tun-Hwa S. Rd.
  Taipei, Taiwan, R.O.C.

EXECUTIVE OFFICERS AND DIRECTORS:
Fred S.L. Chan                                    Class A      73,600,000(2)        80.0%         31,779,768(3)        34.6%
                                                  Class B
Bob Woo                                           Class A          50,000(4)           *              59,664(5)           *
Steve Caudle                                      Class A          15,000(4)           *              15,000              *
Steve Charng                                      Class A          11,000              *              11,481(6)           *
                                                  Class B
Herbert Chang                                       --                 --              *                  --              *
Matthew K. Fong                                   Class A              --              *              13,844(7)           *
Masahara Shinya                                     --                 --              *                  --              *
All executive officers and directors
  as a group (11 persons)                         Class A      73,696,000(8)        80.1%         31,899,857(9)        34.6%
                                                  Class B

* Represents beneficial ownership of less than 1% of outstanding shares of common stock.

(1) Includes 8,360,000 shares held by Hsun Chien Investment Corp. and 4,180,000 shares held by Fortune Venture Capital Corp., both of which are entities affiliated with United Microelectronics Corp.

(2) Includes 60,400,000 shares of Class A common stock held by ESS, of which Mr. Chan serves as Chairman of the Board, and includes 8,800,000 shares of Class B common stock held by Evershine XVI L.P., an entity controlled by a trust for the benefit of Mr. Chan's children. Mr. Chan specifically disclaims beneficial ownership of the shares held by ESS.

(3) Includes 8,800,000 shares of Class B common stock held by Evershine XVI L.P. and 18,579,768 shares of Class A common stock to be received in the distribution. The shares of Class A common stock to be received in the distribution represent 12,549,492 shares held by the Annie M.H. Chan Living Trust; 4,446,592 shares held by trusts benefiting the children of Mr. And Ms. Chan; 1,087,200 shares held by Ms. Chan; 291,128 shares held by Mr. and Ms. Chan jointly; options held by Mr. Chan to purchase 188,246 shares exercisable within 60 days of April 30, 2001 and options held by Ms. Chan to purchase 17,110 share exercisable within 60 days of April 30, 2001. Annie M.H. Chan is Mr. Chan's spouse.

(4) Represents options to purchase shares of Class A common stock exercisable within 60 days of April 30, 2001.

(5) Represents options to purchase 50,000 shares of Class A common stock exercisable within 60 days of April 30, 2001 and 9,664 shares of Class A common stock to be received in the distribution.

(6) Represents 11,000 shares of Class B common stock and 481 shares of Class A common stock to be received in the distribution.

(7) Represents shares of Class A common stock to be received in the distribution.

(8) Includes options to purchase 85,000 shares of Class A common stock exercisable within 60 days of April 30, 2001.

(9) Includes options to purchase 290,536 shares of Class A common stock exercisable within 60 days of April 30, 2001.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         Vialta is authorized to issue 75,000,000 shares of Class A common stock, $.001 par value, 75,000,000 shares of Class B common stock, and 30,000,000 shares of undesignated preferred stock, $.001 par value. The following description of Vialta's capital stock is subject to and qualified in its entirety by its certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this information statement forms a part, and by the provisions of applicable Delaware law.

COMMON STOCK

         Vialta has two classes of common stock: Class A common stock and Class B common stock. Holders of Class A common stock will be entitled to 3.8 votes per share on all matters to be voted upon by the shareholders. Holders of Class B common stock will be entitled to one vote per share on all matters to be voted upon by the shareholders. Upon the earliest to occur of the following:

         -    a ruling by the IRS that the distribution is a taxable event;

         - the abandonment by ESS of its request for a ruling from the IRS that the distribution is a non-taxable event; or

         - if ESS has not received a ruling from the IRS that the distribution is a non-taxable event, then June 30, 2002;

each share of Class A common stock and each share of Class B common stock will be automatically converted into one share of Vialta common stock and the holder of each share of such common stock will be entitled to one vote per share.

         Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Class A common stock and Class B common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. See "Dividend Policy." In the event of Vialta's liquidation, dissolution or winding up, the holders of Class A common stock and Class B common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of Class A common stock and Class B common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to Vialta's Class A common stock or Class B common stock.

PREFERRED STOCK

         The board of directors has the authority, without action by the shareholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

         -    restricting dividends on Vialta's common stock;

         -    diluting the voting power of Vialta's common stock;

         -    impairing the liquidation rights of Vialta's common stock; or

         - delaying or preventing a change in control of Vialta without further action by its shareholders.

ANTI-TAKEOVER EFFECTS OF VIALTA'S CERTIFICATE, BYLAWS AND DELAWARE LAW

         Some provisions of Delaware law and Vialta's certificate of incorporation and bylaws could make the following more difficult:

         -    acquisition of Vialta by means of a tender offer;

         -    acquisition of Vialta by means of a proxy contest or otherwise; or

         -    removal of Vialta's incumbent officers and directors.

         These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Vialta to first negotiate with Vialta's board of directors. Vialta believes that the benefits of increased protection give it the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Vialta and outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

         Stockholder Meetings. Under Vialta's bylaws, only the board of directors, the chairman of the board of directors and ESS until ESS owns less than 50% of Vialta's common stock, may call special meetings of shareholders.

         Requirements For Advance Notification Of Shareholder Nominations And Proposals. Vialta's bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

         Delaware Anti-Takeover Law. Vialta is subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested shareholder" for a period of three years following the date the person became an interested shareholder, unless the "business combination" or the transaction in which the person became an interested shareholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested shareholder. Generally, an "interested shareholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested shareholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by shareholders.

         Elimination Of Cumulative Voting. Vialta's certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

         Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Vialta. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of Vialta.

         Amendment Of Charter Provisions. The amendment of any of the above provisions would require approval by holders of at least a majority of the outstanding Class A and Class B common stock, voting as a single class.

                          TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for Vialta's Class A common stock and Class B common stock is Mellon Investor Services.

                                  LEGAL MATTERS

         The validity of the Class A common stock to be distributed to holders of ESS common stock and the validity of the Class B common stock will be passed upon for Vialta by Gray Cary Ware & Freidenrich LLP, Sacramento, California.

                                     EXPERTS

         Vialta's consolidated financial statements as of December 31, 1999 and 2000 and for the period ended December 31, 1999 and the year ended December 31, 2000 included in this information statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                WHERE TO FIND ADDITIONAL INFORMATION ABOUT VIALTA

         Vialta has filed with the Securities and Exchange Commission a registration statement on Form 10, including exhibits and schedules, under the Securities Exchange Act of 1934 with respect to the shares to be distributed to holders of ESS common stock. This information statement does not contain all the information set forth in the registration statement. For further information about Vialta and the shares to be distributed, please refer to the registration statement. Statements contained in this information statement as to the contents of any contract, agreement or other document referred to, are not necessarily complete, and in each instance please refer to the copy of the contract, agreement or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by this reference.

         Any portion of the registration statement or any reports, statements or other information Vialta files with the SEC may be read and copied at the Securities and Exchange Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.C., Washington, D.C. 20549 and at the regional offices of the Securities and Exchange Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these documents may be requested upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission filings, including the registration statement will also be available to you on the Securities and Exchange Commission's web site. The address of this site is http://www.sec.gov.

         Vialta intends to furnish to its shareholders annual reports containing audited financial statements, and to make available to its shareholders quarterly reports for the first three quarters of each year containing unaudited interim financial information.

                                  VIALTA, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                              PAGE
                                                                              ----
VIALTA, INC. CONSOLIDATED FINANCIAL STATEMENTS
    Report of Independent Accountants........................................ F-2
    Consolidated Balance Sheets.............................................. F-3
    Consolidated Statements of Operations.................................... F-4
    Consolidated Statements of Redeemable Convertible Preferred Stock and     F-5
    Stockholders' Deficit....................................................
    Consolidated Statements of Cash Flows.................................... F-6
    Notes to the Consolidated Financial Statements........................... F-7

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of Vialta, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' deficit and cash flows present fairly, in all material respects, the financial position of Vialta, Inc. (a development stage enterprise) and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for the year ended December 31, 2000 and for the period from April 20, 1999 (date of inception) to December 31, 1999 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


PricewaterhouseCoopers LLP

San Jose, California

January 21, 2001, except for Note 2 and Note 12, as to which the date was May 25, 2001.

                                  VIALTA, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                           CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                           PRO FORMA
                                            MARCH 31,                              DECEMBER 31,
                                              2001           MARCH 31,      -------------------------
                                          (SEE NOTE 3)         2001           2000            1999
                                          ------------      -----------     ---------       ---------
                                           (UNAUDITED)      (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents                                  $  98,009       $ 109,378       $  90,500
  Short-term investments                                             -          27,112          22,344
  Receivables from ESS                                               -             650               -
  Receivable from other related
    party                                                           60              60               -
  Inventory, net                                                 2,561           2,057               -
  Prepaid expenses and other
    current assets                                               4,243           4,207              16
                                                             ---------       ---------       ---------
        Total current assets                                   104,873         143,464         112,860

  Property and equipment, net                                   10,218           9,230           1,720
  Other assets                                                   2,358             997               -
                                                             ---------       ---------       ---------
        Total assets                                         $ 117,449       $ 153,691       $ 114,580
                                                             =========       =========       =========
LIABILITIES, REDEEMABLE CONVERTIBLE
PREFERRED STOCK AND STOCKHOLDERS'
DEFICIT
Current liabilities:
  Accounts payable                                           $   1,043       $   1,376       $     228
  Accrued expenses and other
    current liabilities                                          2,646           2,218             503
  Payable to ESS                                                   332               -             209
  Payable to other related party                                     -          30,000               -
                                                             ---------       ---------       ---------
        Total current liabilities                                4,021          33,594             940
                                                             ---------       ---------       ---------
Commitments (Note 11)

Redeemable convertible preferred
  stock, $0.001 par value; 180,000
  shares authorized, 91,000,
  91,000 and 80,300 shares issued
  and outstanding, respectively
  (aggregate liquidation value at
  December 31, 2000 of $142,600);
  on a pro forma basis, 30,000
  shares authorized, none issued
  and outstanding                                              142,600         142,600         114,780

Stockholders' deficit: Common Stock,
  $0.001 par value, 300,000 shares
  authorized, 6,231, 6,231 and 6,220
  shares issued and outstanding,
  respectively; on a pro forma basis,
  75,000 and 75,000 shares of Class A
  and Class B authorized, respectively,
  51,461 and 40,514 shares of Class A
  and Class B, issued and outstanding,
  respectively                               $      92               6               6               6
  Additional paid in capital                   144,143           1,629           1,629           1,549
  Receivables from stockholders                      -               -               -          (1,475)
  Deficit accumulated during the
  development stage                            (30,807)        (30,807)        (24,138)         (1,220)
                                             ---------       ---------       ---------       ---------
        Total stockholders' deficit          $ 113,428         (29,172)        (22,503)         (1,140)
                                             =========       =========       =========       =========
        Total liabilities,
          redeemable convertible
          preferred stock and stockholders'
          deficit                                            $ 117,449       $ 153,691       $ 114,580
                                                             =========       =========       =========

                   The accompanying notes are an integral part
                         of these financial statements.

                                  VIALTA, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                     PERIOD FROM                     PERIOD FROM
                                                                       APRIL 20,                       APRIL 20,
                                              THREE MONTHS          1999 (DATE OF                   1999 (DATE OF
                                                  ENDED               INCEPTION)                      INCEPTION)
                                                 MARCH 31,             THROUGH       YEAR ENDED       THROUGH
                                         -----------------------      MARCH 31,      DECEMBER 31,    DECEMBER 31,
                                           2001           2000           2001           2000           1999
                                         --------       --------      ----------     ------------   -------------
                                              (UNAUDITED)             (UNAUDITED)
Operating expenses:
  Research and development,
    including $3,077 and $233
    charged by ESS during the year
    ended December 31,
    2000 and the period ended
    December 31, 1999, respectively      $  4,528       $  5,678       $ 25,455       $ 19,558       $  1,369
  Sales and marketing,
    including $362 and $33 charged
    by ESS during the year ended
    December 31, 2000 and the
    period ended December 31, 1999,
    respectively                              995            600          4,584          2,927            662
  General and administrative,
    including $2,999 and $299
    charged by ESS during the year
    ended December 31, 2000 and the
    period ended December 31, 1999,
    respectively                            2,357          1,153          9,566          6,699            510
                                         --------       --------       --------       --------       --------
     Operating loss                        (7,880)        (7,431)       (39,605)       (29,184)        (2,541)
Interest income, net                        1,230          1,951          9,430          7,688            512
Other income (expenses)                       (19)            (1)        (1,692)        (1,682)             9
                                         --------       --------       --------       --------       --------
Loss before income tax benefit             (6,669)        (5,481)       (31,867)       (23,178)        (2,020)

Income tax benefit                              -             65          1,060            260            800
                                         --------       --------       --------       --------       --------
Net loss                                 $ (6,669)      $ (5,416)      $(30,807)      $(22,918)      $ (1,220)
                                         ========       ========       ========       ========       ========
Net loss per share attributable
  to common shares--basic and
  diluted                                $  (1.07)      $  (0.87)                     $  (3.68)      $  (0.71)
                                         ========       ========                      ========       ========
Weighted average common
  shares outstanding                        6,231          6,220                         6,222          1,716
                                         ========       ========                      ========       ========
Pro-forma net loss per share--
  basic and diluted (unaudited)          $  (0.07)                                    $  (0.29)
                                         ========                                     ========
Pro-forma weighted average
  common shares outstanding
  (unaudited)                              91,975                                       91,427
                                         ========                                     ========


                   The accompanying notes are an integral part
                         of these financial statements.

                                  VIALTA, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
        CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
                           AND STOCKHOLDER'S DEFICIT
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                              REDEEMABLE
                                                      CONVERTIBLE PREFERRED STOCK        COMMON STOCK         ADDITIONAL
                                                      ---------------------------    -------------------       PAID IN
                                                         SHARES       AMOUNT         SHARES       AMOUNT       CAPITAL
                                                         ------      --------        ------      --------      --------
Issuance of Common Stock, at $0.25 per share                  -     $       -         6,220      $      6      $  1,549
Issuance of Series A redeemable convertible
   preferred stock, at $0.25 per share                   40,000        10,000             -             -             -

Issuance of Series B redeemable convertible
   preferred stock, at $2.60 per share                   40,300       104,780             -             -             -

Issuance of note receivable in connection with
   issuance of common stock                                   -             -             -             -             -
Net loss                                                      -             -             -             -             -
                                                         ------      --------         -----      --------      --------
Balances at December 31, 1999                            80,300       114,780         6,220             6         1,549

Issuance of Series B redeemable convertible
   preferred stock, at $2.60 per share                   10,700        27,820             -             -             -
Exercise of stock options                                     -             -            11             -             3
Income tax benefit on disqualified disposition of
   stock options                                              -             -             -             -            77
Repayment of note receivable from stockholders                -             -             -             -             -
Net loss                                                      -             -             -             -             -
                                                         ------      --------         -----      --------      --------
Balances at December 31, 2000                            91,000       142,600         6,231             6         1,629

Net loss (unaudited)                                          -             -             -             -             -
                                                         ------      --------         -----      --------      --------
Balances at March 31, 2001 (unaudited)                   91,000      $142,600         6,231      $      6      $  1,629
                                                         ======      ========         =====      ========      ========



                                                                      DEFICIT
                                                                     ACCUMULATED
                                                        RECEIVABLE     DURING         TOTAL
                                                           FROM      DEVELOPMENT  STOCKHOLDERS'
                                                       STOCKHOLDERS     STAGE        DEFICIT
                                                       ------------  ------------ --------------
Issuance of Common Stock, at $0.25 per share           $      -      $       -       $  1,555
Issuance of Series A redeemable convertible
   preferred stock, at $0.25 per share                        -              -              -

Issuance of Series B redeemable convertible
   preferred stock, at $2.60 per share                        -              -              -

Issuance of note receivable in connection with
   issuance of common stock                              (1,475)             -         (1,475)
Net loss                                                      -         (1,220)        (1,220)
                                                       --------     ----------       --------
Balances at December 31, 1999                            (1,475)        (1,220)        (1,140)

Issuance of Series B redeemable convertible
   preferred stock, at $2.60 per share                        -              -              -
Exercise of stock options                                     -              -              3
Income tax benefit on disqualified disposition of
   stock options                                              -              -             77
Repayment of note receivable from stockholders            1,475              -          1,475
Net loss                                                      -        (22,918)       (22,918)
                                                       --------     ----------       --------
Balances at December 31, 2000                                 -        (24,138)       (22,503)

Net loss (unaudited)                                          -         (6,669)        (6,669)
                                                       --------     ----------       --------
Balances at March 31, 2001 (unaudited)                 $      -     $  (30,807)      $(29,172)
                                                       ========     ==========       ========

                   The accompanying notes are an integral part
                         of these financial statements.

                                  VIALTA, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)



                                                                                 PERIOD FROM                      PERIOD FROM
                                                                                  APRIL 20,                        APRIL 20,
                                                     THREE MONTHS ENDED         1999 (DATE OR                    1999 (DATE OF
                                                          MARCH 31,             INCEPTION) TO     YEAR ENDED      INCEPTION) TO
                                                  ------------------------        MARCH 31,       DECEMBER 31,     DECEMBER 31,
                                                    2001            2000            2001             2000            1999
                                                  --------        --------      -------------     ------------   --------------
                                                        (UNAUDITED)             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                        $ (6,669)        $(5,416)       $(30,807)         $(22,918)      $(1,220)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
    Depreciation and amortization                    1,235             562           5,127           3,887               5
    Writedown of long term investment                    -               -           1,667           1,667               -
    Income tax benefit on disqualifying
      disposition of common stock options                -               -             (77)            (77)              -
    Changes in assets and liabilities:
      Prepaid expenses and other current
        assets                                         (36)         (2,224)         (4,243)         (4,191)            (16)
      Receivable/payable from/to ESS                   982           2,873             409            (782)            209
      Receivable from/payable to other
        related party                                    -               -             (60)            (60)
      Inventory                                       (504)           (439)         (2,561)         (2,057)              -
      Other assets                                       -               -             (53)            (53)
      Accounts payable                                (333)            618           1,043           1,148             228
      Accrued expenses and other current
        liabilities                                    428           1,323           2,723           1,792             503
                                                  --------        --------         -------          -------        --------
        Net cash used in operating
        activities                                  (4,897)         (2,703)        (26,832)        (21,644)           (291)
                                                  --------        --------         -------          -------        --------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Acquisition of property and equipment           (1,584)         (3,602)        (13,317)        (10,008)         (1,725)
    Purchase of short-term investments                   -         (18,454)       (120,788)        (98,444)        (22,344)
    Sale of short-term investments                  27,112           9,849         120,788          93,676               -
    Purchase of long-term investments               (2,000)         (3,500)         (6,000)         (4,000)              -
                                                  --------        --------         -------          -------        --------
        Net cash provided by (used in)
        investing activities                        23,528         (15,707)        (19,317)        (18,776)        (24,069)
                                                  --------        --------         -------          -------        --------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from (repayment of) notes
        payable to related party                   (30,000)              -               -          30,000               -
    Proceeds from issuance of redeemable
        convertible preferred stock                      -          27,820         142,600          27,820         114,780
    Proceeds from issuance of common stock               -           1,475           1,558           1,478              80
                                                  --------        --------         -------          -------        --------
        Net cash provided by (used in)
           financing activities                    (30,000)         29,295         144,158          59,298         114,860
                                                  --------        --------         -------          -------        --------
Net increase (decrease) in cash and cash
     equivalents                                   (11,369)         10,885          98,009          18,878          90,500

Cash and cash equivalents beginning of
     period                                        109,378          90,500               -           90,500              -
                                                  --------        --------         -------          -------        --------
Cash and cash equivalents at end of period        $ 98,009         101,385          98,009          109,378          90,500
                                                  ========        ========         =======          =======        ========
SUPPLEMENTAL NONCASH FINANCING ACTIVITY:
  Issuance of note receivable in connection
     with issuance of common stock                $      -        $      -         $ 1,475          $     -        $  1,475
                                                  ========        ========         =======          =======        ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
     INFORMATION:
  Cash paid for interest                          $    194        $      -         $     -          $     -        $      -
                                                  ========        ========         =======          =======        ========


                   The accompanying notes are an integral part
                         of these financial statements.

                                  VIALTA, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY

   Vialta, Inc. (the "Company") was incorporated in California in April 1999. The Company is majority owned by ESS Technology, Inc. ("ESS").

   Vialta has developed a multi-purpose DVD player ("ViDVD") that offers Internet access and other features, such as CD, MP3, karaoke, and support for other audio and video formats. These features differentiate it from most DVD players currently available in the U.S. consumer market. This ViDVD player is the first product offering from Vialta's "Digital Home System" platform, which the Company anticipates will grow to support a family of multimedia Internet appliances. Vialta intends to commence shipments of the ViDVD through retail distribution channels in July 2001.

   The accompanying financial statements include the consolidated accounts of Vialta, Inc. and its wholly owned subsidiaries.

   On April 21, 2001, the Board of Directors of ESS approved the spin-off of ESS's interest in Vialta to ESS stockholders. The transaction will be completed within twelve months resulting in the Company operating as a stand alone business, independent from ESS.

   Since its inception, the Company has been in the development stage. The Company has been successful in completing its private equity financing with its last round totaling approximately $132.6 million. However, the Company has incurred substantial losses and negative cash flows from operations in every fiscal period since inception. For the cumulative period ended March 31, 2001, the Company incurred a loss from operations of approximately $30.8 million (unaudited) and negative cash flows from operations of $26.8 million (unaudited). Management expects operating losses and negative cash flows to continue for the foreseeable future and anticipates that losses will increase significantly from current levels because of additional costs and expenses related to marketing activities, continued expansion of operations, continued development of the Company's web site and information technology infrastructure, expansion of product offerings and development of relationships with other businesses. Management believes that the Company has sufficient cash, cash equivalents, and short term investments to fund its development and growth. However, in the longer term, failure to generate sufficient revenues, raise additional capital or reduce certain discretionary spending could have a material adverse effect on the Company's ability to achieve its intended business objectives.

2. REINCORPORATION IN DELAWARE

   On May 25, 2001, the Company was reincorporated in the State of Delaware. As a result of the reincorporation, the Company is authorized to issue 180 million shares of preferred stock, $0.001 par value per share, and 300 million shares of common stock, $0.001 par value per share. All common stock and preferred stock amounts in the accompanying financial statements have been restated to give effect to the reincorporation.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   UNAUDITED INTERIM RESULTS

   The accompanying interim financial statements and footnote disclosures as of March 31, 2001 and for the three months ended March 31, 2000 and 2001 and the cumulative financial

                                  VIALTA, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

   information from inception through March 31, 2001, are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect the financial position, results of operations and cash flows as of March 31, 2001 and for the three months ended March 31, 2000 and 2001 and cumulatively from inception through March 31, 2001. The financial data and other information disclosed in these notes to financial statements related to these periods are unaudited. The results for the three months ended March 31, 2001 are not necessarily indicative of the results to be expected for the year ending December 31, 2001.

   USE OF ESTIMATES

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   PRINCIPLES OF CONSOLIDATION

   The accounts of the Company and its consolidated subsidiaries are included in the consolidated financial statements after elimination of significant intercompany accounts and transactions.

   CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

   The Company considers all highly liquid investments with an initial maturity of 90 days or less to be cash equivalents.

   Short-term investments are comprised primarily of debt instruments that have been classified as available-for-sale. Management determines the appropriate classification of securities at the time of purchase and reevaluates the classification at each reporting date. At December 31, 2000, the fair value of the Company's investments approximated their cost.

   FAIR VALUE OF FINANCIAL INSTRUMENTS

   The reported amounts of certain of the Company's financial instruments, including cash and cash equivalents, short-term investments, receivables from related parties and stockholders, accounts payable, accrued expenses and other current liabilities approximate fair value due to their short maturities. The carrying amounts of the note payable to related party approximate fair value because the contractual interest rate approximates the interest rate the Company could obtain on similar financing transactions.

   CONCENTRATION OF CREDIT RISK

   Cash and cash equivalents are deposited in large domestic financial institutions that management believes are creditworthy.

   RISKS AND UNCERTAINTIES

   The Company operates in a single business segment that is characterized by rapid technological advances, changes in customer requirements and evolving industry standards. Any failure by the Company to anticipate or respond to changes in demand could have a material adverse effect on its business and operating results.

                                  VIALTA, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


   WEB SITE DEVELOPMENT COSTS

   Web site development costs are accounted for in accordance with Statement of Position ("SOP") 98-1, "Development Costs Associated with Internal Use Software", and Emerging Issues Task Force ("EITF") 00-02, which require these costs to be charged to operations until certain capitalization criteria are met. For the year ended December 31, 2000, web site development costs of approximately $2.7 million were capitalized and will be amortized over a 12-month period, starting at the date when the web site will be put into service.

   RESEARCH AND DEVELOPMENT

   Research and development costs are expensed as incurred.

   INVENTORIES

   Inventories are stated at the lower of cost or market, with cost being determined by the first-in, first-out method.

   PROPERTY AND EQUIPMENT

   Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is generally computed using the straight-line method over the estimated useful lives of the assets.

   Computer equipment                                          3-5 years
   Furniture and fixtures                                        5 years
   Software and web site development costs                     1-3 years

   Repairs and maintenance costs are expensed as incurred.

   LONG-LIVED ASSETS

   Pursuant to Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"), the Company reviews long-lived assets based upon a gross cash flow basis and will record an impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be fully recoverable. If an asset is considered impaired, the asset is written down to fair value, which is determined based either on discounted cash flows or appraised values, depending on the nature of the asset.

   REVENUE RECOGNITION

   The Company will generally recognize revenues upon shipment of products provided that the Company has no post-sale obligations, can reliably estimate and accrue returns, the price is fixed and determinable and the sales proceeds are deemed collectible. For transactions that do not meet the above criteria, revenue will be deferred until such criteria are met.

   STOCK-BASED COMPENSATION

   The Company accounts for stock-based employee compensation in accordance with provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB No. 25") and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). The Company's policy is to grant options with an exercise price equal to the fair market value of the Company's stock on the grant date.

                                  VIALTA, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


   INCOME TAXES

   The Company accounts for income taxes under an asset and liability approach that requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of timing differences between the carrying amounts and the tax bases of assets and liabilities.

   COMPREHENSIVE INCOME (LOSS)

   Financial Accounting Standard No. 130 ("SFAS No. 130"), "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity during a period from non-owner sources. There is no difference between net loss and comprehensive loss.

   EARNINGS (LOSS) PER SHARE

   Basic earnings per share ("EPS") excludes dilution and are computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock. In March 2000, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25." The adoption of FIN 44 did not have a material effect on the financial position or results of operations of the Company.

   PRO FORMA STOCKHOLDERS' EQUITY AND PRO FORMA NET LOSS PER SHARE (UNAUDITED)

   Effective as part of the spin-off transaction, the redeemable convertible preferred stock outstanding will convert into common stock, ESS will return 8,939,000 shares of Series A preferred stock to the Company at no cost, the Company will distribute 583,000 shares in a stock dividend to non-ESS common stockholders and the Company will separate its common stock into Class A common stock with 3.8 votes per share and Class B common stock with one vote per share. Besides the voting power, Class A and Class B stockholders will have the same rights. The Company will authorize 30,000,000, 75,000,000 and 75,000,000 shares of preferred stock, Class A and Class B common stock, respectively. The 8,939,000 shares of Series A preferred stock will eventually be re-issued as Class A common stock upon exercise of stapled stock options that will be granted by the Company to ESS optionees as part of the spin-off transaction. In accordance with FIN 44, no compensation expense will result from these stock option grants. The pro forma effect of these transactions is unaudited and has been reflected in the accompanying pro forma stockholders' equity as of March 31, 2001.

   Pro forma net loss per share for the year ended December 31, 2000 and the three months ended March 31, 2001 assumes the preferred shares will convert in accordance with signed stockholder agreements and ESS will return 8,939,000 shares of Series A preferred stock to the Company at no cost, as shown in the table below (in thousands):

                                  VIALTA, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                    PREFERRED
                                     SHARES       CONVERSION      PRO FORMA  COMMON SHARES  OUTSTANDING
                                   OUTSTANDING       RATIO          CLASS A      CLASS B        TOTAL
                                ----------------- ----------      ---------  -------------  -----------
Series A                               40,000       1 to 1          40,000            -        40,000
Series B - ESS owned                   20,000       1 to 1          20,000            -        20,000
Series B - third party owned           31,000      1.1 to 1              -       34,100        34,100
                                       ------                       ------       ------        ------
                                       91,000                       60,000       34,100        94,100
Less - Shares returned to the
Company                                                             (8,939)           -        (8,939)
Distribution of stock dividends                                          -          583           583
Common Stock outstanding                                               400        5,831         6,231
                                                                    ------       ------        ------
Total shares outstanding                                            51,461       40,514        91,975
                                                                    ======       ======        ======



   The pro forma net loss per share computation assumes the above conversions occurred on January 1, 2000 or the date of original issuance, if later, and the distribution of stock dividends on January 1, 2000.

   The following table sets forth the computation of basic and diluted pro forma unaudited loss per share attributable to common stockholders of the period indicated (amounts in thousands, except per share data):


                                                     THREE MONTHS    YEAR ENDED
                                                        ENDED        DECEMBER 31,
                                                    MARCH 31, 2001      2000
                                                    --------------   ------------
Numerator:
  Net loss, as reported                                $ (6,669)      $(22,918)
   Deemed dividend upon conversion of redeemable
     convertible preferred stock (unaudited)                  -         (3,658)
                                                       ========       ========
  Net loss applicable to common stockholders, pro
   forma (unaudited)                                   $ (6,669)      $(26,576)
Denominator:
  Denominator for basic and dilutive net loss per
   share, as reported                                     6,231          6,222
   Effect of conversion of redeemable convertible
     preferred stock into common stock, net of
     8,939,000 shares returned to the Company
     (unaudited)                                         85,161         84,442
   Effect of distribution of stock dividends
     (unaudited)                                            583            583
                                                       --------       --------
  Denominator for basic and dilutive net loss per
   share, pro forma (unaudited)                          91,975         91,247
                                                       ========       ========
Basic and diluted net loss per share, pro forma
(unaudited)                                            $  (0.07)      $  (0.29)
                                                       ========       ========

                                  VIALTA, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

   The fair value of the deemed dividend upon conversion of redeemable convertible preferred stock is based on a valuation performed in March 2001 by an independent party.

   RECENT ACCOUNTING PRONOUNCEMENTS

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133" ("SFAS 137"). SFAS 133 requires that all derivative financial instruments be recorded on the balance sheet at their fair market value. Changes in the fair market value of derivatives are recorded each period in current earnings or comprehensive income, depending on whether a derivative is designed as a part of a hedge transaction, and if so, the type of hedge transaction. The effective date of SFAS 133, as amended, is for fiscal years beginning after June 15, 2000. The Company does not currently hold derivative instruments nor engage in hedging activities.


4. BALANCE SHEET COMPONENTS

                                                                     DECEMBER 31,
                                                 MARCH 31,      -----------------------
(amounts in thousands)                             2001           2000           1999
                                                 --------       --------       --------
                                                (UNAUDITED)
PROPERTY AND EQUIPMENT
  Machinery and equipment                        $  6,993       $  6,275       $    221
  Furniture and fixtures                            1,315          1,212              4
  Software and web site development cost            5,020          4,246          1,500
                                                 --------       --------       --------
                                                   13,328         11,733          1,725
  Less: Accumulated depreciation                   (3,110)        (2,503)            (5)
                                                 --------       --------       --------
                                                 $ 10,218       $  9,230       $  1,720
                                                 ========       ========       ========

   Depreciation expense was approximately $2,498,000 and $5,000 for the year ended December 31, 2000 for the period from April 20, 1999 through December
   31, 1999, respectively.

ACCRUED EXPENSES AND OTHER CURRENT
LIABILITIES

  Accrued payroll and compensation expenses      $  2,507       $  2,178       $    187
  Other                                               139             40            316
                                                 --------       --------       --------
                                                 $  2,646       $  2,218       $    503
                                                 ========       ========       ========

                                  VIALTA, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. REDEEMABLE CONVERTIBLE PREFERRED STOCK

   The Company's Certificate of Incorporation, as amended, authorizes the Company to issue 180,000,000 shares of redeemable convertible preferred stock, with $0.001 par value per share.

   Redeemable convertible preferred stock at December 31, 2000 consists of the following (amounts in thousands):


                                                              SHARES             PROCEEDS AND
                                                    ---------------------------  LIQUIDATION
        SERIES               DATE ISSUED             AUTHORIZED     OUTSTANDING     AMOUNT
        ------      --------------------------      -----------     -----------  -----------
        A           September 1999                       40,000      40,000       $   10,000
        B           December 1999 - March 2000           51,000      51,000       $  132,600
                                                         ------      ------       ----------
                                                         91,000      91,000       $  142,600
                                                         ======      ======       ==========

   Holders of Series A and Series B redeemable convertible preferred stock ("Preferred Stock") have various rights and preferences as follows:

   VOTING RIGHTS

   The holder of each share of Preferred Stock shall have the right to one vote for each share of common stock into which such Preferred Stock could then be converted.

   CONVERSION

   Each share of Preferred Stock is convertible, at the option of the holder, according to a conversion ratio of one share of common stock for one share of Preferred Stock, subject to adjustment for dilution and common stock splits, and Preferred Stock automatically converts into the number of shares of common stock into which such shares are convertible at the then effective conversion ratio upon: (1) the closing of a public offering of common stock at a per share price of at least $7.50 per share with gross proceeds of at least $30 million or (2) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a class. The initial conversion price per share shall be $0.25 for shares of Series A and $2.60 for shares of Series B.

   DIVIDENDS

   Series A Preferred Stock and Series B Preferred Stock are entitled to receive dividends at the rate of $0.10 per share per annum on each outstanding share of Series A and Series B Preferred Stock payable quarterly when, as and if declared by the board of directors. Such dividends shall not be cumulative. No dividends have been declared for to date.

   LIQUIDATION

   In the event of any liquidation, dissolution or winding up of the Company, including a merger, acquisition or sale of all or substantially all of the assets where the beneficial owners of the Company's common stock and Preferred Stock own less than 51% of the resulting voting power of the surviving entity, the holders of Series A and B are entitled to receive, prior and in preference to any distribution to the holders of common stock an amount of $0.25 and $2.60 per share, respectively, (as adjusted for any stock dividends, combinations or splits) plus any declared

                                  VIALTA, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

   but unpaid dividends on such shares. The remaining assets, if any, shall be distributed among the holders of the common stock. Should the Company's legally available assets be insufficient to satisfy the liquidation preferences, the funds will be distributed ratably among the holders of Preferred Stock in proportion to the number of shares of Preferred Stock owned by each such holder.

6. STOCK OPTIONS

   1999 STOCK INCENTIVE PLAN

   In August 1999, the Company adopted the 1999 stock incentive plan (the "1999 Plan"). Under the 1999 Plan, the Company's incentive stock options ("ISO") may be granted to its employees, directors, non-employee directors and consultants. The aggregate number of shares reserved for awards under the Plan shall not exceed 10,000,000 shares. The exercise price of an ISO shall not be less than 100% of the fair market value (110% for 10 percent stockholders); the exercise price of a non-incentive stock option ("NSO") shall not be less than 85% of the fair market value (110% for 10 percent stockholders). Options shall generally vest over a four-year period.

   2000 DIRECTORS STOCK OPTION PLAN

   In February 2000, the Company adopted the 2000 Directors Stock Option Plan (the "2000 Director Plan"). Under the 2000 Director Plan, the Company's nonqualified stock options ("NSO") may be granted to nonemployee members of the board of directors of the Company. The aggregate number of shares reserved for issuance is 300,000 shares subject to adjustment as provided in the 2000 Director Plan. Each optionee who becomes a member of the board of directors will automatically be granted an option for 32,000 shares. The exercise price of the option shall be the fair market value at the time the option is granted. Options shall generally vest over a four-year period.

   A summary of the activities in the 1999 Plan and 2000 Director Plan is as follows:

                                                                         OPTIONS OUTSTANDING
                                                                     -------------------------
                                                                                      WEIGHTED
                                                                                      AVERAGE
                                                      AVAILABLE       NUMBERS         EXERCISE
                                                      FOR GRANT      OF OPTIONS        PRICE
                                                      ---------      ----------      ----------
        Adoption of the 1999 Plan                     10,000,000                     $       -
        Granted                                       (1,693,000)      1,693,000          0.263
        Cancelled                                         60,000         (60,000)         0.250
                                                       ---------       ---------     ----------
        Balance at December 31, 1999                   8,367,000       1,633,000          0.264
        Adoption of the 2000 Director Plan               300,000
        Granted                                         (903,200)        903,200          1.982
        Cancelled                                        369,500        (369,500)         0.921
        Exercised                                              -         (10,500)         0.250
                                                       ---------       ---------     ----------
        Balance at December 31, 2000                   8,133,300       2,156,200     $    0.871
                                                       =========       =========     ==========

   The options outstanding and currently exercisable at December 31, 2000 are detailed as follows:

                                  VIALTA, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                                                          OPTIONS CURRENTLY
                                      OPTIONS OUTSTANDING                    EXERCISABLE
                           ----------------------------------------    -----------------------
                                            WEIGHTED
                                             AVERAGE        WEIGHTED                  WEIGHTED
                                            REMAINING       AVERAGE                    AVERAGE
            EXERCISE           NUMBER      CONTRACTUAL      EXERCISE      NUMBER      EXERCISE
              PRICE         OUTSTANDING    LIFE (YEARS)      PRICE      EXERCISABLE     PRICE
          -----------       -----------    ------------     --------   -----------    --------
          $      0.25           396,000         8.79        $   0.25      146,500      $  0.25
                 0.28         1,000,000         8.76            0.28            -            -
                 1.95           356,000         9.13            1.95        3,750         1.95
                 2.01           404,200         9.45            2.01            -            -
                              ---------                                   -------
                              2,156,200                                   150,250
                              =========                                   =======

   At December 31, 1999, no options were exercisable.

   FAIR VALUE DISCLOSURES

   Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for the awards under the method prescribed by SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below (amounts in thousands, except per share amounts):

                                                  PERIOD FROM                    PERIOD FROM
                                                   APRIL 20,                      APRIL 20,
                                                  1999 (DATE                    1999 (DATE OF
                                                 OF INCEPTION)                    INCEPTION)
                                                    THROUGH       YEAR ENDED       THROUGH
                                                   MARCH 31,     DECEMBER 31,    DECEMBER 31,
                                                     2001            2000            1999
                                                  -----------    -----------    -------------
                                                  (UNAUDITED)
        Net loss:
          As reported                             $  (30,807)    $  (22,918)     $   (1,220)
                                                  ==========     ==========      ==========
          Pro forma                               $  (31,023)    $  (23,076)     $   (1,225)
                                                  ==========     ==========      ==========
        Net loss per share - basic and diluted
          As reported                                            $    (3.68)     $    (0.71)
                                                                 ==========      ==========
          Pro forma                                              $    (3.71)
                                                                 ==========


   The Company calculated the fair value of each option grant on the date of grant using the Black-Scholes pricing method with the following assumptions: dividend yield and volatility of 0%; expected option term of 4 or 5 years; risk-free interest rates ranging from 5.94% to 6.76%. These pro forma amounts may not be representative of the effects on reported net loss for future years as options vest over several years and additional awards are generally made each year. The

                                  VIALTA, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

   weighted-average fair value of options granted with an exercise price equal to the deemed fair market value on the date of grant was $0.05 and $0.45 in 1999 and 2000, respectively. The weighted-average fair value of options granted with an exercise price above the deemed fair market value on the date of grant was $0.04 in 1999.

7. INCOME TAXES

   Benefit from income taxes consisted of the following (amounts in thousands):

                 DECEMBER 31,
               ---------------
               2000       1999
               ----      -----
Current:
  Federal      $  -      $707
  State         260        93
               ----      ----
               $260      $800
               ====      ====

   The Company filed a consolidated federal tax return with ESS in 1999 and filed a consolidated state tax return with ESS in 1999 and 2000. As a result, ESS realized a tax benefit of $800,000 and $260,000 for utilizing the Company's net operating losses in 1999 and 2000, respectively. ESS reimbursed the Company for this tax benefit in accordance with the Companies' tax sharing arrangements.

   A reconciliation between the provision for income taxes computed at the federal statutory rate of 35% for the years ended December 31, 1999 and 2000 and the benefit from income taxes is as follows (amounts in thousands):


                                                        DECEMBER 31,
                                                   ---------------------
                                                    2000           1999
                                                   -------       -------
Benefit from income taxes at statutory rate        $ 7,830       $   707
State income taxes net of federal tax benefit        1,032            93
Other                                                  883             3
Valuation allowance                                 (9,485)           (3)
                                                   -------       -------
  Benefit from income taxes                        $   260       $   800
                                                   =======       =======

   Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and those used for federal and state income tax purposes. Significant components of deferred tax assets for federal and state income taxes are as follows (amounts in thousands):

                                  VIALTA, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                          DECEMBER 31,
                                      ------------------
                                       2000         1999
                                      -------      -----
Net operating loss carryforwards      $ 9,485        $ -
Other                                       3          3
                                      -------      -----
Gross deferred tax assets               9,488          3
Valuation allowance                    (9,488)        (3)
                                      -------      -----
  Net deferred tax assets               $   -       $  -
                                      =======      =====


   Management believes that, based on a number of factors, it is more likely than not that the deferred tax assets will not be utilized. Accordingly, a full valuation allowance has been recorded.

   As at December 31, 2000, the Company had approximately $22.5 million and $16.6 million of federal and state net operating loss carryforward, respectively. These losses will expire in 2020 and 2007, respectively. Under the Tax Reform Act of 1986, the amounts of benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period.

8. EARNINGS PER SHARE

   The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders of the period indicated (in thousands, except per share data):

                                                  THREE MONTHS ENDED
                                                      MARCH 31,             YEAR ENDED DECEMBER 31,
                                                 --------------------       -----------------------
                                                   2001          2000         2000          1999
                                                 -------       -------      --------      -------
                                                       (UNAUDITED)
       Numerator:
         Net loss                                $(6,669)      $(5,416)     $(22,918)     $(1,220)
                                                 =======       =======      ========      =======
       Denominator:
         Denominator for basic net loss per
          share - weighted average common
          shares                                   6,231         6,220         6,222        1,716
         Effect of dilutive securities
          Common Stock options                         -             -             -            -
          Convertible Preferred Stock                  -             -             -            -
                                                 -------       -------      --------      -------
         Denominator for dilutive net loss
          per share                                6,231         6,220         6,222        1,716
                                                 =======       =======      ========      =======
       Basic and diluted net loss per share      $ (1.07)      $ (0.87)      $ (3.68)     $ (0.71)
                                                 =======       =======      ========      =======

                                  VIALTA, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

   The following table sets forth potential shares of common stock that are not included in the diluted net loss per share calculation above because to do so would be antidilutive for the periods indicated (in thousands):

                                                     THREE MONTHS ENDED         YEAR ENDED
                                                          MARCH 31,             DECEMBER 31,
                                                     -------------------     ------------------
                                                      2001         2000       2000        1999
                                                     ------       ------     ------      ------
                                                          (UNAUDITED)
       Effect of common stock equivalents:
         Options outstanding                          2,102        2,002      2,156       1,633
         Shares resulting from the conversion
          of the Preferred Stock                     91,000       91,000     91,000      80,300
                                                     ------       ------     ------      ------
       Total common stock equivalents excluded
         from the computation of basic and
         diluted earnings per share as their
         effect was antidilutive                     93,102       93,002     93,156      81,933
                                                     ======       ======     ======      ======


9. RELATED PARTY TRANSACTIONS

   Effective August 1, 1999, the Company entered into a Research and Development Service Agreement with ESS whereby ESS provides certain research and development activities to the Company in exchange for a service fee. In addition, the Company signed a reciprocal agreement whereby the Company provides certain non-recurring expense services for the design and development of Internet related products and technologies to ESS in exchange for a service fee. In 2000 and 1999, the Company did not provide such services to ESS. In 2000 and 1999, such services from ESS to the Company amounted to $3.1 million and approximately $233,000, respectively.

   Effective August 1, 1999, the Company entered into an Administrative and Management Service Agreement with ESS whereby ESS provides certain administrative and managerial services to include, without limitation, general and administrative, sales support, marketing support, office space, production and logistical support, financial oversight, accounting assistance, contract review, personnel services (including training of employees) and such other general and administrative services as the Company requires. In 2000 and 1999, ESS performed these services for a service fee of $3.4 million and approximately $302,000, respectively. In addition, the Company signed a reciprocal agreement whereby the Company provides the services mentioned above to ESS in exchange for a service fee. In 1999 and 2000, the Company did not provide such services to ESS.

   Effective August 1, 1999, the Company entered into a Purchase Agreement with ESS whereby the Company will purchase certain products from ESS at the most favorable conditions. In 2000 and 1999, the Company purchased products from ESS for $1.0 million and $0, respectively.

   ESS charges to the Company under the above agreements are based on actual expenses incurred plus a service fee of 5% to 10%. Certain expenses are determined using allocation formulas based on square footage or headcount, depending on the nature of the expense incurred.

                                  VIALTA, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     In September 1999, Vialta issued 40 million shares of Series A convertible preferred stock at $0.25 per share to ESS for $10 million in cash. In October 1999, Mr. Fred Chan, Chairman of ESS and Vialta, purchased 4 million shares of Vialta common stock at $0.25 per share for $1.0 million by issuing a full recourse promissory note to Vialta, which bore interest at a market rate. The principal and accrued interest under this promissory note was paid in full in March 2000. Also in October 1999, Vialta issued 400,000 and 1,820,000 common shares at $0.25 per share to ESS and certain employees, respectively, for full recourse promissory notes in the aggregate principal amount of $555,000. These notes were fully paid in cash to Vialta in the first quarter of 2000.

   In December 1999, Vialta issued 40.3 million shares of Series B convertible preferred stock at $2.60 per share for $104.8 million, of which 20 million shares were issued to ESS for $52.0 million.

   In January 2000, Vialta received $20.8 million in the form of a full recourse promissory note, which bore interest at a market rate, from a party controlled by Mr. Fred Chan and his wife Ms. Annie Chan, a director of ESS, for the purchase of 8 million shares of Series B preferred stock at $2.60 per share. The principal and accrued interest under this promissory note was paid in full in March 2000.

   In January 2000, the Company entered into an Assignment of Intellectual Property Agreement with ESS whereby the Company paid ESS $2.0 million for the transfer of the Videophone and EnReach - based web browser technologies. Such transfer was done based on actual costs incurred.

   In April 2000, the Company loaned to an officer of the Company $60,000, which, together with accrued interest at the annual rate of 6%, was due and payable on April 20, 2001.

   On December 18, 2000, the Company received a $30.0 million loan from a related party controlled by Annie M.H. Chan, a director of ESS and the spouse of Fred S.L. Chan, chairman and chief executive officer of the Company. The short-term loan along with approximately $194,000 accrued interest at 5.25% was repaid on January 31, 2001.

   The Company realized $800,000 and $260,000 income tax benefit from ESS for ESS's use of the Company's net operating losses realized in 1999 and 2000, respectively.

10. SEGMENT AND GEOGRAPHIC INFORMATION

   The Company operates as one segment. Information about long-lived assets is as follows (amounts in thousands):

                       DECEMBER 31,
                    2000          1999
                   -------      -------
United States      $ 9,362      $ 1,720
                   -------      -------
  Hong Kong        $    32      $     -
  Canada               833            -
                   -------      -------
Total Foreign          865            -
                   -------      -------
                   $10,227      $ 1,720
                   =======      =======

                                  VIALTA, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. COMMITMENTS

   In November 1999, the Company entered into noncancelable lease agreements for its offices in various locations and with various expiration dates through 2004. Under the terms of these leases, future minimum rental payments are as follows:

                                                                         AMOUNTS
                                                                            IN
                                                                        THOUSANDS
                                                                        ---------
        Year ending December 31, 2000

        2001                                                             $   319
        2002                                                                 286
        2003                                                                 239
        2004                                                                 180
        2005                                                                   -
                                                                         -------
                                                                         $ 1,024
                                                                         =======

   Rent expense was approximately $93,000 and $13,000 for the year ended December 31, 2000 and for the period from April 20, 1999 through December 31, 1999, respectively.


12. SUBSEQUENT EVENTS

   In January 2001, the Company entered into an Asset Purchase Agreement to acquire certain assets from I-Computer Limited, a British Virgin Islands Corporation. I-Computer Limited is in the business of developing video DVD and related entertainment and consumer products and extending such technology to educational and game applications. The Company paid $1.0 million on January 17, 2001 in conjunction with this asset purchase.

   On March 9, 2001, the Company entered into an agreement with TAO Music, Inc. ("TAO") to purchase 19% of the outstanding shares of TAO in consideration for the payment of $1 million in cash. The Company also obtained a warrant to purchase an additional 6% interest of the then outstanding equity on a fully diluted basis for a fixed price of $500,000 within the next 18 months. TAO is an early stage company with revenues and net losses of approximately $7.6 million and $300,000 for the period from April 2000 (date of inception) to March 31, 2001, respectively. The Company will account for this investment using the equity method of accounting.

   On April 21, 2001, the Board of Directors of ESS approved the spin-off of ESS's interest in the Company to ESS stockholders. The transaction is expected to be completed within twelve months from the Board's decision date. As a result of the spin-off transaction, the Company will operate independently of ESS and will need to establish its own processes to support its operations.

   On May 25, 2001, the Company was reincorporated in the State of Delaware (see
   Note 2).